 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999
                                                      REGISTRATION NO. 333-68057
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                        MODEM MEDIA . POPPE TYSON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     DELAWARE                    7311                       06-1464807
(STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
 JURISDICTION OF      CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
 INCORPORATION OR
 ORGANIZATION)

                        MODEM MEDIA . POPPE TYSON, INC.
                              228 SAUGATUCK AVENUE
                               WESTPORT, CT 06880
                                 (203) 341-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              GERALD M. O'CONNELL
                            CHIEF EXECUTIVE OFFICER
                        MODEM MEDIA . POPPE TYSON, INC.
                              228 SAUGATUCK AVENUE
                               WESTPORT, CT 06880
                                 (203) 341-5200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
          ALAN K. AUSTIN, ESQ.                      ALAN DEAN, ESQ.
           BRIAN C. ERB, ESQ.                    DAVIS POLK & WARDWELL
    WILSON SONSINI GOODRICH & ROSATI              450 LEXINGTON AVENUE
        PROFESSIONAL CORPORATION                   NEW YORK, NY 10017
           650 PAGE MILL ROAD                        (212) 450-4000
          PALO ALTO, CA 94304
             (650) 493-9300
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ______ [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ______ [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN +
+OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE       +
+SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 11, 1999

                           MODEM MEDIA . POPPE TYSON

                             2,600,000 SHARES

                              CLASS A COMMON STOCK

  Modem Media . Poppe Tyson, Inc. is offering 2,600,000 shares of its Class A Common Stock. This is Modem Media . Poppe Tyson, Inc.'s initial public offering, and no public market currently exists for its shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "MMPT." We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

                                ---------------

             INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                ---------------

                                                                 PER SHARE TOTAL
                                                                 --------- -----
Public Offering Price...........................................    $       $
Underwriting Discounts and Commissions..........................    $       $
Proceeds to the Company.........................................    $       $

  THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Modem Media . Poppe Tyson, Inc. has granted the Underwriters a 30-day option to purchase up to an additional 390,000 shares of Class A Common Stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the
shares of Class A Common Stock to purchasers on      , 1999.

                                ---------------

BANCBOSTON ROBERTSON STEPHENS

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                                       BEAR, STEARNS & CO. INC.

                   The date of this Prospectus is      , 1999

[GATEFOLD DEPICTING THE LOGOS OF MODEM MEDIA. POPPE TYSON CLIENTS, ALONG WITH A
   NARRATIVE DESCRIPTION OF MODEM MEDIA. POPPE TYSON'S RELATIONSHIP WITH EACH
                                    CLIENT.]

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF CLASS A COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR CLASS A COMMON STOCK. THE COMBINATION OF MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP ("MODEM"), A PORTION OF THE NORTHERN LIGHTS INTERACTIVE DIVISION ("NORTHERN LIGHTS INTERACTIVE") OF TN TECHNOLOGIES, INC. ("TNTI") AND THE STRATEGIC INTERACTIVE MARKETING OPERATIONS OF POPPE TYSON, INC. (THE "PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS") EFFECTIVE OCTOBER 1998 IS REFERRED TO IN THIS PROSPECTUS AS THE "COMBINATION." IN NOVEMBER 1998, WE CHANGED THE NAME OF OUR COMPANY FROM TN TECHNOLOGIES INC. TO MODEM MEDIA . POPPE TYSON, INC. UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY," "WE," "US" OR "OUR" ARE TO MODEM MEDIA . POPPE TYSON, INC. AFTER THE COMBINATION AND INCLUDE THE HISTORICAL BUSINESS AND OPERATIONS OF MODEM, NORTHERN LIGHTS INTERACTIVE AND THE PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS.

UNTIL      , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR CLASS A COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Company Background.......................................................  16
Certain Information......................................................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  31
Management...............................................................  45
Relationship with TNC and Certain Transactions...........................  51
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  58
Underwriting.............................................................  60
Legal Matters............................................................  62
Experts..................................................................  62
Additional Information...................................................  62
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the Class A common stock being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a 0.95-for-1 reverse split of our outstanding shares of Class A common stock and Class B common stock which will be effected concurrently with this offering; and (iii) reflects an amendment of our Certificate of Incorporation authorizing an aggregate of 39,351,376 shares of Class A common stock and Class B common stock, which will take place concurrently with this offering.

OVERVIEW

  We have been a leading provider of digital interactive marketing solutions since 1987. By developing marketing programs that incorporate advanced communication technologies, we enable our clients to establish, retain and manage one-to-one customer relationships. Our marketing programs include the design and implementation of electronic business programs that enable our clients to support and leverage their world-class brands through the Internet. We combine our substantial expertise in strategic marketing, creative design and digital technology to deliver on a worldwide basis a complete range of digital interactive marketing services, including strategic consulting and research, website design, e-business implementation (including electronic commerce and electronic customer care services), interactive advertising and promotions, and data collection and analysis. Our marketing programs are designed to enable our clients to target narrowly-defined market segments, provide our customers with detailed product and service information, sell products and services and provide post-sale customer support electronically, and engage in ongoing promotional and cross-selling activities. Our marketing programs are delivered primarily through the Internet.

  We focus on embedding our digital interactive marketing solutions into our clients' organizations to promote long-term client relationships. We combine our strategic interactive marketing knowledge with our technical expertise to provide high impact, cost-effective digital interactive marketing and customer management solutions. We use dedicated client service teams with interactive marketing experience in strategic consulting, creative, media, technology and production disciplines, led by experienced account directors, to provide our integrated digital marketing communication services. Our proven processes and methodologies for executing client work, developed over a decade, enable us to undertake interactive projects, monitor progress and measure the return on our clients' investment in interactive marketing campaigns. We incorporate client feedback into successive strategic initiatives and programs to further improve and build upon online customer relationships.

  We focus on devising programs that can be integrally linked to our clients' business functions. We work primarily with a select group of established Fortune 500 clients with world class brands committed to interactive marketing, as well as companies with new online business models. Our clients include Amazon.com; AT&T; Citibank; Delta Air Lines; E*Trade; IBM; Intel; Intuit; JC Penney; John Hancock; Sony and Unilever. We have also received numerous industry awards for our interactive marketing campaigns websites, banner advertisements and CD-ROMs, including the Zima.com campaign and website, various AT&T sites and campaigns, the iVillage.com "About Work" campaign, the Sony PlayStation campaign and the Diet Pepsi "Convert a Million" campaign. In 1998, we won the "Interactive Agency Of The Year" award from the Internet Advertising Bureau, a trade association, and we are the only company to win two consecutive "CASIE" awards for interactive marketing.

  The Internet is an important medium for advertisers due to its interactive nature, global reach and rapidly growing audience, as well as the expected increase in online commerce. Unlike advertising on traditional mass media, the Internet gives marketers the potential to target advertisements to broad audiences or to selected groups of users with specific interests and characteristics. These features enable the development and delivery of customized and targeted marketing programs and communications services that incorporate digital data and advanced interactive features to inform, engage, entertain and facilitate commerce with the target audience. The Internet also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Internet users in real time. The interactive nature of the Internet enables marketers to better understand potential customers, and to change messages rapidly and cost-effectively in response to customer interests and behavior. The unique capabilities of online advertising, the growth in online traffic and the favorable demographics of Internet users have led to a significant increase in online advertising. Jupiter Communications estimates that total online advertising revenue in the United States in 1997 was $1.1 billion and expects this amount to grow to $5 billion in 2000.

  Our objective is to be the leading provider of digital interactive marketing solutions. Key elements of our strategy include: (i) developing and maintaining long-term client relationships with a core group of clients; (ii) maintaining our leadership position in digital interactive marketing through the continuing development of new service offerings and rapid adoption of emerging technologies; (iii) continuing to attract and retain superior professional talent; and (iv) continuing to expand our global office network in order to provide our clients with comprehensive global marketing solutions. We currently serve more than 30 clients through our global network of seven offices in North America, Europe and Asia. We had pro forma revenues in 1997 and for the nine months ended September 30, 1998 of $29.4 million and $30.4 million, respectively.

THE COMPANY

  Our company was formed in October 1996 through the combination of certain strategic interactive marketing units of True North Communications Inc. ("TNC") with Modem Media Advertising Limited Partnership ("Modem"), a leading provider of digital interactive marketing services founded in 1987. Effective October 1998, our company acquired certain strategic interactive marketing operations (the "PTI Strategic Interactive Marketing Operations") of Poppe Tyson, Inc. ("PTI"), another subsidiary of TNC. PTI has provided digital interactive marketing services to domestic and international clients since 1985 and was acquired by TNC in December 1997. The PTI Strategic Interactive Marketing Operations consist of PTI's strategic marketing operations in the United Kingdom, Hong Kong and the U.S., and certain fixed assets.

  After the offering, TNC will own all of the outstanding shares of our Class B common stock and will control 84.9% of our voting power.

  Our principal executive office is located at 228 Saugatuck Avenue, Westport, Connecticut 06880, and our telephone number at that address is (203) 341-5200. We maintain Web sites at www.modemmedia.poppetyson.com, www.modemmedia.com, and www.poppe.com. Information contained on our websites should not be considered to be a part of this prospectus.

THE OFFERING

 Class A common stock offered.......................  2,600,000 shares(1)
 Common stock to be outstanding after this offering:
    Class A common stock............................  5,023,831 shares(1)(2)
    Class B common stock............................  5,648,624 shares(3)
                                                     ----------
        Total....................................... 10,672,455 shares(1)(2)(3)
                                                     ==========
 Over-allotment option.............................. 390,000 shares
 Voting rights:
    Class A common stock............................ One vote per share
    Class B common stock............................ Five votes per share(3)
 Use of proceeds.................................... We will receive net proceeds from this
                                                     offering of approximately
                                                     $26.6 million. We will use
                                                     approximately $6.0 million
                                                     of the net proceeds to
                                                     repay indebtedness owed to
                                                     TNC, our parent company.
                                                     We intend to use the
                                                     remaining net proceeds for
                                                     working capital and
                                                     capital expenditures.
 Dividend policy.................................... We do not intend to pay dividends on our common
                                                     stock. We plan to retain
                                                     any earnings for use in
                                                     the operation of our
                                                     business and to fund
                                                     future growth.
 Proposed Nasdaq National Market symbol............. MMPT

--------
(1) Unless otherwise specifically stated, the information throughout this prospectus does not take into account the possible issuance of additional shares of Class A common stock to the underwriters pursuant to their right to purchase additional shares to cover over-allotments.

(2) Based on shares outstanding as of September 30, 1998. Excludes (i) 3,040,000 shares of Class A common stock that have been set aside for stock options under our stock option plan, of which 1,890,542 have been granted
    to our employees, and (ii)       shares of Class A common stock that have
    been set aside for purchase by employees under our employee stock purchase plan.
(3) Holders of our Class B common stock can choose to convert their shares into shares of Class A common stock on a one-for-one basis at any time. In addition, the Class B common stock will be automatically converted into Class A common stock in certain circumstances. See "Description of Capital Stock--Common Stock--Conversion."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              ACTUAL                                      PRO FORMA
                          ----------------------------------------------------  ------------------------------
                                                            NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,      YEAR ENDED  NINE MONTHS ENDED
                          --------------------------------  ------------------  DECEMBER 31,   SEPTEMBER 30,
                          1994    1995     1996     1997      1997      1998        1997           1998
                          -----  -------  -------  -------  --------  --------  ------------ -----------------
                                                               (UNAUDITED)               (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA(1):
Revenues................  $ --   $   438  $ 2,093  $25,497  $ 18,025  $ 30,397    $29,422         $30,397
Salaries and benefits
 expense................    --       308    1,322   15,894    11,187    20,793     19,244          20,793
Office and general
 expense................    --       215      712    9,038     6,162    10,309     12,217          10,309
Amortization of goodwill
 expense................    --       --       --     1,666     1,249     1,308      1,666           1,308
Operating results of TNC
 units held for
 transfer...............   (326)   1,766    1,309    2,180     1,600        13        --              --
                          -----  -------  -------  -------  --------  --------    -------         -------
Operating income
 (loss).................    326   (1,851)  (1,250)  (3,281)   (2,173)   (2,026)    (3,705)         (2,013)
Interest income
 (expense), net.........    --       --       --       (76)      (62)       (5)      (121)             (5)
                          -----  -------  -------  -------  --------  --------    -------         -------
Income (loss) before
 income taxes...........    326   (1,851)  (1,250)  (3,357)   (2,235)   (2,031)    (3,826)         (2,018)
Provision (benefit) for
 income taxes...........     70     (873)    (548)    (248)     (246)       57         66             (59)
                          -----  -------  -------  -------  --------  --------    -------         -------
Net income (loss).......  $ 256  $  (978) $  (702) $(3,109) $ (1,989) $ (2,088)   $(3,892)        $(1,959)
                          =====  =======  =======  =======  ========  ========    =======         =======
Basic and diluted net
 income (loss) per
 share..................  $0.03  $ (0.12) $ (0.09) $ (0.39) $  (0.25) $  (0.26)   $  (.48)        $  (.24)
                          =====  =======  =======  =======  ========  ========    =======         =======

                                                         SEPTEMBER 30, 1998
                                                     --------------------------
                                                     ACTUAL  PRO FORMA(2)(3)(4)
                                                     ------- ------------------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Cash................................................ $ 4,349      $24,925
Working capital (deficit)...........................   1,891       22,467
Total assets........................................  68,182       98,525
Capital lease obligations, less current portion.....     507          507
Related party obligations, less current portion.....  11,275          --
Other long-term obligations.........................      24           24
Total stockholders' equity..........................  36,802       78,420

-------
(1) The pro forma results of operations data for the Company assume that (i) the combination of TNTI (including Northern Lights Interactive) with Modem,
    (ii) the acquisition of the PTI Strategic Interactive Marketing Operations and (iii) the disposition of the units to be transferred to TNC in connection with the Combination (the "TNC Units Held for Transfer"), each occurred on January 1, 1997. The pro forma results of operations of the Company also include the results of the True North Units other than the TNC Units Held for Transfer from the dates of their inception.

(2) The pro forma balance sheet data reflects certain adjustments related to the Combination, including (a) the purchase of fixed assets of $1,624,000;
    (b) the forgiveness of $5,275,000 of intercompany payables; (c) the sale to TNC of the TNC Units Held for Transfer; and (d) the issuance of an aggregate of 809,514 shares of our Class B Common Stock to TNC. All of the above transactions have been recorded at historical costs.

(3) As adjusted to reflect the sale of the 2,600,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and application of the net proceeds therefrom (after deducting underwriting discounts and commissions, estimated offering expenses and $6.0 million which will be used to pay indebtedness due and payable to TNC upon consummation of this offering). See "Management--Stock Plans," "Relationship with True North and Certain Transactions," "Description of Capital Stock and "Use of Proceeds."

(4) As adjusted to reflect the additional purchase price of $15,587,000 payable by TNC to the former Modem partners upon consummation of this initial public offering.

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of the following risks. The trading price of our Class A common stock could decline due to any of these risks, and you might lose all or part of your investment.

  This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

HISTORY OF OPERATING LOSSES; NO ASSURANCE OF PROFITABILITY

  We have experienced operating losses as well as net losses, on a pro forma basis, in substantially all of the quarters during the period from January 1, 1996 to September 30, 1998. Although we have experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of future operating results. In addition, we have incurred substantial costs to expand and integrate our operations and we intend to continue to invest heavily in ongoing expansion and integration efforts as well as for further infrastructure development. As a result, we expect to continue to incur operating losses through 1999 or beyond, and there can be no assurance that we will achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our future operating results will depend on many factors, including:

  . demand for our services;

  . our clients' budgets for interactive marketing services;

  . the size of the contracts we enter into with clients;

  . our ability to maintain our client relationships and obtain assignments from new clients;

  . our success in attracting and retaining qualified personnel;

  . the level of competition we face;

  . our ability to successfully integrate our business units;

  . our ability to accurately estimate our costs in fixed fee assignments;

  . our ability to anticipate and respond to technological developments; and

  . our ability to respond to competitive developments.

  We may not succeed in addressing these factors, and the failure to do so could have a material adverse effect on our future operating performance.

DEPENDENCE ON KEY CLIENTS; ABSENCE OF LONG-TERM CONTRACTS

  Our five largest clients accounted for 56.8% and 54.8% of our revenues (on a pro forma basis) for the fiscal year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively. AT&T accounted for 31.4% and 20.4% of our revenues (on a pro forma basis) for the fiscal year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively. In addition, Citibank accounted for 12.0% of our revenues (on a pro forma basis) in the nine months ended September 30, 1998. There can be no assurance that we will be able to maintain our historical rate of growth or our current level of revenues derived from AT&T, Citibank or any other client in the future.

  One element of our business strategy is to strengthen and maintain long-term relationships with a select number of established Fortune 500 clients with world-class brand name recognition. Nevertheless, our clients generally hire us on an assignment basis rather than on a retainer basis. Once an assignment is completed there can be no assurance that a client will engage us for further services. As a result, a client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. In addition, our clients generally have the right to terminate their relationships with us without penalty and with relatively short or no notice. The termination of our business relationships with any of our significant clients, including AT&T or Citibank, or a material reduction in the use of our services by any of our significant clients, could adversely affect our future financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Company Clients."

VARIABILITY OF OPERATING RESULTS; SEASONALITY; SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

  Our operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, including the timing of new projects, material reductions, cancellations or completions of major projects, the loss of significant clients, the opening or closing of an office, our relative mix of business, changes in our pricing strategies or those of our competitors, employee utilization rates, changes in personnel and other costs relating to the expansion of operations, and other factors that are outside of our control. Our operating results could also be materially adversely affected by increased competition in our markets. As a result of these fluctuations, we believe that period-to-period comparisons of our operating results cannot be relied upon as indicators of future performance. In some quarters our operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the Class A common stock would likely decline.

  We experience some variation in operating results throughout the year which results in part from the marketing communications spending patterns and business cycles of our clients, and from marketing communications spending patterns in general. Our revenues have historically been higher during the second half of our fiscal year as our clients prepare marketing campaigns for products and services launched in anticipation of fall trade shows and the holiday season. We expect this variation in operating results to continue in the future.

  Our revenues and results of operations, like those of other marketing communications companies, are also subject to fluctuations based on general domestic and international economic conditions. If there were to be a general economic downturn or a recession either domestically or abroad, our clients might reduce their marketing budgets, which would lead to a reduction in the level of our fees and commissions. If overall marketing expenditures declined, we expect that marketers would focus their reduced budgets on traditional media advertising at the expense of digital interactive marketing, in which case our future operating performance could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations" and "--Factors Affecting Operating Results of the Company."

RISKS ASSOCIATED WITH INTEGRATION OF SEPARATE BUSINESSES

  The Combination was completed effective October 1998 in order to combine Modem, a portion of the Northern Lights Interactive division of TNTI ("Northern Lights Interactive") and the PTI Strategic Interactive Marketing Operations. Accordingly, we have only recently begun to operate as a combined entity. We expect that the integration of our operations will continue to place a significant burden on our management. Such integration is subject to various risks and uncertainties, including: (i) the inability to effectively assimilate the operations, services, technologies, personnel and cultures of the combining entities; (ii) the potential disruption of our business; and (iii) the impairment or loss of relationships with employees and clients. In addition, we could be forced to incur significant unforeseen expenses in connection with combining our businesses. If we fail to integrate our operations successfully or on a timely basis, or if we incur such unforeseen expenses, our financial performance could be materially and adversely effected.

EXPOSURE TO FIXED-FEE ASSIGNMENTS

  A significant majority of our revenues is derived from fixed-fee assignments. If we fail to estimate costs accurately, control costs during performance of a fixed-fee assignment, anticipate technical problems or obtain a fee adjustment in the event costs are underestimated, our future financial performance could be adversely affected. We recognize revenues from assignments based on our estimate of the percentage of each assignment completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, reported for periods during which work on an assignment is ongoing may not accurately reflect the final results of the assignment, which can only be determined upon completion of the assignment. In such event, we would be required to record an expense for such period equal to the amount by which our revenues were previously overstated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY TRUE NORTH AND POTENTIAL CONFLICTS OF INTEREST

  TNC owns, directly or indirectly, all of the shares of our Class B common stock, each share of which entitles its holder to five votes on most stockholder actions. As a result, TNC will have 84.9% of the combined voting power of both classes of our common stock after this offering. The purchasers of the shares of Class A common stock offered hereby will be entitled to one vote per share and will have 7.8% of the combined voting power. After the offering, TNC will have three representatives on our Board of Directors and will have enough votes to elect all members of the Board of Directors. As a result of its stock ownership after this offering, TNC will be in a position, without the approval of our public stockholders, to take certain corporate actions, such as amending our corporate documents, approving or defeating mergers or takeover attempts, and determining the amount and timing of dividends paid to itself, that could conflict with the interests of our public stockholders. Currently, two of our five directors (Messrs. Seeley and Theophilos) are also members of management of TNC and are compensated by TNC in connection with their employment by TNC. In addition, one of our current directors (Mr. Elliman) is a director of TNC and was selected by TNC. These directors may have conflicts of interest in addressing business opportunities and strategies in circumstances where our interests differ from those of TNC. The Company has not adopted any formal plan or arrangement to address such potential conflicts of interest. See "Relationship with True North and Certain Transactions."

COMPETITIVE MARKETPLACE; LOW BARRIERS TO ENTRY

  The market for our services is very competitive and is characterized by pressures to incorporate new capabilities, accelerate job completion schedules and reduce prices. We face competition from a number of sources, including traditional advertising and marketing firms, project-oriented interactive marketing firms and information technology service providers. Many traditional advertising agencies have started to develop digital media and interactive communications capabilities. Moreover, certain project-oriented interactive marketing firms and information technology service providers provide Internet consulting, corporate identity and packaging, production, advertising and Web site design services, and are technologically proficient in the digital media and interactive communications fields. In addition, in-house marketing and information systems departments and graphic design companies compete with certain portions of our business.

  Some of our competitors and potential competitors have longer operating histories, longer client relationships, and greater financial, management, technology, development, sales, marketing and other resources than we do. Competition depends to a large extent on clients' perception of the quality and creativity as well as the technical proficiency of our digital interactive marketing services and those of our competitors. We also compete on the basis of price and the ability to serve clients on a broad geographic basis. To the extent we lose clients to our competitors because of dissatisfaction with our services, or if our reputation is adversely impacted for any other reason, our future operating performance could be materially and adversely affected.

  There are relatively low barriers to entry in the digital interactive marketing industry, primarily because it is a service industry that requires minimal capital expenditures from new entrants. We expect that we will face additional competition from new market entrants. There can be no assurance that existing or future competitors will not develop or offer digital interactive marketing services and products that provide significant performance, price, creative, technological or other advantages over our services, any of which could have a material adverse effect on our future operating performance. See "Business--Competition."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

  The expansion of our business and customer base has placed increased demands on our management, operating systems, internal controls and financial and physical resources. Our continued growth, if any, may strain existing management and human resources in particular, affecting our ability to attract and retain talented personnel. Furthermore, our operational, financial and management information systems and controls may not be adequate to support the continued growth of our operations. Consequently, we may be required to increase expenditures to hire new employees, open new offices and invest in new equipment or make other capital expenditures. In this regard, we are currently in the process of installing a new financial accounting system. We have expended approximately $800,000 to date, and intend to make additional capital expenditures of approximately $800,000 in 1999, to complete this system. Any failure to expand any of the foregoing areas in an efficient manner or to successfully implement our new accounting system could adversely affect our business. There also can be no assurance that we will be able to sustain the rates of growth that we have experienced in the past.

DEPENDENCE ON KEY PERSONNEL; NEED TO RECRUIT QUALIFIED PERSONNEL

  We rely, and will continue to rely, on our senior executive officers and other key management personnel, including Gerald M. O'Connell, our Chief Executive Officer, and Robert C. Allen, II, our President. We believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled creative, technical, financial and strategic marketing personnel. If any of our officers or key employees leave our company, the relationships that they have with our clients could be lost, and we would need to find employees who could develop new relationships. In addition, our ability to generate revenues directly relates to our personnel, both in terms of the number and expertise of the personnel we have available to work on our projects and the mix of such personnel (i.e., full time or temporary employees or contract service providers). As a result, if we fail to retain existing employees or hire new employees when necessary our business, financial condition and operating results could be materially and adversely affected. The competition for employees at all levels of the digital interactive marketing industry is intense and is increasing. If we do not succeed in attracting new employees or retaining and motivating our current and future employees, our business could suffer significantly. See "Business--Employees."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  One part of our long-term strategy is to expand our operations in international markets. To date we have provided only limited services internationally to certain of our North American clients, and we have only limited experience providing services internationally to non-U.S. companies. As we expand our international operations, we will be subject to increased risks associated with international operations, which may include foreign exchange exposure or losses, currency translation adjustments, tariff regulations, export license requirements, political and economic instability, imposition of government controls, and imposition of withholding or other taxes on our foreign income. Agreements may also be more difficult to enforce and receivables more difficult to collect through a foreign country's legal system. In addition, there can be no assurance that we will be able to successfully market, sell and deliver our services in other countries.

CONFLICTS OF INTEREST IN MARKETING COMMUNICATIONS INDUSTRY

  Conflicts of interest between clients are inherent in certain segments of the marketing communications industry. We have in the past been, and may in the future be, unable to pursue potential digital interactive marketing opportunities because such opportunities would require us to provide services to direct competitors of our existing clients. In addition, we risk alienating or straining relationships with existing clients when we agree to provide services to even indirect competitors of our existing clients. Furthermore, some of our clients require us to agree not to provide our services to their competitors. Prospective clients may choose also not to retain us for reasons of actual or perceived conflicts of interest. See "Business--Competition."

UNCERTAINTIES OF DEVELOPING MARKET FOR DIGITAL INTERACTIVE MARKETING SOLUTIONS

  The market for digital interactive marketing solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. Our future growth is dependent on our ability to create, develop and deploy digital interactive marketing solutions that are accepted by our clients as an effective form of communication with their targeted audiences. Demand for and market acceptance of recently introduced services are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies, such as the Internet, proprietary online services and corporate intranets, and the development of technologies that facilitate interactive communication between organizations and targeted audiences, as well as our ability to anticipate such technologies and incorporate them into our services in a timely fashion. Significant issues concerning the commercial use of these technologies (including security, privacy, reliability, cost, ease of use and quality of service) remain unresolved and may have a negative impact on the growth of marketing activities that utilize these technologies. In addition, no standards have yet been widely accepted for the measurement of the effectiveness of interactive marketing, and there can be no assurance that such standards will develop sufficiently to support interactive marketing as a significant marketing medium. There can be no assurance that the market for interactive marketing services will continue to grow, that demand for our services will continue or that individual personal computer users in business or at home will continue to use the Internet or other interactive media for commerce and communication. If the market for digital interactive marketing solutions develops more slowly than we expect, or if our services do not continue to achieve market acceptance, our future operating performance could be materially adversely affected. See "Business--Industry Background."

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET AND THE WORLD WIDE WEB INFRASTRUCTURE

  Because we expect to derive substantially all of our revenues for the foreseeable future from digital interactive marketing services, our future success depends in part on the continued expansion of, and reliance of consumers and businesses on, the Internet, and the continued development and maintenance of a viable World Wide Web network infrastructure. The current Internet infrastructure may not be able to support an increased number of users or their increased bandwidth requirements, and, as a result, the performance or reliability of the Internet may be adversely affected. The improvement of this infrastructure will require timely development of products, such as high speed modems and communications equipment, in order to continue to enhance the levels of Internet access, speed and content available to an increased number of users. Furthermore, the Internet has experienced certain outages and delays as a result of damage to portions of its infrastructure. Such outages and delays, including those resulting from Year 2000 problems, could adversely affect websites and the level of traffic on the Internet. The effectiveness of the Internet may also decline due to delays in the development or adoption of new standards and protocols (for example, the next generation Internet protocol) designed to support increased levels of activity. There can be no assurance that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, or that the Internet will be a viable commercial medium for advertisers.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION

  The marketing communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. We must comply with Federal Trade Commission regulations governing the marketing of products and services and similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. There can be no assurance that we will not be subject to claims against us or our clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on our future operating performance.

  Due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted regarding pricing, acceptable content, taxation and quality of products and services. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. Certain telephone carriers have also petitioned the government to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. The adoption of any such laws or regulations could affect the costs of communicating on the Internet and adversely affect the growth in use of the Internet, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance. Furthermore, due to the global nature of the Internet, governments of states or foreign countries may attempt to regulate Internet transmissions or levy sales or other taxes relating to our activities. Any of the foregoing developments could have a material adverse effect on our future operating performance. See "Business--Government Regulation."

POTENTIAL IMPACT OF PRIVACY CONCERNS

  An important feature of the services we provide to our clients is the ability to develop and maintain individual user profiles to measure the effectiveness of digital marketing programs and to determine the nature of the content to be provided to particular customers. Profile information is often captured when consumers visit a site on the Internet and volunteer information in response to questions or other forms of solicitation concerning their backgrounds, interests and preferences. Profiles are augmented over time through the collection and analysis of data, and are used by our clients to manage the distribution and frequency as well as the content of advertising placement. However, privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. Moreover, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of the Internet as a means of commerce and marketing. In addition, such concerns may be heightened by legislative or regulatory requirements that mandate notification to Internet users that the data captured on certain Internet sites may be used by marketing entities to unilaterally address product promotion and advertising to that user. While we are not aware of any such legislation or regulatory requirements in the United States, certain other countries and political entities, such as the European Community, have adopted such legislation or regulatory requirements, and no assurance can be given that similar legislation or regulatory requirements will not be adopted in the United States. If the privacy concerns of consumers are not adequately addressed, our future operating performance could be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGE

  The technologies used in digital interactive marketing are developing rapidly and are characterized by evolving industry standards as well as frequent new product and service introductions and enhancements. There can be no assurance that the technologies we use and the expertise gained in those technologies will continue to be applicable in the future. There can be no assurance that we can correctly identify which technologies will achieve market acceptance, that such new technologies will be made available to us or that such technologies can be economically applied by us on a timely basis. The inability to identify new and existing technologies and apply expertise in a timely manner to subsequent projects and respond to both evolving demands of the marketplace and competitive product and service offerings could have a material adverse effect on our financial performance. See "Business--Use of Technology."

POTENTIAL LIABILITY TO CLIENTS

  Many of our engagements involve the development, implementation and maintenance of marketing programs that are critical to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the marketing programs we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. We attempt to limit contractually our damages arising from negligent acts, errors, mistakes or omissions in rendering our digital interactive marketing services. Nevertheless, contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages. Moreover, such coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. The successful assertion against us of one or more large claims that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of a large deductible or coinsurance requirements, could adversely affect our future operating performance.

DEPENDENCE ON RELATIONSHIP WITH TRUE NORTH

  We have historically depended on TNC for corporate administrative functions, as well as for certain legal, accounting, financing, cash management, tax and payroll administration, insurance, employee benefits administration and other services. We have entered into agreements with TNC to continue certain of these services after the offering. If we are no longer able to obtain these services from TNC, we will be required to provide such services internally or find a third-party provider of these services. There can be no assurance that, if required, we will be able to secure the provision of these services on acceptable terms. If we are unsuccessful in obtaining an acceptable provider of any of these services upon termination of the transitional service agreements, our future financial performance could be adversely affected.

  We have also from time to time relied on TNC for client referrals or cooperated with TNC in obtaining new clients. However, TNC is not required to assist us in obtaining new clients or client referrals. There can be no assurance that TNC will continue to assist us in obtaining new clients in the future. If TNC stops assisting us in obtaining new clients, or if TNC provides us with less help than in the past, our ability to obtain new clients could be impaired and our future operating performance could be adversely affected.

YEAR 2000 COMPLIANCE

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. The failure to correct any such programs or hardware could result in system failures or miscalculations causing disruptions of our operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Based on recent assessments, we have determined that we will be required to modify or replace some portions of our software so that those systems will properly utilize dates beyond December 31, 1999. We plan to complete these modifications and replacements prior to December 31, 1999. If such modifications and replacements are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material impact on our future operating performance.

  We frequently conduct transactions and perform services that interface directly with systems of our clients. There is no guarantee that the systems of our clients or other companies on which our systems rely will be timely converted and will not have an adverse effect on our systems. Furthermore, our suppliers or clients may experience material business disruptions that could affect us as a result of the Year 2000 problem. Responses of third party suppliers to our inquiries to date do not indicate that they expect, at this time, to be non-compliant by the Year 2000 based on their progress to date. However, the inability of a substantial number of our suppliers to complete their Year 2000 compliance could cause significant disruptions in our ability to provide services to our clients on a timely basis. Moreover, the inability of a substantial number of our clients to complete their Year 2000 compliance could cause them to reduce spending on interactive marketing programs. Either event could have a material adverse effect on our future operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

  After this offering, we will have outstanding 5,023,831 shares of Class A common stock (5,413,831 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in the offering) and 5,648,624 shares of Class B common stock, and we will have reserved an
additional      shares of Class A common stock for issuance pursuant to our stock option and stock purchase plans. The federal securities laws impose certain restrictions on the ability of stockholders to resell their shares. In addition, TNC and its affiliates, our officers and directors and the holders of options to purchase our Class A common stock have agreed that, for a period of 180 days from the date of this prospectus, they will not sell their shares. We intend to register for resale the shares of Class A common stock reserved for issuance under our stock option and stock purchase plans approximately 180 days
after the date of this prospectus. Accordingly, on      , 1999, all of the
shares of our common stock held by TNC and our officers, directors and optionees will be available for immediate resale, subject to certain volume restrictions imposed on TNC and our officers and directors by the securities laws. See "Shares Eligible for Future Sale."

ABSENCE OF PRIOR MARKET FOR THE SHARES; POSSIBLE VOLATILITY OF SHARE PRICE

  Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between the underwriters and us. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including the following:

  . actual or anticipated fluctuation in our operating results;

  . changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

  . announcements of new marketing communications solutions or technological innovations; and

  . the operating and stock price performance of comparable companies.

  In addition, the stock market in general, and the market for technology-related stocks in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our Class A common stock, regardless of our actual operating performance. You should read the "Underwriting" section for a more complete discussion of the factors to be considered in determining the initial public offering price.

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

  The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, if you purchase Class A common stock in the offering, you will incur immediate dilution of approximately $9.26 in the net tangible book value per share of Class A common stock from the price you pay for the Class A common stock.

                               COMPANY BACKGROUND

  The Company was incorporated in Delaware in October 1996 as TN Technologies Inc. ("TNTI"). The Company changed its name to Modem Media . Poppe Tyson, Inc. in November 1998. True North Communications Inc. ("TNC") formed the Company to combine a portion of its Northern Lights Interactive division ("Northern Lights Interactive") with Modem Media Advertising Limited Partnership ("Modem"), a provider of digital interactive marketing services since 1987.

  Effective October 1, 1998, the Company acquired certain strategic interactive marketing operations (the "PTI Strategic Interactive Marketing Operations") of Poppe Tyson, Inc. ("PTI"), another subsidiary of TNC. PTI was formed in December 1985 as a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), and has provided digital interactive marketing services to domestic and international clients since 1988. Bozell was acquired by TNC in December 1997. The PTI Strategic Interactive Marketing Operations consist of PTI's strategic interactive marketing operations in the United Kingdom, Hong Kong and the U.S., and certain fixed assets.

  Upon consummation of the October 1, 1998 transactions, the Company's business will consist of Modem, the PTI Strategic Interactive Marketing Operations and Northern Lights Interactive.

  Following this offering, TNC will own all of the outstanding shares of the Company's Class B common stock and will control 84.9% of the voting power of the Company. The Company and TNC have entered into certain agreements providing for various interim and ongoing services and relationships between the two companies, including an intercompany credit agreement, a tax matters agreement, an administrative services agreement, a real estate sublease agreement and an affiliation agreement with respect to certain client services in Brazil. See "Risk Factors--Dependence on Relationship with TNC," "--Control by TNC" and "Relationship with TNC and Certain Transactions."

                              CERTAIN INFORMATION

  Modem Media . Poppe Tyson, Inc., Modem Media, Poppe.com, TN Technologies Inc. and Northern Lights Interactive are trademarks or tradenames of the Company. This prospectus also includes product names and other tradenames and trademarks of the Company and of other organizations.

  This prospectus includes statistical data regarding Internet usage and the advertising and marketing industry which were obtained from industry publications, including reports generated by International Data Corporation, Jupiter Communications and Zenith Media. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While the Company believes these industry publications to be reliable, the Company has not independently verified such data. The Company also has not sought the consent of any of these organizations to refer to their reports in this prospectus.

  Unless otherwise specifically stated, the information in this prospectus does not take into account the possible issuance of additional shares of Class A common stock to the underwriters pursuant to their right to purchase additional shares to cover over-allotments.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Class A common stock in this offering, after deducting estimated expenses of $2.4 million, all of which are payable by the Company, and underwriting discounts and commissions, are estimated to be approximately $26.6 million (approximately $30.9 million if the underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $12.00 per share. The principal purposes of this offering are to repay certain indebtedness owed to TNC, to obtain additional capital, to create a public market for the Company's Class A common stock and to facilitate future access by the Company to public securities markets.

  The Company will use approximately $6.0 million of the net proceeds from this offering to pay indebtedness owed to TNC. This indebtedness is due and payable upon consummation of this offering and is non-interest bearing. See "Relationship with TNC and Certain Transactions." The Company currently expects to use the remaining $20.6 million of net proceeds for general corporate purposes, including working capital and capital expenditures. A portion of the net proceeds from this offering may also be used to acquire or invest in complementary marketing communications companies, services, products or technologies, or to invest in geographic expansion. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations or may advance a portion of such funds to TNC under its current intercompany lending arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Relationship with TNC and Certain Transactions--Intercompany Agreements."

                                DIVIDEND POLICY

  The Company anticipates that it will retain any future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon the Company's financial condition, results of operations and capital requirements. See "Use of Proceeds" and "Relationship with TNC and Certain Transactions."

                                 CAPITALIZATION

  The following table sets forth the total capitalization of the Company at September 30, 1998: (i) on an actual basis; and (ii) on a pro forma basis after giving effect to the Combination, including (a) the purchase of fixed assets of $1,624,000; (b) the forgiveness of $5,275,000 of intercompany payables; (c) the sale to TNC of the TNC Units Held for Transfer; (d) the issuance of an aggregate of 809,514 shares of Class B common stock to TNC; and (e) the repayment of a $6,000,000 note payable to TNC; (f) the issuance and sale of 2,600,000 shares Class A common stock offered hereby by the Company at the initial public offering price of $12.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            SEPTEMBER 30, 1998
                                                            -------------------
                                                             ACTUAL   PRO FORMA
                                                            --------  ---------
                                                              (IN THOUSANDS)
Intercompany loans payable................................. $ 11,275  $    --
Capital lease obligations, less current portion............      507       507
Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000 shares autho-
   rized, none issued and outstanding......................      --        --
  Common stock, $0.001 par value; 39,351,376 shares of
   Class A common stock and 5,648,624 shares of Class B
   common stock authorized, 2,423,831 shares of Class A
   common stock and 4,839,110 shares of Class B common
   stock issued and outstanding, actual; 39,351,376 shares
   of Class A common stock and 5,648,624 shares of Class B
   common stock authorized, 5,023,831 shares of Class A
   common stock and 5,648,624 shares of Class B common
   stock issued and outstanding, pro forma.................        8        12
  Paid-in capital..........................................   47,273    88,887
  Accumulated deficit......................................  (10,498)  (10,498)
  Accumulated other comprehensive income...................       19        19
                                                            --------  --------
    Total stockholders' equity.............................   36,802    78,420
                                                            --------  --------
    Total capitalization................................... $ 48,584  $ 78,927
                                                            ========  ========

                                    DILUTION

  The pro forma net tangible book value of the Company as of September 30, 1998 was $1.9 million or $0.24 per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of common stock outstanding. After giving effect to the sale by the Company of the 2,600,000 shares of Class A common stock offered hereby (at an assumed initial public offering price of $12.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses), the Company's adjusted pro forma net tangible book value at September 30, 1998 would have been approximately $29.2 million or $2.74 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.50 per share and an immediate dilution to new investors of $9.26 per share. The following table illustrates the per share dilution:

Assumed initial public offering price per share of Class A common
 stock...........................................................        $12.00
Pro forma net tangible book value per share of common stock as of
 September 30, 1998..............................................  $0.24
Increase in net tangible book value per share of common stock
 attributable to new investors...................................   2.50
Pro forma net tangible book value per share of common stock after
 the Offering....................................................          2.74
                                                                         ------
Dilution per share of Class A common stock to new investors......        $ 9.26
                                                                         ======

  The following table sets forth on a pro forma basis as of September 30, 1998 the difference between the number of shares of common stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and by the new investors (at an assumed initial public offering price of $12.00 per share):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders......  8,072,455    76%  $32,747,000    51%     $ 4.06
New investors..............  2,600,000    24%  $31,200,000    49%     $12.00
                            ----------   ---   -----------   ---
  Total.................... 10,672,455   100%  $63,947,000   100%
                            ==========   ===   ===========   ===

  The foregoing table excludes an aggregate of 3,040,000 shares of Class A common stock reserved for issuance pursuant to the Company's 1997 Stock Option
Plan and     shares of Class A common stock reserved for issuance pursuant to the Company's 1999 Employee Stock Purchase Plan. If such options are exercised, new investors will incur additional dilution from the amount shown in the table above. See "Management--Stock Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected financial data of the Company should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for the fiscal year ended December 31, 1994 and the balance sheet data as of December 31, 1994 and 1995 are derived from financial statements of the Company that have been audited by Arthur Andersen LLP, independent public accountants, which are not included in this Prospectus. The statement of operations data for the fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998 and the balance sheet data as of December 31, 1996 and 1997 and September 30, 1998 are derived from financial statements of the Company that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The statement of operations data for the nine months ended September 30, 1997 are derived from the unaudited financial statements of the Company that are not included herein. The unaudited nine month selected financial data reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results to be expected for any other interim period or any other future fiscal year. The historical results are not necessarily indicative of the results of operations to be expected in the future, and the results of operations for current interim periods are not necessarily indicative of results to be expected for the entire year. In addition, as a result of the Combination, the Company believes that the historical results of operations may not be indicative of the results of operations to be expected in the future. Accordingly, the Company has included pro forma results of operations data under "Management's Discussion and Analysis of Financial Condition and Results of Operations," which management believes may be useful to investors in evaluating the performance of the Company on an ongoing basis.

                                              ACTUAL                                     PRO FORMA
                          ----------------------------------------------------  -----------------------------
                                                                                                  NINE
                                                                                                 MONTHS
                                                            NINE MONTHS ENDED    YEAR ENDED       ENDED
                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,     DECEMBER 31,  SEPTEMBER 30,
                          --------------------------------  ------------------  ------------ ----------------
                          1994    1995     1996     1997      1997      1998        1997      1997     1998
                          -----  -------  -------  -------  --------  --------  ------------ -------  -------
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  $ --   $   438  $ 2,093  $25,497  $ 18,025  $ 30,397    $29,422    $20,799  $30,397
Salaries and benefits
 expense................    --       308    1,322   15,894    11,187    20,793     19,244     13,793   20,793
Office and general
 expense................    --       215      712    9,038     6,162    10,309     12,217      8,176   10,309
Amortization of goodwill
 expense................    --       --       --     1,666     1,249     1,308      1,666      1,249    1,308
Operating Results of TNC
 Units Held for
 Transfer...............   (326)   1,766    1,309    2,180     1,600        13        --         --       --
                          -----  -------  -------  -------  --------  --------    -------    -------  -------
Operating income
 (loss).................    326   (1,851)  (1,250)  (3,281)   (2,173)   (2,026)   (3,705)     (2,419)  (2,013)
Interest income
 (expense), net.........    --       --       --       (76)      (62)       (5)      (121)       (84)      (5)
                          -----  -------  -------  -------  --------  --------    -------    -------  -------
Income (loss) before
 income taxes...........    326   (1,851)  (1,250)  (3,357)   (2,235)   (2,031)    (3,826)    (2,503)  (2,018)
Provision (benefit) for
 income taxes...........     70     (873)    (548)    (248)     (246)       57         66        114      (59)
                          -----  -------  -------  -------  --------  --------    -------    -------  -------
Net income (loss).......  $ 256  $  (978) $  (702) $(3,109) $ (1,989) $ (2,088)   $(3,892)   $(2,617) $(1,959)
                          =====  =======  =======  =======  ========  ========    =======    =======  =======
Basic and diluted net
 income (loss) per
 share..................  $0.03  $ (0.12) $ (0.09) $ (0.39) $  (0.25) $  (0.26)   $ (0.48)   $ (0.32) $ (0.24)
                          =====  =======  =======  =======  ========  ========    =======    =======  =======

                                              DECEMBER 31,
                                         ------------------------ SEPTEMBER 30,
                                         1994 1995   1996   1997      1998
                                         ---- ----  ------ ------ -------------
BALANCE SHEET DATA:
Cash...................................  $--  $--   $2,726 $7,056    $4,349
Working capital........................   --   548   3,428  3,269     1,891
Total assets...........................   256  753  54,022 59,024    68,182
Capital lease obligations, less current
 portion...............................   --   --      193    472       507
Related party obligations, less current
 portion...............................   --   620   6,000  9,346    11,275
Other long-term obligations............   --   --       55     41        24
Total stockholders' (deficit) equity...   256 (846) 40,493 35,618    36,802

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

  The Company derives substantially all of its revenues from fees for digital interactive marketing services rendered to a select number of Fortune 500 companies and emerging companies with online business models. The Company's digital interactive marketing services include strategic consulting and research, strategy development and planning, customer management platform development, and program measurement and analysis. A majority of the Company's revenues are derived from fixed-fee assignments. The Company recognizes revenues as services are rendered. The Company reassesses its estimated costs on each project on a monthly basis and losses are accrued, on a project-by-project basis, to the extent costs incurred and anticipated costs to complete projects exceed anticipated billings. Provisions for losses on uncompleted contracts are recognized in the period in which such losses are determined.

  Clients generally hire the Company on an engagement basis rather than a retainer basis. Once a project is completed, there can be no assurance that a client will engage the Company for future services. As a result, a client that generates substantial revenue for the Company in one period may not be a substantial source of revenue in a subsequent period. In addition, the Company's clients generally have the right to terminate their relationships with the Company without penalty and with relatively short or no notice. The termination of the Company's business relationships with any of its significant clients or a material reduction in the use of the Company's services by any such clients, could adversely affect the Company's business, financial condition and results of operations. The Company's five largest clients accounted for 56.8% and 54.8% of revenues (on a pro forma basis) for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. AT&T accounted for 31.4% and 20.4% of the Company's revenues (on a pro forma basis) for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. In addition, Citibank accounted for 12.0% of the Company's revenues (on a pro forma basis) for the nine months ended September 30, 1998.

  Salaries and benefits represent the majority of the Company's operating expenses. These expenses include salaries, employee benefits, incentive compensation and other payroll-related costs. Office and general is comprised of office rent and utilities, depreciation, amortization of software, professional and consulting fees, travel, telephone and other related expenses.

  The Company has experienced operating losses as well as net losses (on both a historical and pro forma basis, as defined below), in substantially all of the quarters in the period January 1, 1996 through September 30, 1998. Although the Company has experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of future operating results. In addition, the Company has incurred substantial costs to expand and integrate its operations and intends to continue to invest heavily in ongoing expansion and integration efforts as well as infrastructure development. As a result, the Company expects to continue to incur operating losses through 1999 or beyond. There can be no assurance that the Company will achieve or sustain profitability.

  The Company was formed by True North Communications, Inc. ("TNC") in October 1996 to combine certain of its digital marketing operations, including a portion of its Northern Lights Interactive division, (the "True North Units"), with Modem. Modem was formed in 1987 by certain of the current executive officers of the Company. In October 1998, the PTI Strategic Interactive Marketing Operations were combined with the Company in exchange for certain of the True North Units (the "TNC Units Held for Transfer") and 809,514 shares of Class B common stock. This transaction occurred among companies under common control, and, accordingly, has been recorded as of December 31, 1997 (the date of TNC's acquisition of the PTI Strategic Interactive Marketing Operations) at historical costs. Poppe Tyson, Inc. was formed in December 1985 as a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), which was acquired by TNC in December 1997 in a business combination accounted for under the pooling-of-interests method. See "Company Background," "Certain Transactions" and Notes 1, 3 and 15 of Notes to Consolidated Financial Statements of Modem Media . Poppe Tyson, Inc. and Subsidiaries.

  The results of operations for the Company include the results of Modem, the True North Units, including the TNC Units Held for Transfer, and the PTI Strategic Interactive Marketing Operations from their respective dates of acquisition by TNC. The results of operations of the TNC Units Held for Transfer are presented as Operating Results of TNC Units Held for Transfer in the Company's consolidated financial statements included elsewhere in this prospectus. The financial statements of (i) Modem as of and for the years ended December 31, 1995 and 1996 and (ii) the PTI Strategic Interactive Marketing Operations as of and for the years ended December 31, 1996 and 1997 are included herein as the financial statements of the predecessors to the Company.

PRO FORMA RESULTS OF OPERATIONS

  The following table sets forth certain pro forma statements of operations data of the Company for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998. The pro forma results of operations data of the Company presented below assume that (i) the combination of the Company and Modem, (ii) the acquisition of the PTI Strategic Interactive Marketing Operations and (iii) the disposition of the TNC Units Held for Transfer each occurred on January 1, 1995. The pro forma results of operations of the Company also include the results of the True North Units, other than the TNC Units Held for Transfer (the "Retained True North Units"), from the dates of their inception. Management believes that the pro forma statements of operations data may be useful to investors in evaluating the financial performance of the Company on an ongoing basis. Such pro forma data may not, however, be indicative of the results of operations of the Company that actually would have occurred had the transactions reflected in the pro forma results occurred at the beginning of the periods presented, or of the results of operations that may be obtained by the Company in the future.

                                        YEAR ENDED          NINE MONTHS ENDED
                                       DECEMBER 31,           SEPTEMBER 30,
                                  ------------------------  ------------------
                                   1995    1996     1997      1997      1998
                                  ------- -------  -------  --------  --------
                                          (UNAUDITED, IN THOUSANDS)
Revenues......................... $12,156 $20,321  $29,422  $ 20,799  $ 30,397
Salaries and benefits............   5,334  14,050   19,244    13,793    20,793
Office and general...............   2,955   6,569   12,217     8,176    10,309
Amortization of goodwill.........   1,666   1,666    1,666     1,249     1,308
                                  ------- -------  -------  --------  --------
Operating profit (loss)..........   2,201  (1,964)  (3,705)   (2,419)   (2,013)
Interest income (expense), net...       8      16     (121)      (84)       (5)
Provision (benefit) for taxes....   1,626      68       66       114       (59)
                                  ------- -------  -------  --------  --------
Net income (loss)................ $   583 $(2,016) $(3,892) $ (2,617) $ (1,959)
                                  ======= =======  =======  ========  ========

  The following table sets forth certain statements of operations data of the Company as a percentage of total revenues on a pro forma basis, as defined, for the periods indicated:

                            YEAR ENDED          NINE MONTHS ENDED
                           DECEMBER 31,           SEPTEMBER 30,
                         --------------------   -------------------
                         1995   1996    1997      1997       1998
                         -----  -----   -----   --------   --------
                                     (UNAUDITED)
Revenues................ 100.0% 100.0%  100.0%     100.0%     100.0%
Salaries and benefits...  43.9   69.2    65.4       66.3       68.4
Office and general......  24.3   32.3    41.5       39.3       33.9
Amortization of
 goodwill...............  13.7    8.2     5.7        6.0        4.3
                         -----  -----   -----   --------   --------
Operating profit
 (loss).................  18.1   (9.7)  (12.6)     (11.6)      (6.6)
Interest income
 (expense), net.........   0.1    0.1    (0.4)      (0.4)       --
Provision (benefit) for
 taxes..................  13.4    0.3     0.2        0.6       (0.2)
                         -----  -----   -----   --------   --------
Net income (loss).......   4.8%  (9.9)% (13.2)%    (12.6)%     (6.4)%
                         =====  =====   =====   ========   ========

Pro Forma Nine Months Ended September 30, 1997 Compared to Pro Forma Nine Months Ended September 30, 1998

  Revenues. Pro forma revenues increased $9.6 million, or 46.2%, from $20.8 million for the nine months ended September 30, 1997 to $30.4 million for the nine months ended September 30, 1998. Pro forma revenues increased primarily as a result of increased services provided to existing clients, as well as the addition of new clients.

  Salaries and Benefits. Pro forma salaries and benefits increased $7.0 million, or 50.7%, from $13.8 million for the nine months ended September 30, 1997 to $20.8 million for the nine months ended September 30, 1998. Pro forma salaries and benefits represented 66.3% and 68.4% of pro forma revenues for the nine months ended September 30, 1997 and 1998, respectively. Both the dollar and percentage increases in pro forma salaries and benefits were attributable to a company-wide increase in headcount to better manage the growth of its business, service clients and actively pursue new client business.

  Office and General. Pro forma office and general increased $2.1 million, or 25.6%, from $8.2 million for the nine months ended September 30, 1997 to $10.3 million for the nine months ended September 30, 1998. Pro forma office and general represented 39.3% and 33.9% of pro forma revenues in the nine months ended September 30, 1997 and 1998, respectively. The dollar increase in pro forma office and general was due primarily to increased occupancy and office support expenses incurred in connection with increases in headcount. The decrease of office and general as a percentage of pro forma revenue is due primarily to higher percentage growth rates in revenue.

  Amortization of Goodwill. Pro forma amortization of goodwill increased by $0.1 million, or 8.3%, from $1.2 million for the nine months ended September 30, 1997 to $1.3 million for the nine months ended September 30, 1998 as a result of a $3.3 million additional purchase price paid for Modem in May 1998. Goodwill resulted from the combination of the Company with Modem in December 1996 (the "Modem Combination") and is being amortized by the Company over a 20-year period. In connection with the Modem Combination, TNC is obligated to pay the former owners of Modem an aggregate of up to $18.6 million as additional consideration upon consummation of an initial public offering. Such amount will result in additional amortization of goodwill by the Company of up to $0.3 million per quarter over 18 years (the remainder of the initial 20-year goodwill amortization period).

  Income Taxes. The Company had a provision for income taxes of $0.1 million on a pro forma pre-tax loss of $2.5 million for the nine months ended September 30, 1997, as compared to a benefit for income taxes of $0.1 million on a pro forma pre-tax loss of $2.0 million for the nine months ended September 30, 1998. The effective income tax rate was 4.6% on a pro forma basis for the nine months ended September 30, 1997 compared to an effective income tax benefit rate of 2.9% on a pro forma basis for the nine months ended September 30, 1998. The effective tax rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and losses of foreign subsidiaries on which the Company did not recognize a tax benefit.

Pro Forma Year Ended December 31, 1996 Compared to Pro Forma Year Ended December 31, 1997

  Revenues. Pro forma revenues increased by $9.1 million, or 44.8%, from $20.3 million for the year ended December 31, 1996 to $29.4 million for the year ended December 31, 1997. The increase in pro forma revenues between 1996 and 1997 resulted principally from increased services provided to existing clients, and, to a lesser extent, the addition of new clients. The opening of new offices in the United Kingdom and Hong Kong during the fourth quarter of 1996 and first quarter of 1997, respectively, also contributed to the increase.

  Salaries and Benefits. Pro forma salaries and benefits increased $5.1 million, or 36.2%, from $14.1 million for the year ended December 31, 1996 to $19.2 million for the year ended December 31, 1997. As a percentage of revenues, pro forma salaries and benefits decreased from 69.2% for the year ended December 31, 1996 to 65.4% for the year ended December 31, 1997. The dollar increase in pro forma salaries and benefits was due primarily to company-wide increases in headcount to support new business and the establishment of two international offices. The decrease of pro forma salaries and benefits as a percentage of pro forma revenue is attributable primarily to higher percentage growth rates in revenue.

  Office and General. Pro forma office and general increased $5.6 million, or 84.8%, from $6.6 million in 1996 to $12.2 million in 1997. As a percentage of revenues, pro forma office and general was 32.3% and 41.5% in 1996 and 1997, respectively. Both the dollar and percentage increases were related to continued infrastructure commitments to expand operations, the opening of new offices in the United Kingdom and Hong Kong during the fourth quarter of 1996 and the first quarter of 1997, respectively, and the establishment of a $0.6 million reserve for the relocation of the Company's main office.

  Amortization of Goodwill. Pro forma amortization of goodwill remained constant at $1.7 million in 1996 and 1997. Goodwill resulted from the Modem Combination and is being amortized over a 20-year period.

  Income Taxes. The Company's pro forma provision for income taxes remained constant at $0.1 million on pro forma pre-tax losses of $2.0 million and $3.8 million in 1996 and 1997, respectively. The effective pro forma income tax rates were 3.5% in 1996 and 1.7% in 1997. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and losses of foreign subsidiaries on which the Company did not recognize a tax benefit.

Pro Forma Year Ended December 31, 1995 Compared to Pro Forma Year Ended December 31, 1996

  Revenues. Pro forma revenues increased by $8.1 million, or 66.4%, from $12.2 million in the year ended December 31, 1995 to $20.3 million in the year ended December 31, 1996. The increase in pro forma revenues between 1995 and 1996 resulted principally from increased services provided to existing clients, and, to a lesser extent, the addition of new clients.

  Salaries and Benefits. Pro forma salaries and benefits increased $8.8 million, or 166.0%, from $5.3 million for the year ended December 31, 1995 to $14.1 million for the year ended December 31, 1996. As a percentage of revenues, pro forma salaries and benefits increased from 43.9% for the year ended December 31, 1995 to 69.2% for the year ended December 31, 1996. Both dollar and percentage increases in pro forma salaries and benefits were due primarily to Company-wide increases in headcount to support new business and establish new offices, as well as a $3.0 million non-recurring, non-cash compensation charge related to the grant of options to purchase partnership interests in Modem.

  Office and General. Pro forma office and general increased $3.6 million, or 120.0%, from $3.0 million in 1995 to $6.6 million in 1996. As a percentage of revenues, pro forma office and general was 24.3% and 32.3% in 1995 and 1996, respectively. Both the dollar and percentage increases were due to increases in the size of the Company's operations and infrastructure commitments, as well as the establishment of new offices, at higher percentage growth rates than revenues.

  Amortization of Goodwill. Pro forma amortization of goodwill remained constant at $1.7 million in 1995 and 1996. Goodwill resulted from the Modem Combination and is being amortized over a 20-year period.

  Income Taxes. The Company had a provision of $1.6 million on pro forma pre-tax income of $2.2 million for 1995, as compared to a provision of $0.1 million on a pro forma pre-tax loss of $2.0 million for 1996. The effective income tax rate was 73.6% on a pro forma basis for 1995 as compared to 3.5% in 1996. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and, in 1996, the non-deductible losses of foreign subsidiaries on which the Company did not recognize a tax benefit.

PRO FORMA QUARTERLY RESULTS OF OPERATIONS

  The following table presents the Company's revenues on a pro forma basis for each of the eleven most recent quarters ending September 30, 1998. This data is based on the unaudited quarterly consolidated financial statements of the Company and have been prepared by the Company on the same basis as the pro forma results of operations data presented above. This data includes all adjustments that the Company considers necessary for a fair presentation thereof.

                                 1996                                  1997                              1998
                 ------------------------------------- ------------------------------------- ----------------------------
                 MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30,
                 --------- -------- --------- -------- --------- -------- --------- -------- --------- -------- ---------
                                                        (UNAUDITED, IN THOUSANDS)
Revenues........  $3,882    $4,408   $5,322    $6,709   $5,785    $6,811   $8,203    $8,623   $9,016   $10,451   $10,930
                  ======    ======   ======    ======   ======    ======   ======    ======   ======   =======   =======

  The Company's revenues have historically been higher during the second half of each year as its clients prepare marketing campaigns for products and services launched in anticipation of fall trade shows and the holiday season. During the first quarter of the year, the Company has historically experienced revenue declines from the fourth quarter of the preceding year as clients reestablish their annual marketing and advertising budgets. The Company expects this variation in revenue to continue in the future.

  The Company's operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, including the timing of new projects, material reductions, cancellations or completions of major projects, the loss of significant clients, the opening or closing of an office, the Company's relative mix of business, changes in the Company's pricing strategies or those of its competitors, employee utilization rates, changes in personnel and other factors that are outside of the Company's control. In addition, the Company has experienced some variation in operating results throughout the year that have resulted in part from the marketing communications spending patterns and business cycles of its clients, and from marketing communications spending patterns in general. As a result, period-to-period comparisons of the Company's operating results cannot be relied upon as indicators of future performance.

HISTORICAL RESULTS OF OPERATIONS

Overview

  The following table sets forth certain items from the Company's statements of operations data included elsewhere in this prospectus.

                                  YEAR ENDED              NINE MONTHS ENDED
                                 DECEMBER 31,               SEPTEMBER 30,
                             -------------------------   -------------------
                              1995     1996     1997        1997      1998
                             ------   ------   -------   ----------- -------
                                          (IN THOUSANDS)
                                                         (UNAUDITED)
Revenues.................... $  438   $2,093   $25,497     $18,025   $30,397
Salaries and benefits.......    308    1,322    15,894      11,187    20,793
Office and general..........    215      712     9,038       6,162    10,309
Amortization of goodwill....    --       --      1,666       1,249     1,308
Operating results of TNC
 Units Held for Transfer....  1,766    1,309     2,180       1,600        13
                             ------   ------   -------     -------   -------
Operating loss.............. (1,851)  (1,250)   (3,281)     (2,173)   (2,026)
Interest income (expense),
 net........................    --       --        (76)        (62)       (5)
(Benefit) provision for
 taxes......................   (873)    (548)     (248)       (246)       57
                             ------   ------   -------     -------   -------
Net loss.................... $ (978)  $ (702)  $(3,109)    $(1,989)  $(2,088)
                             ======   ======   =======     =======   =======

  The following table sets forth certain items from the Company's statements of operations data as a percentage of total revenues for the periods indicated:

                                  YEAR ENDED              NINE MONTHS ENDED
                                 DECEMBER 31,               SEPTEMBER 30,
                             -------------------------   -------------------
                              1995     1996     1997        1997      1998
                             ------   ------   -------   ----------- -------
                                                         (UNAUDITED)
Revenues....................  100.0%   100.0%    100.0%      100.0%    100.0%
Salaries and benefits.......   70.3     63.2      62.3        62.1      68.4
Office and general..........   49.1     34.0      35.5        34.2      33.9
Amortization of goodwill....    --       --        6.5         6.9       4.3
Operating results of TNC
 Units Held for Transfer....  403.2     62.5       8.6         8.9       0.1
                             ------   ------   -------     -------   -------
Operating loss.............. (422.6)   (59.7)    (12.9)      (12.1)     (6.7)
Interest income (expense),
 net........................    --       --       (0.3)       (0.3)      --
(Benefit) provision for
 taxes...................... (199.3)   (26.2)     (1.0)       (1.4)      0.2
                             ------   ------   -------     -------   -------
Net loss.................... (223.3)%  (33.5)%   (12.2)%     (11.0)%    (6.9)%
                             ======   ======   =======     =======   =======

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1998

  Revenues. Revenues increased $12.4 million, or 68.9%, from $18.0 million for the nine months ended September 30, 1997 to $30.4 million for the nine months ended September 30, 1998. Revenues increased $4.8 million, or 26.7%, due to the addition of the revenues of PTI Strategic Interactive Marketing Operations as a result of the Combination, and also as a result of increased services provided to existing clients and the addition of new clients.

  Salaries and Benefits. Salaries and benefits increased $9.6 million, or 85.7%, from $11.2 million for the nine months ended September 30, 1997 to $20.8 million for the nine months ended September 30, 1998. Salaries and benefits represented 62.1% and 68.4% of revenues in the nine months ended September 30, 1997 and 1998, respectively. The dollar and percentage increases in salaries and benefits are attributable to a company-wide increase in headcount, partially as a result of the Combination.

  Office and General. Office and general increased $4.1 million, or 66.1%, from $6.2 million for the nine months ended September 30, 1997 to $10.3 million for the nine months ended September 30, 1998. Office and general represented 34.2% and 33.9% of revenues for the nine months ended September 30, 1997 and 1998, respectively. The dollar increase in office and general was due primarily to the addition of PTI Strategic Interactive Marketing Operations office and general as a result of the Combination ($2.3 million, or 37.1%), as well as increased occupancy and office support incurred in connection with increases in headcount. The decrease in office and general as a percentage of revenue is due primarily to a higher rate of revenue growth than the rate of growth in office and general.

  Amortization of Goodwill. Amortization of goodwill increased by $0.1 million, or 8.3%, from $1.2 million for the nine months ended September 30, 1997 to $1.3 million for the nine months ended September 30, 1998 as a result of a $3.3 million additional purchase price paid in May 1998 in accordance with the purchase agreement. Goodwill resulted from the Modem Combination and is being amortized over a 20-year period. In connection with the Modem Combination, TNC is obligated to pay the former owners of Modem an aggregate of up to $18.6 million as additional consideration upon consummation of an initial public offering. Such amount will result in additional amortization of goodwill of up to $0.3 million per quarter over 18 years (the remainder of the initial 20-year goodwill amortization period).

  Operating Results of TNC Units Held For Transfer. The operating loss of the TNC Units Held for Transfer decreased $1.6 million or 100.0%, from an operating loss of $1.6 million during the nine months ended September 30, 1997 to nearly breakeven during the nine months ended September 30, 1998 principally due to the closure of an office and overhead reductions at other locations.

  Income Taxes. The Company had a benefit for income taxes of $0.2 million on pre-tax losses of $2.2 million for the nine months ended September 30, 1997, as compared to a provision for income taxes of $0.1 million on a pre-tax loss of $2.0 million for the nine months ended September 30, 1998. The effective income tax benefit rate was 11.0% for the nine months ended September 30, 1997 and the effective income tax rate was 2.8% for the nine months ended September 30, 1998. The effective tax rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization, the tax effects of the TNC Units Held for Transfer, and, in 1998, losses of foreign subsidiaries on which the Company did not recognize a tax benefit.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1997

  Revenues. Revenues increased by $23.4 million from $2.1 million in the year ended December 31, 1996 to $25.5 million in the year ended December 31, 1997. The increase in revenues between 1996 and 1997 resulted principally from the Modem Combination, which was accounted for under the purchase method.

  Salaries and Benefits. Salaries and benefits increased $14.6 million from $1.3 million in 1996 to $15.9 million in 1997. As a percentage of revenues, salaries and benefits decreased from 63.2% in 1996 to 62.3% in 1997. The overall increase in salaries and benefits was primarily due to the addition of Modem salaries and benefits as a result of the Modem Combination. The decrease in salaries and benefits as a percentage of revenue was due primarily to higher percentage revenue growth rates compared to salaries and benefits growth rates.

  Office and General. Office and general increased $8.3 million from $0.7 million in 1996 to $9.0 million in 1997. As a percentage of revenues, office and general was 34.0% and 35.5% in 1996 and 1997, respectively. The overall increase in office and general was the addition of Modem office and general as a result of the Modem Combination.

  Amortization of Goodwill. Amortization of goodwill increased from zero in 1996 to $1.7 million in 1997. Goodwill resulted from the Modem Combination and is being amortized over a 20-year period.

  Operating Results of TNC Units Held For Transfer. The operating loss of TNC Units Held for Transfer increased $0.9 million, or 69.2%, from $1.3 million in 1996 to $2.2 million in 1997.

  Income Taxes. The Company's benefit for income taxes decreased by $0.3 million, from a benefit of $0.5 million on pre-tax losses of $1.3 million in 1996 to a benefit of $0.2 million on pre-tax losses of $3.4 million in 1997. The effective income tax benefit rate was 43.8% in 1996 and 7.4% in 1997. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1996

  Revenues. Revenues increased by $1.7 million from $0.4 million for the year ended December 31, 1995 to $2.1 million for the year ended December 31, 1996. The increase resulted principally from revenue growth in the Retained True North Units, in addition to revenues from operations in Canada.

  Salaries and Benefits. Salaries and benefits increased $1.0 million from $0.3 million in 1995 to $1.3 million in 1996. As a percentage of revenues, salaries and benefits represented 70.3% and 63.2% in 1995 and 1996, respectively. The dollar increase in salaries and benefits were due primarily to company-wide increases in headcount. The percentage decrease was due primarily to a higher rate of revenue growth than the rate of growth in salaries and benefits.

  Office and General. Office and general increased $0.5 million from $0.2 million in 1995 to $0.7 million in 1996. As a percentage of revenues, office and general was 49.1% and 34.0% in 1995 and 1996, respectively. The principal reason for the dollar increase was increased costs to support office revenue, and the principal reason for the decrease as a percentage of revenue was a higher rate of revenue growth than the rate of growth in office and general.

  Operating Results of TNC Units Held For Transfer. The operating loss of TNC Units Held for Transfer decreased $0.5 million, or 27.8%, from $1.8 million in 1995 to $1.3 million in 1996.

  Income Taxes. The Company's benefit for income taxes decreased by $0.4 million, or 44.4%, from $0.9 million on pre-tax losses of $1.9 million in 1995, to $0.5 million on pre-tax losses of $1.3 million in 1996. The effective income tax benefit rate was 47.2% in 1995 and the effective income tax rate was 43.8% in 1996. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

  The Company historically has financed its operations primarily from funds generated from operations and borrowings from TNC. At September 30, 1998, the Company had a non-interest bearing intercompany note payable to TNC of $6.0 million. The Company will use approximately $6.0 million of the net proceeds of this offering to repay amounts owed to TNC. Pursuant to certain agreements between TNC and its lenders, the Company is subject to certain limitations on indebtedness. Such limitations could adversely affect the Company's ability to secure debt financing in the future.

  Net cash (used in) provided by operating activities was $(0.3) million, $(3.7) million and $6.4 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $4.2 million and $0.3 million for the nine months ended September 30, 1997 and 1998, respectively. The investment in working capital was partially offset by depreciation expense and goodwill amortization, which totaled $2.9 million for the year ended December 31, 1997, and $2.1 million and $2.5 million for the nine months ended September 30, 1997 and 1998, respectively.

  Net cash of $2.6 million was provided by investing activities for the year ended December 31, 1996 due to the acquisition of Modem's cash via the Modem Media Combination. Net cash (used in) investing activities was $(1.2) million for the year ended December 31, 1997, and $(0.9) million and $(2.6) million for the nine months ended September 30, 1997 and 1998, respectively. Investing activities reflect capital expenditures to purchase and install enterprise software in 1998, and to purchase other computer software, computer hardware, furniture and office equipment in all periods.

  Net cash provided by (used in) financing activities was $0.3 million, $3.8 million, and $(0.9) million for the years ended December 31, 1995, 1996 and 1997, respectively, and $(1.9) million and $(0.4) million for the nine months ended September 30, 1997 and 1998, respectively. The primary source of cash flows from financing activities was borrowings from TNC of $0.5 million, $5.4 million, $0.7 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company's short-term capital commitments include payments of approximately $0.8 million in 1999 to complete a new financial accounting system, as well as lease payments aggregating approximately $3.4 million in 1999. In addition, in September 1998, the Company executed a letter of intent relating to an investment of up to $5.0 million in a company that provides media placement on the Internet. The long-term capital needs of the Company will depend on numerous factors, including the rates at which the Company is able to obtain new business from clients and expand its personnel and infrastructure to accommodate growth, as well as the rate at which it chooses to invest in new technologies. The Company has various ongoing needs for capital, including working capital for operations, project development costs and capital expenditures to maintain and expand its operations.

  Capital Resources. In August 1998, TNC extended a credit facility to the Company allowing for revolving borrowings in the amount of up to $3.0 million to be outstanding at any given time. The credit facility with TNC expires two years from the date of completion of this offering, or sooner upon the occurrence of certain events. See "Relationship with True North and Certain Transactions--Intercompany Agreements."

  The Company believes that the net proceeds from this offering (estimated to be $26.6 million), together with funds available from operations, if any, will be sufficient to meet the capital needs of the Company for at least the next twelve months. A portion of the net proceeds from this offering may also be used to acquire or invest in complementary marketing communications companies, services, products or technologies, or to invest in geographic expansion. The Company has no agreements or commitments with respect to any such transactions.

YEAR 2000 COMPLIANCE

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software for embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. The failure to correct any such programs or hardware could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The Company intends to replace certain of its accounting and information processing systems in 1999. As a result, the Company believes that its internal computer systems will properly utilize dates beyond December 31, 1999. However, if such replacement is not made, or is not completed on a timely basis, the Year 2000 issue could have a material impact on the operations of the Company.

  The Company regularly conducts transactions and performs services that interface directly with systems of its clients. There can be no assurance that the systems of other companies on which the Company's systems rely will be converted timely or that any failure to convert such systems will not have an adverse effect on the Company's systems. Furthermore, there can be no assurance that the Company's suppliers will not experience material business disruptions as a result of the Year 2000 issue that could affect the Company. The inability of a substantial number of third parties to complete their Year 2000 resolution process could materially impact the Company. Moreover, the inability of a substantial number of the Company's clients to complete their Year 2000 compliance could cause them to reduce spending on interactive marketing programs. Either event could have a material adverse effect on our future operating performance.

  The Company has not established contingency plans in case of failure of its information technology systems since it expects to have its material systems in place by the second quarter of 1999. In connection with the Company's assessment of third party readiness in early 1999 the Company will evaluate the necessity of contingency plans based on the level of uncertainty regarding such compliance. In the event the Company's clients, intermediaries or vendors do not expect to be Year 2000 compliant, the Company's contingency plan may include replacing such intermediaries or vendors or conducting the particular operation itself.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Segment Disclosures. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, but is not required to be applied to interim financial statements in the initial year of adoption. Therefore, the Company will adopt the new requirements retroactively in its annual consolidated financial statements for the year ended December 31, 1998. The adoption of SFAS No. 131 will not affect the Company's results of operations or financial position.

  Derivative Instruments. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company currently believes that there will be no impact from SFAS No. 133 on the Company's earnings.

                                    BUSINESS

  The following Business section contains forward-looking statements, which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

  The Company has been a leading provider of digital interactive marketing solutions since 1987. By developing marketing programs that incorporate advanced communication technologies, the Company enables its clients to establish, retain and manage customer relationships. Marketing programs offered by the Company include the design and implementation of electronic business programs that enable its clients to support and leverage their world-class brands through the Internet. The Company combines its substantial expertise in strategic marketing, creative design and digital technology to deliver on a worldwide basis a complete range of digital interactive marketing services, including strategic consulting and research, website design, e-business implementation (including electronic commerce and electronic customer care services), interactive advertising and promotions, and data collection and analysis. The Company's marketing programs are designed to enable its clients to target narrowly-defined market segments, provide their customers with detailed product and service information, sell products and services and provide post-sale customer support electronically, and engage in ongoing promotional and cross-selling activities. Marketing programs developed by the Company are delivered primarily through the Internet, but also through other digital channels such as corporate intranets, proprietary online services, CD-ROMs and interactive kiosks. The Company has received numerous industry awards for its interactive marketing campaigns, websites, banner advertisements and CD-ROMs, including the Zima.com campaign and website, various AT&T websites and campaigns, the iVillage.com "About Work" campaign, the Sony PlayStation campaign and the Diet Pepsi "Convert a Million" campaign. In 1998, the Company won the "Interactive Agency Of The Year" award from the Internet Advertising Bureau, a trade association, and the Company is the only company to win two consecutive "CASIE" awards for interactive marketing.

  The Company focuses on promoting long-term client relationships by devising programs that can be integrally linked to its clients' business functions. The Company believes that interactive technologies, which provide its clients with the ability to establish highly specific, direct communications with their customers, are becoming an increasingly important component of successful marketing strategies. Accordingly, the Company works primarily with a select group of established Fortune 500 clients with world class brands committed to interactive marketing, as well as companies with new online business models. The Company's clients include Amazon.com; AT&T; Citibank; Delta Air Lines; E*Trade; IBM; Intel; Intuit; JC Penney; John Hancock; Sony and Unilever.

  The Company's predecessor, Modem, was founded more than ten years ago by pioneers in interactive marketing and electronic commerce. The founders of Modem started delivering interactive electronic commerce applications in 1988, thereby creating the first interactive marketing communications company. The Company combines Modem with a portion of TNC's Northern Lights Interactive division and the strategic interactive marketing operations of PTI. The Company believes it continues to benefit from its relationship with TNC, the sixth largest advertising agency holding company in the world, through access to TNC's client base. The TNC network of companies includes Bozell, Jacobs, Kenyon & Eckhardt and FCB Worldwide. The Company currently serves more than 30 clients through its global network of seven offices in North America, Europe and Asia. The Company had pro forma revenues in 1997 and for the nine months ended September 30, 1998 of $29.4 million and $30.4 million, respectively.

INDUSTRY BACKGROUND

  The Company believes that the emergence of the Internet has stimulated demand for high quality, cost effective digital interactive marketing solutions. The Company believes there are a number of trends that are currently shaping the marketing communications needs of its clients. These trends include the following:

Growth of the Internet and Demand for Digital Media

  The Internet has experienced unprecedented growth in recent years and this growth is expected to continue. According to International Data Corporation ("IDC"), the number of Internet users worldwide will grow from an estimated 100 million in 1998 to an estimated 320 million in 2002. Several factors have contributed to the growth of the Internet, its increasing value to users and its adoption as a vehicle for commerce, including (i) the large and growing installed base of personal computers in homes and businesses; (ii) improvements in network infrastructure and bandwidth, which have produced increases in performance levels and speed; (iii) easy, low-cost access to the Internet; (iv) global awareness of the Internet among consumer and business users; and (v) the rapidly expanding availability of online content and commerce.

  The acceptance of the Internet as a global communications medium has driven demand for digital content and services which can be accessed online. Digital services can be easily developed, updated, manipulated and distributed either broadly or to targeted audiences. The rapid development of the Internet and other technologies that facilitate these services is having a profound impact on the development and delivery of customer acquisition, retention, and loyalty solutions and on the conduct of commerce.

Rapid Growth of E-Business and Internet Advertising

  The Internet is dramatically affecting the methods by which consumers and businesses are evaluating and buying goods and services, and by which businesses are providing customer service. The Internet provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, the volume of business transacted on the Internet is growing. IDC estimates that business to consumer commerce on the Internet will grow from approximately $5 billion in 1997 to approximately $95 billion in 2002 and business to business commerce on the Internet will grow from approximately $7 billion in 1997 to approximately $331 billion in 2002.

  The Internet is an important medium for advertisers due to its interactive nature, global reach and rapidly growing audience, as well as the expected increase in online commerce. Unlike advertising on traditional mass media, the Internet gives marketers the potential to target advertisements to broad audiences or to selected groups of users with specific interests and characteristics. These features enable the development and delivery of customized and targeted marketing programs and communications services that incorporate digital data and advanced interactive features to inform, engage, entertain and facilitate commerce with the target audience. The Internet also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Internet users in real time. The interactive nature of the Internet enables marketers to better understand potential customers, and to change messages rapidly and cost effectively in response to customer interests and behavior. The unique capabilities of online advertising, the growth in online traffic and the favorable demographics of Internet users have led to a significant increase in online advertising. Jupiter Communications estimates that total online advertising revenue in the United States in 1997 was $1.1 billion and expects this amount to grow to $5 billion in 2000.

Increased Emphasis on Consistent Global Marketing for World-Class Brands

  Recognition of the importance of building brands and conducting commerce on a global basis has produced significant growth in demand for comprehensive global interactive marketing and communication services by large corporate clients. As companies expand their operations throughout the world, they seek to extend the strength of their domestic brands. Critical to this strategy is the ability to execute a consistent brand development and customer management program on a worldwide basis while at the same time responding to regional or local demands or tastes. The Internet's worldwide reach provides a cost-effective medium for implementing one-to-one, interactive global marketing programs. Consequently, companies are increasingly seeking digital interactive marketing advisors with strategic marketing expertise and global full-service capabilities to develop coordinated, interactive global marketing programs. Zenith Media, a media research and planning firm, estimates that worldwide advertising expenditures will increase from $183.2 billion in 1986 to

$469.3 billion in 2000, and that the percentage of advertising outside North America will increase from 44.0% of total worldwide advertising expenditures in 1986 to 56.6% in 2000.

Need for Specialized Full Service Resources to Provide Digital Interactive Marketing Solutions for World-Class Brands

  The Company believes that successful interactive marketing programs will generate new customer relationships for its clients and significantly increase the value of their brands. Current industry trends have resulted in heightened demand for digitally developed and distributed marketing communications services and solutions. Interactive digital marketing programs help companies to improve their customer relationships by permitting the effective and immediate distribution of relevant services and information, providing instant and measurable feedback, and facilitating interaction between companies and their customers. This information can be used by marketers to quickly improve the effectiveness of brand marketing programs or to modify channel management, products and services.

  While the Internet offers numerous opportunities, global marketers face a number of significant challenges in realizing the potential of the Internet as a marketing channel. As businesses increase their use of the Internet, they seek solutions and technologies that will allow them to deliver highly-targeted messages, receive real-time feedback, benefit from business efficiencies and capitalize on other potential advantages of online advertising and marketing. Businesses seeking such comprehensive solutions have generally turned to three sources: conventional advertising and marketing firms, project-oriented interactive marketing firms and information technology service providers. Generally, traditional advertising and marketing firms lack the extensive technical skills and full service capabilities required to produce and implement the increasingly complex solutions demanded by clients today. Project-oriented interactive marketing firms lack the strategic account management capabilities, full service architecture and global network of offices required to establish long-term global relationships with clients. Furthermore, information technology service providers lack the creative and marketing skills required to deliver unique and compelling content. Management believes that increasing demand for digital interactive marketing services, combined with the inability of most of today's marketing firms and information technology service providers to supply the full range of skills required to effectively deliver such services, provides the Company with significant market opportunities and positions it for future growth.

THE MODEM MEDIA . POPPE TYSON SOLUTION

  Modem Media . Poppe Tyson is a leading full-service digital interactive marketing company that creates new ways for its global clients to use innovative digital content and technologies to support and leverage their world class brands. The Company combines its expertise in strategic marketing, technology and digital design and production to develop comprehensive digital interactive marketing solutions for its clients on a worldwide basis. The Company's tailored marketing solutions are designed to deliver innovative digital customer relationship programs, establish ongoing communications and services with targeted customers, and provide prompt feedback on the overall effectiveness of interactive marketing campaigns. The Company's solutions offer clients the following benefits:

  Long-Term Strategic Marketing Relationships. The Company deploys marketing professionals responsible for individual client relationships, who focus on developing interactive marketing solutions for companies seeking to build global brand equity. In developing strategic solutions, the Company works closely with the senior management of its clients to devise programs that can be integrally linked to a client's business functions. By embedding its programs into a client's overall marketing strategy, the Company believes it effectively positions itself to offer ongoing value-added services to continuously supplement and enhance existing solutions and thereby cultivate long-term client relationships. The Company's methodology in devising a digital interactive marketing solution consists of: (i) an initial assessment of the client's overall objective; (ii) the pursuit of this objective through a combination of Web site design, e-business implementation and advertising and promotions; and (iii) the monitoring and analysis of the effectiveness of these implemented programs to continuously enhance and improve the overall marketing strategy. The Company believes that this methodology has a proven track record of delivering value to clients and is an important factor in helping clients develop and manage customer relationships and build brand equity.

  Full Service Offering Framework. The Company offers comprehensive services for clients seeking to create innovative marketing and customer management programs incorporating advanced digital media and communications technologies. The Company offers its clients a wide range of digital interactive marketing services such as strategic consulting and research, web-site design, e-business implementation (including electronic commerce and electronic customer care services), interactive advertising and promotions and data collection and analysis. By offering these services the Company has positioned itself to develop and manage all aspects of a client's interactive marketing strategy and implement needed programs on an ongoing basis.

  Superior Design and Execution Capabilities. The Company believes its substantial capabilities in marketing strategy, its interactive media expertise, its creative excellence and its leading edge technical design and production skills provide it with significant competitive advantages. In particular, the Company attempts to provide, and has received numerous awards for, creative and technology solutions that meet or exceed the highest standards of service in the industry. In order to maintain high levels of creativity and quality, the Company places great importance on recruiting and retaining talented employees. In addition to its design capabilities, the Company believes that its innovative use of sophisticated technology has enabled it to provide superior marketing communications services. The Company's development staff continues to design tools and applications to provide leading edge marketing communication services quickly and efficiently. The Company has built its industry-leading position through a "legacy of firsts" in the digital interactive marketplace, including the pioneering of Internet advertising; the development of online research and data analysis capabilities; the implementation of inbound e-mail programs, Java-enabled Web banner ads and instant win promotions online; the development of customized targeted marketing programs; and the development of customer relationship management programs.

  Extensive Global Network. The Company provides its services through a network of offices and professional staff in North America, Europe and Asia which can be deployed to effectively create and support a client's worldwide interactive marketing campaigns. In addition, the Company aggregates and preserves its best practices, technologies and creative work from each engagement to consistently leverage and apply the capabilities and experiences of the entire Modem Media . Poppe Tyson organization. Through its network of local offices, the Company believes it can implement global marketing campaigns that articulate consistent brand images while at the same time addressing local and regional marketing demands or tastes.

STRATEGY

  The Company's objective is to be the leading provider of digital interactive marketing solutions. The key elements of the Company's strategy include the following:

  Develop and Maintain Long-Term Client Relationships. The Company has been able to use its comprehensive approach to digital interactive marketing solutions as an effective tool in forming its client relationships. The Company provides a wide range of interactive marketing solutions to a core group of clients rather than providing a limited number of services to an extensive client base. As part of this strategy, the Company's account professionals pursue close relationships with each client's senior management. For example, the Company's relationship with JC Penney began in 1988. The Company's relationship with AT&T began in 1992 and has expanded to its current status with the Company acting as AT&T's interactive agency of record since 1995. The Company has also developed ongoing, long-term relationships with Citibank, Delta Airlines, IBM, and John Hancock, among other companies. The Company intends to continue to leverage its experience and expertise to continue to build long-term client relationships.

  Maintain Leadership Position in Digital Interactive Marketing. Since its founding, the Company has linked and leveraged its full service interactive marketing solutions with leading edge technology expertise to provide value-added interactive marketing solutions to its clients. The Company intends to maintain its leadership position in digital interactive marketing through the continuing development of new service offerings, the establishment of strategic relationships with leading technology companies to improve and expand service offerings, and the rapid adoption of emerging technologies, including Internet tools, data management solutions and customization technologies. The Company believes that its leadership position provides it with a competitive advantage in the emerging digital interactive marketing industry.

  Continue to Attract and Retain Superior Professional Talent. The Company believes that its corporate culture is particularly attractive to professionals seeking to use leading-edge technology to develop digital interactive marketing solutions. The Company places a premium on innovation, and encourages its employees to apply their creativity in the conception, design and implementation of marketing programs for its clients. The Company recognizes that to be a leading digital interactive marketing organization, it must continue to recruit and, more importantly, retain qualified and experienced professionals with both creative and technological skills, which are currently in high demand. As part of this strategy, the Company has implemented several programs including an aggressive recruiting campaign, competitive compensation packages, a company-wide incentive stock option plan, an internal employee referral program, and an extensive in-house training program.

  Continue to Expand Global Office Network. The Company believes that existing and new clients will increasingly demand international marketing services to help manage customer relationships and build global brand equity. In anticipation of this demand, the Company is continuing to build its network of offices. The Company believes that in the emerging market for providing digital interactive marketing solutions, rapidly building a critical mass of strategic, technical and creative talent will provide the Company with a substantial competitive advantage. The Company believes that by expanding its geographic presence, particularly in Europe and Asia, it will be better positioned to provide its clients with comprehensive interactive global marketing solutions.

SERVICES

  The Company focuses on embedding its digital interactive marketing solutions into its clients' organizations to promote long-term client relationships. The Company combines its strategic interactive marketing knowledge with its technical expertise to provide high impact, cost-effective digital interactive marketing and customer management solutions. The Company uses dedicated client service teams with interactive marketing experience in strategic consulting, creative, media, technology and production disciplines, led by experienced account directors, to provide its integrated digital marketing communication services. The Company's proven processes and methodologies for executing client work, developed over a decade, enable it to undertake interactive projects, monitor progress and measure the return on its clients' investment in interactive marketing campaigns. The Company incorporates client feedback into successive strategic initiatives and programs to further improve and build upon online customer relationships.

  Client initiatives are guided by the Company's strategic account management team through a four-point service framework that includes strategic consulting and research, strategy development and planning, interactive marketing program execution, and continuous program measurement and data analysis, as illustrated below:

              [FLOW CHART DEPICTING STRATEGIC ACCOUNT MANAGEMENT.]

  Strategic Consulting and Research. The Company provides clients with diagnostic analysis to guide their enterprise-wide interactive marketing efforts. Services include custom research, on-line marketing research, and strategic consulting. These services are aimed at: (i) identifying and prioritizing interactive opportunities to strengthen customer relationships;
(ii) creating strategies to position and brand products in order to create a competitive advantage; and (iii) reducing marketing communication costs through the creative application of interactive technologies. In addition, a rigorous methodology is used to evaluate current customers reached by the Internet. The Company's strategic business consultants and research professionals prepare clients to develop interactive communication programs that effectively and efficiently connect the clients' customers to their products, services, market position and brand equity.

  Strategy Development and Planning. The Company works with clients to define interactive marketing strategies and plans, and seeks to identify concepts that will maximize these strategies. In formulating detailed program plans, the Company incorporates innovative marketing concepts and leading-edge technology to architect integrated marketing solutions for its clients. The concepts and plans articulated by the Company provide the basis for the development of interactive marketing program across website, banner advertising and e-mail channels.

  Interactive Marketing Program Development. Based on the interactive strategy and concepts, the Company works with clients to jointly design specific solutions, determine roles and responsibilities for development work, and define the use and flow of data in creating interactive marketing programs enhanced with website, banner and e-mail distribution channels. The Company assembles a development team consisting of account, creative, production and media professionals to service clients and execute programs. The team then helps define the components for the solutions and the required data from client systems, and performs the required systems integration to architect and build the solutions. The Company's programs may incorporate advertising and promotion services, and are often enabled for e-business (e-commerce, e-care and other value added utilities). The Company designs, develops, creates, maintains and updates the various components of each solution as required, consistent with the client's interactive strategy on a global basis. The Company believes that the key to successful interactive marketing is the incorporation of a participatory experience through services and utilities that seamlessly integrate the brand into the three platform channels (website, banner advertising and e-mail) that occupy the majority of the client's customers time on line.

  Program Measurement and Data Analysis. The Company's data specialists collect, manage and analyze data that results from interactions between clients' marketing programs and their customers. Through usage and yield analysis of traffic and sales transactions, the Company is able to gather valuable insights into the effectiveness of digital marketing communication programs as well as the segmentation of customer profiles. This acquired knowledge of customer behavior and transaction patterns enables the Company to further devise, design and implement targeted marketing programs aimed at increasingly efficient customer acquisition, retention and cross-selling.

  Continuous Program Improvement. Through strategic marketing initiatives and ongoing programs for its clients, the Company has positioned itself to gain insights into its clients' businesses. The Company uses the information it collects in performing program measurement and data analysis to help its clients improve their customer management programs and channels, continuously improve the effectiveness of their digital interactive marketing programs, and adapt and deploy these programs globally. The Company believes that its continuous program improvement builds the foundation for recurring client business.

  The Company is committed to establishing and maintaining high-quality creative and technical standards for its digital interactive marketing services. The Company has earned the following awards for its digital interactive solutions:

AWARD                    CLIENT/PROJECT                              YEAR
-----------------------  ------------------------------------------- ----------
AMA Spire Award          Keystone Fishing Hotline                    1992

Direct Marketing         Diet Pepsi "Convert a Million" campaign     1993
 Association (DMA) Gold
 Echo Award

American Advertising     Zima.com                                    1995; 1996
 Award (ADDY)
                         AT&T Olympic Games Connection Website       1997
                         Intel Rich advertising campaign             1998
                         John Hancock Silhouettes campaign           1998
                         iVillage "About Work" campaign              1998

Coalition for            AT&T "Intermercial" campaign                1996
 Advertising Supported
 Information and
 Entertainment (CASIE)
                         AT&T Olympic Games Website                  1996
                         Zima.com                                    1996
                         John Hancock Website                        1997

Mar.com--Best WWW        AT&T Olympic Games Connection Website       1997
 Marketing Campaign
  --Best CD Rom/Floppy   AT&T Worldnet CD Rom                        1997
   Disk-Based Ad
  --Best Banner Series   iVillage "About Work" campaign              1997

New York                 1-800-CALL-ATT                              1997
 Festivals/Interactive
 Multimedia Competition

One Show Bronze Pencil   John Hancock Silhouettes campaign           1998

Cannes Cyberlions        Finalist Certificate for AT&T Catalog       1998
                         Finalist Certificate for Intel "Reebok-RIA" 1998
                         Sony Playstation                            1998

The One Show             Rugby Football Union                        1998
                         Sony PlayStation                            1998

Adweek Top Ten           --                                          1995, 1996
 Interactive Agencies

Channel 7 Top 100        --                                          1996, 1997
 Agencies

AdAge Top Three          --                                          1997
 Interactive Agencies

IAB Agency of the Year   --                                          1998
 Award

Momentum Awards "Turbo   --                                          1998
 Agency of the Year"

Red Herring Top Five     --                                          1998
 Interactive Agencies

COMPANY CLIENTS

  The Company's clients consist primarily of organizations whose businesses are impacted by rapidly changing digital media and interactive communications technologies, and range from Fortune 500 companies with world-class brands to companies with new online business models. The Company's services for these clients include strategic marketing assignments as well as global digital interactive marketing and sales programs combining various platforms and services. The Company's five largest clients accounted for 56.8% and 54.8% of the Company's revenues (on a pro forma basis) for the fiscal year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. AT&T accounted for 31.4% and 20.4% of the Company's revenues (on a pro forma basis) for the fiscal year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively. Citibank accounted for 12.0% of the Company's revenues (on a pro forma basis) for the nine months ended September 30, 1998.

  The following is a list of certain of the Company's clients and their industries:

    COMMUNICATIONS                      SERVICES
     AT&T                                 BancBoston Robertson Stephens
                                          Citibank
    COMPUTER HARDWARE                     E*Trade
     IBM                                  Intuit
     Intel                                John Hancock
                                          US Postal Service
    CONSUMER PRODUCTS/RETAIL              Women.com
     Amazon.com
     JC Penney                          TRAVEL
     Kodak                                Alamo
     SC Johnson                           Delta Airlines
     Sony
     Unilever

  The Company generally performs multiple projects for clients under fixed-fee contracts. Although the Company's clients ordinarily hire the Company on an assignment basis rather than on a retainer basis, a number of the Company's long-term relationships have evolved into annual retainer relationships. This reduces the risk that a client from whom the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. The Company's retained clients may require certain exclusivity arrangements, whereby the Company may be limited in its ability to provide services to companies who may be competitors of the Company's clients. In addition, the Company's clients generally have the right to terminate their relationships with the Company without penalty and on relatively short or no notice. Once an assignment is completed there can be no assurance that a client will engage the Company for further services. For example, the Company provides services to AT&T and Citibank pursuant to one-year, renewable contracts. AT&T or Citibank may terminate its agreement with the Company upon 90 days' prior written notice to the Company. While the Company is not aware of plans by any of its significant clients to terminate their use of the Company's services, the termination of the Company's business relationship with any of its significant clients, including AT&T or Citibank, or a material reduction in the use of the Company's services by a significant client could have a material adverse effect on the Company's business, financial condition or results of operations.

CLIENT CASE STUDIES

  The following client case studies illustrate marketing solutions developed by the Company for certain of its key clients.

AT&T

  AT&T is one of the world's largest providers of communications services, including voice, data and video telecommunications, to large and small businesses, consumers and government entities. AT&T has long viewed the Internet as an essential strategic channel to build its brand awareness, and in particular has been very focused on coordinating its branding efforts among advertising channels to preserve the integrity of its brand and present a consistent image. AT&T hired the Company in 1992 due in part to the Company's full service architecture and its strategic approach to using the Internet in the context of AT&T's overall branding strategy. The Company believes that as a result of its initiatives, AT&T is one of the largest advertisers on the Internet today.

  AT&T selected the Company as its interactive agency of record in 1995 based on its belief that a long-term relationship with one interactive marketing firm would produce the best interactive marketing programs. The Company's primary responsibilities for AT&T have included creation and management of interactive advertising and marketing campaigns, brand positioning, creative standards development, media planning and buying, research and competitive analysis. The Company's responsibilities extend through several of AT&T's business units. The Company's relationship with AT&T has included such projects as developing an electronic toll-free directory in 1992, providing strategic consulting for interactive television market research in 1993, developing several fax-on-demand systems for AT&T's Business Marketing Unit in 1994, contributing to a market strategy for AT&T WorldNet Service launched in 1995 and establishing AT&T's Centennial Olympic Games Web site, CD-ROM and "intermercial" campaign in 1996. In addition, the Company launched the online catalogue for AT&T's consumer and small business markets in 1997, and created a branding program for AT&T during the 1998 Nagano Olympics where an ad server network was used for the first time to execute a ground breaking sequential targeted advertising initiative based on prior user activity along with community based electronic trading card rooms. The Company believes that AT&T has experienced increased brand awareness, improved client acquisition and retention and increased sales as a result of the Company's marketing programs.

JC Penney

  JC Penney is one of the largest retailers in the United States. JC Penney first hired the Company in 1988, seeking to ensure that its catalog customers had an online alternative to purchase its retail products. Management believes that JC Penney was looking in particular for a marketing firm that had experience with online marketing and commerce, and hired the Company in part because of its innovative work in establishing GE's online store, GEnie, and its experience in establishing Prodigy's online commerce offering.

  The goal of the Company's initial project was to build an online brand image for JC Penney and ultimately draw shoppers to the site. In the process, the Company had to create a new reporting system for the digital channel and create a solution that could be integrated with JC Penney's legacy systems. The Company's work included the creation of proprietary demand tracking systems and tools, and the formation of a technology development partnership with JC Penney Information Systems that co-developed custom integration solutions and a targeted media plan that evolved into a number of affiliated programs. The Company also created a multi-faceted Internet platform that allowed for personalization, custom shopping, easy searching, gift reminder services, and the ability to request catalogs online. Since its initial assignment, the Company has provided JC Penney with consulting on corporate strategy, Internet-related business, and organizational and operational design, performed marketing analysis of site traffic and sales tracking, created a distributed store revenue sharing program, established media partnerships, and carried out online merchandising, marketing and sales programs.

John Hancock

  John Hancock, a diversified financial services and insurance provider, offers a variety of financial products ranging from life insurance, annuities, and mutual funds to long-term care insurance coverage to both consumers and businesses worldwide. In late 1996, John Hancock wanted to take advantage of the Internet as a new channel of distribution directed at high income, well educated consumers, and to modernize its brand image. John Hancock was facing new competition due to deregulation in the financial services industry, as well as decreasing interest in insurance products in favor of investments such as mutual funds. John Hancock hired the Company in 1997 to accomplish the following objectives: (i) reposition John Hancock as a balanced provider of both insurance and investment products and services; (ii) generate qualified leads for Hancock's agent/broker force; (iii) establish the Internet as a new channel for selling products via e-commerce; and (iv) modernize John Hancock's brand image.

  The Company developed an interactive marketing strategy designed to educate the consumer about financial planning for major life events, and emphasizing John Hancock's image as a trusted advisor. The solution was "Portrait Planning," a powerful Web-based approach for step-by-step financial planning that aided users in planning for the future. By answering a series of simple questions, users could begin planning for a number of significant life events, such as the purchase of a house, retirement, or a child's education. The marketing program built awareness of John Hancock's products, bonded consumers to the John Hancock brand, and created a database of potential clients. In order to better target "Portrait Planning," the Company devised its innovative "Silhouettes Campaign," which used targeted banner ads to introduce "Portrait Planning" to a more focused audience and thereby produce quantifiable results. By tracking consumer responses to its online campaigns for John Hancock, the Company was able to create an extensive database of potential clients with many of their financial needs outlined. The Company believes that the Internet has had now become one of Hancock's principal sources of new customers. Furthermore, the Company has been advised by John Hancock that new customers gained through the Internet have generally purchased large and comprehensive insurance and annuity products and generate higher average fees for John Hancock than customers gained from any other direct or indirect channel.

STRATEGIC RELATIONSHIPS

  The Company has entered into several strategic relationships with other companies whose products or services are included as part of the interactive marketing solutions that the Company delivers to its clients. The Company seeks to identify strategic partners whose products or services complement the Company's program offerings and enable clients to engage in more effective digital interactive marketing. As part of its strategic relationships, the Company participates in the development and specification of its partners' new and existing product and service offerings in order to enhance their utility for the Company's clients.

USE OF TECHNOLOGY

  The Company's background in developing e-commerce solutions for on-line services, the skills of its technology professionals and its legacy of firsts have helped the Company to utilize technology to further the business and marketing objectives of its client base. The Company utilizes technology to implement its clients' interactive marketing efforts and to help its clients manage their customer relationships.

  The Company makes extensive use of third-party tools and packaged applications, as well as a variety of outsourced technology platforms, as part of the solutions it engineers for its clients. The Company has utilized third-party and outsourced technology in order to perform several essential business and marketing functions for its clients, including credit card processing, ad serving, e-mail management, data warehousing, order fulfillment and data processing. Utilizing third-party and outsourced technology greatly reduces the cost of the solutions the Company provides for its clients, while increasing their scalability as well as the speed with which the Company can bring them to market. The Company intends to continue incorporating advanced third-party and outsourced technologies into its service offerings as the interactive marketing needs of its clients evolve.

MANAGEMENT INFORMATION SYSTEMS

  The Company is currently implementing various aspects of its global service delivery infrastructure. The primary elements include an upgraded, fully integrated Oracle-based financial and project management system. The Company believes that these systems will enhance its ability to manage its engagements and monitor the utilization of its professional staff. In addition, the Company is in the process of installing a secure global network which provides access to the Company's proprietary corporate memory application, which management believes will significantly improve consistent handling of clients and business development efforts globally. The above, coupled with the Company's existing proprietary process for service delivery across the Company, will further improve client and business management globally.

COMPETITION

  The market for the Company's services is very competitive and characterized by pressures to incorporate new capabilities, accelerate job completion schedules and reduce prices. The principal factors upon which the Company competes are service, creative quality, technological and new media expertise and price. The Company faces competition from a number of sources, including conventional advertising and marketing firms, project-oriented interactive marketing firms and information technology service providers. In addition, many advertising agencies have started to develop internally, or enter into business relationships to develop or acquire, new digital media and interactive communications capabilities. The Company also competes with interactive marketing communications companies that provide services (such as corporate identity and packaging, production, advertising services or Web site design) and are technologically proficient in the digital media and interactive communications fields. In addition, production houses, software developers, inhouse marketing and information systems departments of companies, interactive entertainment companies and graphic design companies compete with certain portions of the Company's business.

  Certain of the Company's competitors or potential competitors have longer operating histories, longer client relationships and greater financial, management, technology, development, sales, marketing and other resources than the Company. Competition depends to a large extent on the clients' perception of the quality and creativity as well as the technical proficiency of digital interactive marketing products and services offered. The Company also competes on the basis of price and the ability to serve clients on a broad geographic basis. In order to compete successfully in each of these areas, the Company must have access to adequate financial resources. Moreover, clients frequently wish to have different products represented by different marketing companies. To the extent the Company loses clients to its competitors because of dissatisfaction with its services, or if its reputation is adversely impacted for any other reason, its future financial performance could be materially adversely affected.

  There are relatively low barriers to entry in the digital interactive marketing industry, primarily because it is a service industry that requires minimal capital expenditures of new entrants. The Company expects that it will face additional competition from new market entrants. There can be no assurance that existing or future competitors will not develop or offer digital interactive marketing services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition or results of operations.

INTELLECTUAL PROPERTY

  The Company's ability to anticipate and rapidly adapt its services to capitalize on emerging technologies is important to establishing and maintaining a technology leadership position. There can be no assurance that the Company will correctly identify which technologies will achieve market acceptance, that such new technologies will be made available to the Company or that such technologies can be economically applied by the Company on a timely basis. Despite the Company's efforts to control access to its proprietary information, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary information or technologies without authorization, or to develop similar or superior services or technologies independently. In addition, effective copyright, trade secret and patent protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition or results of operations.

GOVERNMENT REGULATION

  The marketing communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. The Company must comply with Federal Trade Commission regulations with respect to the marketing of products and services and similar state regulations. In addition, there has had been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. There can be no assurance that the Company will not be subject to claims made against it or its clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on the Company's business, financial condition or results of operations.

  Due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. Certain telephone carriers have also petitioned the government to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. The adoption of any such laws or regulations could affect the costs of communicating on the Internet and adversely affect the growth in use of the Internet, which could in turn decrease the demand for the Company's services or otherwise have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, due to the global nature of the Internet, governments of states or foreign countries may attempt to regulate Internet transmissions or levy sales or other taxes relating to our activities. Any of the foregoing developments could have a material adverse effect on the Company's future operating performance.

  Concerns about privacy on the Internet may be heightened by legislative or regulatory requirements that mandate notification to Internet users that the data captured on certain Internet sites may be used by marketing entities to unilaterally address product promotion and advertising to that user. While the Company is not aware of any such legislation or regulatory requirements in the United States, certain other countries and political entities, such as the European Community, have adopted such legislation or regulatory requirements, and no assurance can be given that similar legislation or regulatory requirements will not be adopted in the United States. If the privacy concerns of consumers are not adequately addressed, the Company's future operating performance could be materially adversely affected. See "Risk Factors--Risks Associated with Government Regulations," and "--Potential Impact of Privacy Concerns."

EMPLOYEES

  In order to maintain high levels of creativity and quality, the Company places great importance on recruiting and retaining talented employees. As of September 30, 1998, the Company had approximately 400 full-time employees. The Company also hires temporary employees and contract service providers as necessary. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good.

  The Company's success will depend to a significant degree on the continuing contributions of members of its senior management, including Gerald M. O'Connell, its Chief Executive Officer, and Robert C. Allen, II, its

President, and its key account management, marketing, creative and technology development personnel, as well as its ability to attract and retain highly skilled personnel in all job categories. Competition for qualified personnel in the digital interactive marketing industry is intense. The Company has at times experienced, and continues to experience, difficulty in recruiting sufficient numbers of qualified personnel. Although certain members of the Company's senior management have entered into employment agreements with the Company which contain non-competition provisions, there can be no assurance that any of these executives will not voluntarily terminate their employment with the Company. The loss of the services of any senior management or other key employee or the inability to attract and retain additional personnel as required could adversely affect the Company's business, financial condition or results of operations. If one or more of the Company's key employees resign from the Company to join a competitor or to form a competing company, the loss of such personnel could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the loss of existing or potential clients as the result of the loss of any key employee to a competitor or otherwise could have a material adverse effect on the Company's business, financial condition or results of operations. In the event of the loss of any key personnel there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists. See "Risk Factors--Dependence on Key Personnel; Need to Recruit Qualified Personnel."

FACILITIES

  The Company's headquarters are located in two facilities in Westport, Connecticut and use approximately 40,000 square feet of total leased office space. The leases expire in January of 1999 and July 31, 2000, respectively. To combine its existing operations, the Company has secured a lease for a 54,300 square foot facility for occupancy in January 1999. The Company has an option in 2000 to enter into a 10-year lease for an additional 25,000 square feet in this facility. The Company maintains additional offices in New York, Chicago, San Francisco, Toronto, Hong Kong and London.

  The Company believes that its current facilities, along with facilities currently subject to negotiation, will be adequate to meet the Company's requirements for the foreseeable future. There can be no assurance that the Company will be successful in obtaining additional space, if required, or if such space is obtained that it will be on terms acceptable to the Company.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company as of the date of this prospectus.

   NAME                                 AGE             POSITION(S)
   ----                                 ---             -----------
   Gerald M. O'Connell (1)............. 37  Chief Executive Officer and Director
   Douglas C. Ahlers................... 38  Executive Vice President
   Robert C. Allen, II................. 31  President and Director
   Steven C. Roberts................... 37  Chief Financial Officer
   Donald M. Elliman, Jr. (1).......... 53  Director
   Donald L. Seeley (1)................ 54  Director
   Theodore J. Theophilos.............. 47  Director

--------
(1) Member of Public Offering Committee.

  Gerald M. O'Connell has served as Chief Executive Officer and a director of the Company since November 1998. From October 1996 to November 1998, Mr. O'Connell was President and Chief Operating Officer and a director of the Company. From 1987 to October 1996, Mr. O'Connell was a Managing Partner of Modem, which he co-founded in 1987. From 1986 to 1987, Mr. O'Connell was Product Manager of CUC International, a consumer services company, where he was responsible for Comp-u-Mall--an electronic shopping mall. Mr. O'Connell received a B.A. in English and history from Middlebury College. Mr. O'Connell is a director of the Direct Marketing Association.

  Douglas C. Ahlers has served as Executive Vice President of the Company since November 1998. From October 1996 to November 1998, Mr. Ahlers was President of the Relationship Technology Group, a division of the Company, and a director of the Company. From 1987 to October 1996, Mr. Ahlers was a Managing Partner of Modem, which he co-founded in 1987. From 1983 to 1987, Mr. Ahlers served as Manager of Product Development of CUC International, a consumer services company. Mr. Ahlers received a B.A. in sociology and theater from the University of Rhode Island and an M.J. in journalism and communications from Louisiana State University.

  Robert C. Allen, II has served as President and a director of the Company since November 1998. From October 1996 to November 1998, Mr. Allen was President of the Company's Modem Media division and a director of the Company. From 1992 to October 1996, Mr. Allen served as a Managing Partner of Modem Media. From 1989 to 1992, Mr. Allen was the Director of Business Development at Modem Media. Mr. Allen received a B.A. in English from Gettysburg College.

  Steven C. Roberts has served as Chief Financial Officer of the Company since August 1998. From January 1997 to August 1998, Mr. Roberts served in various capacities with the Company, most recently as Vice President, Finance and International Operations. From 1990 to January 1997, Mr. Roberts held various management positions at a number of subsidiaries of United Technologies. From 1984 to 1989, Mr. Roberts served as Second Vice President of Corporate Finance at Continental Bank. Mr. Roberts holds a B.A. in Economics from Middlebury College and an M.B.A. in Finance and Production from the University of Chicago.

  Donald L. Seeley has been a director of the Company since November 1998 and has been Executive Vice President, Chief Financial Officer, of True North since 1997. From 1993 to 1997, Mr. Seeley was Chief Executive Officer of the Alexander Consulting Group. From 1988 to 1993, Mr. Seeley was Senior Vice President of Alexander & Alexander Services Inc., the parent company of the Alexander Consulting Group. From 1986 to 1988, Mr Seeley was Vice President and Treasurer of United Airlines. Mr. Seeley holds a B.S. in accounting and an M.B.A. from the University of Colorado at Boulder, and is a Chartered Financial Analyst.

  Theodore J. Theophilos has been a director of the Company since November 1998 and has been Executive Vice President, Corporate General Counsel, of True North since 1996. From 1995 to 1996, Mr. Theophilos was Senior Vice President and General Counsel of A.C. Nielsen Company, and from 1986 to 1995 was a partner of Sidley & Austin (a law firm). Mr. Theophilos holds a B.A. and an M.A. from Northwestern University and a J.D. from the University of Chicago.

  Donald M. Elliman, Jr. has served as a director of the Company since November 1998, as a director of TNC since May 1998 and as a director of Bozell since 1991. Mr. Elliman is currently an Executive Vice President and director of Time Inc. Mr. Elliman was the President of Sports Illustrated from September 1992 through January 1998 and has held various senior sales/marketing and publishing positions with Time Inc. since 1967.

  Messrs. O'Connell and Allen were elected to the Board of Directors of the Company pursuant to an agreement with TNC entered into in connection with the formation of the Company in December 1996. The Company and TNC agreed in 1996 to cause each of Messrs. O'Connell, Ahlers and Allen to be elected to the Company's Board of Directors as long as each serves as an executive officer of the Company and until their collective ownership of the Company's Class A common stock falls below certain levels. See "Description of Capital Stock-- Delaware Anti-takeover Law and Certain Charter and Bylaw Provisions."

  Each officer serves at the discretion of the Company's Board of Directors. There are no family relationships among any of the directors or officers of the Company.

  The Company's Board of Directors currently has two vacancies, which the Company's Bylaws authorize the Board of Directors to fill. The Board of Directors intends to appoint two persons who are not officers or employees of the Company or TNC to the Board of Directors within 90 days of the date of this prospectus and is required to do so to maintain the Company's listing on the Nasdaq National Market. If the Company does not add such independent directors within 90 days following the offering, the Company could be delisted from the Nasdaq National Market, which could have an adverse effect on the liquidity and price of the Class A common stock.

DIRECTOR COMPENSATION

  Effective upon consummation of the offering, Company directors who are not also employees of the Company or TNC will be paid an annual retainer of $10,000. Directors who are also employees of the Company or TNC will not receive any additional compensation for serving on the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has a Public Offering Committee, which acts in place of the Board on matters related to this offering. Such matters include, without limitation, negotiation with the underwriters for the purpose of determining the terms and pricing of the offering. The Public Offering Committee consists of Messrs. O'Connell, Seeley and Elliman. Members of the Public Offering Committee are elected by the Board and serve for one-year terms.

  The Company intends to establish an Audit Committee within 90 days following this offering composed of at least two directors, which is required to maintain the Company's listing on the Nasdaq National Market. No member of the Audit Committee will be an employee of the Company or True North or a director of True North. The Audit Committee will report to the Board regarding the appointment of the independent public accountants of the Company, the scope and fees of prospective annual audits and the results thereof, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No interlocking relationship exists between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law ("DGCL") provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director, except for liability for: (i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which the director derives an improper personal benefit. See "Description of Capital Stock--Limitation of Liability; Indemnification."

  The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Limitation of Liability; Indemnification."

  The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws. Under these agreements, the Company is obligated, among other things, to indemnify its directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

  The following table sets forth information concerning the compensation received for services rendered to the Company during fiscal 1997 by its current Chief Executive Officer and each of the three most highly-compensated persons who were executive officers of the Company during the year ended December 31, 1997 and whose total compensation in fiscal 1997 equaled or exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                           ANNUAL      COMPENSATION
                                        COMPENSATION      AWARDS
                                      ---------------- ------------
                                                        SECURITIES
                                                        UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION            SALARY   BONUS    OPTIONS    COMPENSATION
---------------------------           -------- ------- ------------ ------------
Gerald M. O'Connell(1)
 Chief Executive Officer............. $300,000 $60,000    38,000       $  --

Douglas C. Ahlers(2)
 Vice Chairman, Technology...........  300,000  60,000    38,000          --

Robert C. Allen, II(3)
 President...........................  300,000  60,000    38,000          --

Steven C. Roberts(4)
 Chief Financial Officer.............  147,470  28,000    24,614       67,235

--------
(1) Mr. O'Connell served as President and Chief Operating Officer of the Company during fiscal 1997.
(2) Mr. Ahlers served as President, Relationship Technology Group, of the Company during fiscal 1997.
(3) Mr. Allen served as President, Modem Media, of the Company during fiscal
    1997.
(4) Mr. Roberts served in various capacities with the Company during fiscal 1997, most recently as Vice President, Operations. All other compensation for Mr. Roberts represents reimbursement for relocation expenses paid by the Company in connection with his employment.

  The following table sets forth information as to options granted to the Named Executive Officers during the year ended December 31, 1997.

                          OPTION GRANTS IN FISCAL 1997

                                                                        POTENTIAL
                                     PERCENT                        REALIZABLE VALUE
                         NUMBER OF    TOTAL                         AT ASSUMED ANNUAL
                         SECURITIES  OPTIONS                          RATE OF STOCK
                         UNDERLYING GRANTED TO                      APPRECIATION FOR
                          OPTIONS   EMPLOYEES  EXERCISE              OPTION TERM (3)
                         GRANTED(1) IN FISCAL  PRICE PER EXPIRATION -----------------
NAME                        (#)        YEAR    SHARE (2)    DATE       5%      10%
----                     ---------- ---------- --------- ---------- -------- --------
Gerald M. O'Connell.....   38,000      5.5%     $11.58    3/26/07   $276,714 $701,247
Douglas C. Ahlers.......   38,000      5.5       11.58    3/26/07    276,714  701,247
Robert C. Allen, II.....   38,000      5.5       11.58    3/26/07    276,714  701,247
Steven C. Roberts.......   10,364      1.5       11.58     1/2/07     75,469  191,248
                           14,250      2.1       11.58    3/26/07    103,768  262,968

--------
(1) These options to purchase shares of Class A common stock were granted under the Stock Option Plan and provide that the options vest as to 20% of the underlying common stock on the date of grant and as to an additional 20% per year thereafter.
(2) Options were granted at an exercise price equal to 100% of the fair market value of the Company's Class A common stock on the date of grant, as determined by the Board of Directors.
(3) This column shows the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of future common stock prices.

  The following table sets forth information with respect to unexercised options held by the Named Executive Officers as of December 31, 1997. No options were exercised by the Named Executive Officers during fiscal 1997.

                AGGREGATE STOCK OPTION EXERCISES IN FISCAL 1997
                           AND FISCAL YEAR-END VALUES

                               NUMBER OF SECURITIES
                                    UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                 DECEMBER 31, 1997      AT DECEMBER 31, 1997(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Gerald M. O'Connell.........   15,200       22,800        $ --         $ --
Douglas C. Ahlers...........   15,200       22,800          --           --
Robert C. Allen, II.........   15,200       22,800          --           --
Steven C. Roberts...........   17,100       20,468          --           --

--------
(1) Calculated by determining the difference between the exercise price and the deemed fair market value of the securities underlying the options at December 31, 1997.

  In December 1996, the Company entered into five-year employment agreements with each of Messrs. O'Connell, Ahlers and Allen providing for an initial annual base salary of $300,000 each, subject to increases at the discretion of the Company's Board of Directors. Messrs. O'Connell, Ahlers and Allen currently receive base salaries of $300,000 each. Pursuant to the employment agreements, if the Company terminates any executive's employment without cause, the executive is entitled to receive severance benefits equal to salary plus profit sharing for a period equal to the lesser of three years after such termination or the time remaining in the initial term of employment. In addition, each of Messrs. O'Connell, Ahlers and Allen has agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

  In December 1996, the Company entered into an employment agreement with Mr. Roberts providing for an initial annual base salary of $150,000. Mr. Roberts currently receives a base salary of $174,000. Pursuant to the employment agreement, if the Company terminates Mr. Roberts' employment without cause, he is entitled to receive severance benefits equal to one year's salary. In addition, Mr. Roberts has agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

STOCK PLANS

1997 Stock Option Plan

  The Company has established a stock option plan (the "Stock Option Plan") pursuant to which a total of 3,040,000 shares of Class A common stock have been reserved for issuance to provide additional incentive to its employees, officers, directors and consultants. Pursuant to the Stock Option Plan, the Company may grant incentive stock options, nonstatutory stock options and stock purchase rights to the Company's employees, officers, directors and consultants. The Board of Directors, or a committee to whom the Board has delegated authority (the "Plan Administrator"), selects the employees, officers, directors and consultants to whom options and stock purchase rights are granted (provided that incentive stock options may only be granted to employees of the Company, and, as described below, outside directors receive automatic grants of options), interprets and adopts rules for the operation of the Stock Option Plan and specifies other terms of such options and stock purchase rights. As of September 30, 1998, options to purchase an aggregate of 968,170 shares of Class A common stock have been granted, at a weighted average exercise price of $7.74 per share.

  Subject to the terms and conditions of the Stock Option Plan, the terms and conditions of each individual option grant will be evidenced by an agreement ("Agreement") between the Company and the optionee. Options granted under the Stock Option Plan (other than to outside directors) vest as determined by the Plan Administrator and as set forth in the relevant Agreement. The term of a stock option under the Stock Option Plan will be stated in the relevant Agreement, provided that the maximum term of an incentive stock option is ten years (unless the optionee at the time of grant has voting power over more than 10% of the Company's capital stock outstanding, in which case the maximum term is five years). If an optionee terminates his or her service with the Company, the optionee generally may exercise only those options vested as of the date of termination of service and, unless otherwise specified in the relevant Agreement, must effect such exercise within three months of termination of service for any reason other than death or disability and one year after termination due to death or disability. The exercise price of incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of the Class A common stock of the Company on the date of grant. The exercise price of stock options granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Class A common stock on the date of grant. Payment of the exercise price may be made by such methods as determined by the Plan Administrator (which in the case of an incentive stock option shall be set out in the relevant Agreement) and may include cash, check, a promissory note or shares of the Company's Class A common stock valued at the fair market value on the date of exercise, or certain other methods of payment.

  Terms of any stock purchase rights granted under the Stock Option Plan shall be determined by the Plan Administrator at the time such rights are issued. Upon the voluntary or involuntary termination of a purchaser's service with the Company, the Company shall have an option to repurchase his or her shares at the original price paid by the purchaser, unless the Plan Administrator determines otherwise.

  In the event the Company is acquired or merges into or with another entity or transfers or otherwise disposes of all or substantially all of its assets, then each outstanding option and stock purchase right shall automatically vest and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

1999 Employee Stock Purchase Plan

  Concurrently with the offering, the Company intends to establish an Employee
Stock Purchase Plan (the "Purchase Plan") under which a total of      shares of
Class A common stock will be made available for sale. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Class A common stock through payroll deductions, which may not exceed 15% of an employee's compensation, subject to certain limitations. The Purchase Plan will be implemented in a series of consecutive, overlapping offering periods, each of approximately 24 months in duration. Offering periods will begin on the first
trading day on or after       and       of every other year and terminate on
the last trading day in the period 24 months later. However, the first offering
period shall be the period of approximately    months commencing on the date
upon which the registration statement of which this prospectus is a part is declared effective by the Commission and terminating on the last trading day in
the period ending      , 2001. Each participant will be granted an option on
the first day of the six-month purchase period and such option will be automatically exercised on the last date of each offering period. The purchase price of each share of Class A common stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Class A common stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period subject to the Purchase Plan's procedures and the Board's discretion to enact changes; participation ends automatically on termination of employment with the Company. The Purchase Plan will terminate in 2009 unless sooner terminated by the Company's Board of Directors.

                 RELATIONSHIP WITH TNC AND CERTAIN TRANSACTIONS

RELATIONSHIP WITH TNC

  Upon completion of the offering, TNC will own approximately 52.9% of the common stock outstanding (51.1% if the Underwriters' over-allotment option is exercised in full), representing 84.9% (83.9% if the Underwriter's over-allotment option is exercised in full) of the total voting power of the Company. As long as TNC controls a majority of the voting power of the Company, it will be able, acting alone, to (i) elect at least a majority of the Board of Directors of the Company; (ii) amend the Company's Certificate of Incorporation or effect a merger, sale of assets or other major corporate transaction; (iii) defeat any non-negotiated takeover attempt; (iv) determine the amount and timing of dividends paid to itself and to holders of Class A common stock; and
(v) otherwise control the management and operations of the Company and the outcome of virtually all matters submitted for a stockholder vote.

  Currently, two of the five directors of the Company (Messrs. Seeley and Theophilos) are also members of management of TNC, and are compensated by TNC in connection with their employment by TNC. In addition, one of the other current directors of the Company (Mr. Elliman) is a director of TNC and was selected by TNC. These directors may have conflicts of interest in addressing certain business opportunities and strategies in circumstances where the Company's and TNC's interests differ. The Company has not adopted any formal plan or arrangement to address such potential conflicts of interest.

MODEM COMBINATION

  In December 1996, TNC, through TNTI, acquired approximately 49% of the limited partnership interests in Modem and 49% of the shares of capital stock of Modem Media, Inc., the general partner of Modem, from Gerald M. O'Connell, Douglas C. Ahlers, Robert C. Allen, II and Kraft Enterprises LTD (the "Limited Partners"), in exchange for $25.0 million of common stock of TNC plus, upon consummation of an initial public offering of the Company and/or certain other events, an additional $4.0 million of common stock of TNC and up to $19.0 million cash to be paid by TNC. Following the acquisition, TNC converted all of its interests in Modem into 2,662,008 shares of Class A common stock of the Company. In addition, the Limited Partners converted all of their partnership interests in Modem and all of their shares of capital stock of Modem Media, Inc. into an aggregate of 2,415,646 shares of Class A common stock of the Company. Following that transaction, TNC sold to the Company certain digital interactive marketing assets, including substantially all of the assets and properties of Northern Lights Interactive, R/GA Interactive and Cf2GS, as well as TNC's technology development operations, in exchange for (i) the issuance to TNC of 2,177,102 shares of Class B common stock of the Company and (ii) the assumption by the Company of certain liabilities. TNC also exchanged all of its shares of Class A common stock for an equal number of shares of Class B common stock of the Company.

THE OCTOBER 1998 COMBINATION AND RELATED TRANSACTIONS

  Effective October 1, 1998, the following transactions were consummated:

  . PTI formed a wholly-owned subsidiary ("PTI Operations Holding Company"), and contributed the PTI Strategic Interactive Marketing Operations to PTI Operations Holding Company.

  . PTI declared a dividend of all the outstanding capital stock of PTI
    Operations Holding Company to Bozell, which in turn declared a dividend of all the outstanding capital stock of PTI Operations Holding Company to TNC, so that PTI Operations Holding Company became a direct, wholly-owned subsidiary of TNC.

  . PTI Operations Holding Company was merged with and into the Company, with the Company succeeding to all the business and operations of PTI Operations Holding Company, in exchange for the issuance of 1,666,288 shares of Class B common stock of the Company to TNC.

  . Assets related to R/GA Interactive, Cf2GS and the technology development operations of the Company, originally contributed by TNC to the Company in connection with the Modem Combination, were returned by the Company to TNC and its affiliates in exchange for 856,774 shares of Class B common stock of the Company previously held by TNC and its affiliates.

INTERCOMPANY AGREEMENTS

  In the normal course of business, the Company and TNC have from time-to-time entered into various business transactions and agreements, and the Company and TNC may enter into additional transactions in the future. The following is a summary of each of the material agreements that the Company and TNC have entered into in connection with the Combination. Such summaries are qualified in their entirety by those agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

  Administrative Services Agreement. Under an Administrative Services Agreement, TNC will provide various administrative functions and other services to the Company, including tax preparation, insurance, treasury, corporate support, legal, and debt and lease guarantees. During the period in which TNC performs administrative functions for the Company, expenses associated with such functions will be charged to the Company based on rates and estimates set forth on schedules attached to the Administrative Service Agreement. The Company may terminate this agreement at any time upon 90 days' prior written notice, and TNC may terminate the agreement 12 months following the Combination, but must give 180 days' written notice of such intent to terminate.

  Intercompany Credit Arrangements. The Company and TNC are parties to certain intercompany credit agreements. In August 1998, TNC extended a credit facility to the Company allowing for revolving borrowings in the amount of up to $3.0 million to be outstanding at any given time at an interest rate equal to TNC's cost of borrowings, plus two percent. The credit facility with TNC expires two years from the date of completion of the initial public offering, or sooner upon the occurrence of certain events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company provides advances to TNC from time to time upon TNC's request and at the Company's discretion. Such advances are due on demand and bear interest at 5.75% per annum. At September 30, 1998, an aggregate of $2.5 million was outstanding under such advances.

  Sublease with Bozell. The Company has entered into a sublease with Bozell pursuant to which the Company will lease office space in New York. The rent per square foot under the sublease agreement is based on the average monthly rent per square foot and other related costs under Bozell's underlying lease.

  Brazil Affiliation Agreement. The Company has entered into an agreement with Bozell pursuant to which Bozell has agreed, for a period of three years, to provide services to the Company's clients through its office in Sao Paolo, Brazil as requested by the Company. In return, the Company has granted a license to Bozell to operate its office in Brazil under the name "Modem Media . Poppe Tyson, Inc." during the same period.

  Tax Matters Agreement. In connection with the transactions consummated effective October 1, 1998, the Company and TNC entered into an agreement providing for certain unitary state tax sharing arrangements.

  Parent Company Guarantees. Commencing on July 1, 1998, TNC has guaranteed payment on behalf of the Company under certain operating and other leases at a fee of 0.5% of the amount guaranteed.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of September 30, 1998 and as adjusted to reflect the sale of shares of Class A common stock by the Company offered hereby, by (i) each person or entity who is known by the Company to beneficially own five percent or more of the outstanding shares of either class of common stock of the Company, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers of the Company as a group.

                                                              CLASS B           COMMON
                                CLASS A COMMON STOCK        COMMON STOCK        STOCK
                          --------------------------------- ------------ --------------------
                                                                           PERCENT OF TOTAL
                                PERCENT OF OWNERSHIP                         VOTING POWER
                          ---------------------------------              --------------------
                             SHARES                            SHARES
                          BENEFICIALLY  BEFORE     AFTER    BENEFICIALLY  BEFORE     AFTER
NAME                        OWNED(1)   OFFERING OFFERING(2)   OWNED(1)   OFFERING OFFERING(2)
----                      ------------ -------- ----------- ------------ -------- -----------
True North
 Communications
 Inc.(3)................         --       -- %      -- %     5,648,624     92.1%     84.9%
 101 East Erie Street
 Chicago, Illinois 60611

Gerald M. O'Connell
 (4)(5).................   1,071,173     43.9      21.3%           --       3.5       3.2%
Douglas C. Ahlers
 (4)(5).................   1,071,174     43.9      21.3%           --       3.5       3.2%

Robert C. Allen, II
 (4)(5).................     291,289     11.9       5.8%           --         *         *

Steven C. Roberts
 (4)(6).................      17,100        *         *            --         *         *

Donald M. Elliman, Jr.
 (7)....................         --       --        --       5,648,624     92.1      84.9%

Donald L. Seeley (8)....         --       --        --       5,648,624     92.1      84.9%

Theodore J. Theophilos
 (9)....................         --       --        --       5,648,624     92.1      84.9%

All directors and
 executive officers as a
 group (seven
 persons)(10)...........   2,450,736     98.6      48.2%     5,648,624     99.9      92.1%

--------
 * Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(2) Assumes no exercise of the underwriters' over-allotment option.
(3) Includes shares of Class B common stock held by various wholly-owned subsidiaries of TNC.
(4) The address of each of Messrs. O'Connell, Ahlers, Allen and Roberts is c/o Modem Media . Poppe Tyson, Inc., 228 Saugatuck Avenue, Westport, Connecticut 06880.

(5) Includes 15,200 shares of Class A common stock subject to options which are exercisable within 60 days of September 30, 1998.

(6) Includes 17,100 shares of Class A common stock subject to options which are exercisable within 60 days of September 30, 1998.

(7) Includes 5,648,624 shares of Class B common stock beneficially owned by TNC and its wholly-owned subsidiaries. Mr. Elliman disclaims beneficial ownership of such shares.

(8) Includes 5,648,624 shares of Class B common stock beneficially owned by TNC and its wholly-owned subsidiaries. Mr. Seeley disclaims beneficial ownership of such shares.

(9) Includes 5,648,624 shares of Class B common stock beneficially owned by TNC and its wholly-owned subsidiaries. Mr. Theophilos disclaims beneficial ownership of such shares.

(10) Includes an aggregate of 62,700 shares of Class A common stock subject to options held by directors and executive officers of the Company, which are exercisable within 60 days of September 30, 1998.

                          DESCRIPTION OF CAPITAL STOCK

  Pursuant to the Company's Certificate of Incorporation, the Company has authority to issue an aggregate of 50,000,000 shares of capital stock, consisting of 39,351,376 shares of Class A common stock, par value $0.001 per share, 5,648,624 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

  Set forth below is a description of the common stock and the preferred stock that may be issued under the Company's Certificate of Incorporation.

COMMON STOCK

  Shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

  Voting Rights. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B common stock is entitled to five votes on each such matter. Except as required by applicable law, holders of the Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

  For so long as there are any shares of Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of Class B common stock outstanding.

  Dividends, Distributions and Stock Splits. Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate as, if, and when such dividends are declared by the Company's Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

  In the case of dividends or distributions payable in Class A common stock or Class B common stock, only shares of Class A common stock will be distributed with respect to the Class A common stock and only shares of Class B common stock will be distributed with respect to the Class B common stock. In the case of dividends or other distributions consisting of other voting shares of the Company, the Company will declare and pay such dividends in two separate classes, identical in all respects except that the voting rights of each such security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each such security paid to the holders of Class B common stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, voting securities of the Company, the Company will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B common stock, and such underlying securities paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the conversion of Class B common stock into Class A common stock.

  Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

  Conversion. The shares of Class A common stock are not convertible.

  Each share of Class B common stock is convertible into one share of Class A common stock at any time and from time to time at the option of the holder. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person other than a nominee of its holder (without a change in beneficial ownership) or any parent corporation or wholly-owned subsidiary of such holder. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

  Liquidation. In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of preferred stock, if any, the remaining assets of the Company will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

  Mergers and Other Business Combinations. Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of Class A common stock and Class B common stock differ at that time.

  Other Provisions. The holders of the Class A common stock and Class B common stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Class A common stock or the Class B common stock.

  All shares of Class A common stock and Class B common stock outstanding are fully paid and nonassessable, and all the shares of Class A common stock and Class B common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

  Upon consummation of the offering, 5,000,000 shares of undesignated preferred stock will be authorized, and no shares will be outstanding. The Company's Board of Directors has the authority to issue preferred stock in one or more series and to establish the rights, preferences, privileges and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Company's Board of Directors will have the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which may affect the voting power of the holders of Class A common stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company currently has no plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation,
(ii) an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or (ii). Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither the Company's Certificate of Incorporation nor the Bylaws exempt the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

  Annual meetings of stockholders shall be held to elect the Board of Directors of the Company and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman or the Chief Executive Officer or by a majority of the Board. The Company's Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of the Company may be effected at a duly called annual or special meeting of the stockholders or may be taken by a consent in writing by stockholders.

  The Company's Certificate of Incorporation may be amended with the approval of a majority of the Board and the holders of a majority of the Company's outstanding voting securities.

  The number of directors shall be fixed by resolution of the Board. The size of the Board is currently fixed at seven members. The directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of the Company's voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum of the full board), a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders. In connection with the combination of TNTI and Modem in December 1996 (the "Modem Combination"), the Company and TNC agreed to cause the election of the following individuals to the Board of Directors, subject to certain conditions: (i) each of Messrs. O'Connell, Ahlers and Allen, so long as they collectively own at least 61% of the aggregate amount of Class A common stock they received pursuant to the Modem Combination; (ii) Mr. O'Connell and either Mr. Ahlers or Mr. Allen, so long as Messrs. O'Connell, Ahlers and Allen collectively own at least 45% of the aggregate amount of the Class A common stock they received pursuant to the Modem Combination, and (iii) Mr. O'Connell, so long as Messrs. O'Connell, Ahlers and Allen collectively own at least 30% of the aggregate amount of Class A common stock they received pursuant to the Modem Combination.

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

LIMITATION OF LIABILITY; INDEMNIFICATION

  The Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Bylaws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers. See "Management-- Limitation of Liability and Indemnification Matters."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Class A common stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Company's common stock. The Company cannot predict the effect, if any, that sales of shares of the Class A common stock to the public or the availability of shares for sale to the public will have on the market price of the Class A common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Class A common stock.

  Upon consummation of this offering, the Company will have 5,023,831 shares of Class A common stock outstanding (5,413,831 shares if the underwriters' over-allotment is exercised in full) and 5,648,624 shares of Class B common stock outstanding. Of the shares outstanding after the offering, the 2,600,000 shares of Class A common stock sold in the offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company, which shares will be subject to the volume limitations of Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Substantially all of the remaining 2,423,831 shares of Class A common stock and all of the 5,648,624 shares of Class B common stock outstanding will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person other than a nominee of its holder (without a change in beneficial ownership) or any parent corporation or wholly-owned subsidiary of such holder.

  Subject to the foregoing and to the lock-up agreements described below, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, holders of restricted securities will be entitled to sell a number of shares of common stock within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock (approximately 106,725 shares immediately after the offering) or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning the Company are satisfied.

  Immediately after the offering, there will be options to purchase approximately 1,890,542 shares of Class A common stock outstanding. Subject to the provisions of the lock-up agreements described below, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, immediately after this offering, the Company intends to file a registration statement on Form S-8 covering all options granted under the 1997 Stock Plan. Shares of Class A common stock registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described below. See "Management--Stock Plans--1997 Stock Option Plan."

  Notwithstanding the foregoing, in connection with this offering, each of the Company, TNC and its affiliates, and the Company's directors and officers has agreed that, without the prior written consent of BancBoston Robertson Stephens Inc. on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, he, she or it will not directly or indirectly:

  . offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any right with respect to, any shares of common stock or any securities convertible into or exchangeable for shares of common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company).

The above 180-day restriction does not apply to the following:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement (as described below);

  . the issuance of common stock upon the exercise of outstanding options; or

  . the issuance of options under existing stock option and incentive plans, provided such options do not vest prior to the expiration of the 180-day period referenced above. See "Underwriting."

                                  UNDERWRITING

  The Underwriters named below (the "Underwriters"), acting through their representatives, BancBoston Robertson Stephens Inc., NationsBanc Montgomery Securities LLC and Bear, Stearns & Co. Inc. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the underwriting agreement, to purchase from the Company the number of shares of Class A common stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                       NUMBER OF
                                UNDERWRITER                             SHARES
                                -----------                            ---------
      BancBoston Robertson Stephens Inc...............................
      NationsBanc Montgomery Securities LLC...........................
      Bear, Stearns & Co. Inc.........................................
                                                                       ---------
        Total......................................................... 2,600,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $       per share, of which
$      may be reallowed to other dealers. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this prospectus. The Class A common stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Over-Allotment Option. The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 390,000 additional shares of Class A common stock at the same price per share as the Company will receive for the 2,600,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Class A common stock to be purchased by it shown in the above table represents as a percentage of the 2,600,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,600,000 shares are being sold. The Company will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Class A common stock offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $35.9 million, $5.0 million and $30.9 million, respectively.

  Directed Share Program. At the request of the Company, the Underwriters have
reserved up to       shares of Class A common stock to be issued by the Company and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of the Company. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

  Indemnity. The underwriting agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each officer and director of the Company and certain other holders of shares of common stock have agreed, during the period ending 180 days after the date of this prospectus ("the lock-up period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreement. There are no existing agreements between the Representatives and any of the Company's stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

  Future Sales. In addition, the Company has agreed that during the lock-up period the Company will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the Company's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans provided such options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

  Listing. Application has been made to have the Class A common stock approved for quotation on the Nasdaq National Market under the symbol "MMPT."

  No Prior Public Market. Prior to this offering, there has been no public market for the Company's common stock. Consequently, the public offering price for the Class A common stock offered by this prospectus will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  Stabilization. The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Class A common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Class A common stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Class A common stock. A "syndicate covering transaction" is the bid for or the purchase of Class A common stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with this offering if the Class A common stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares of Class A common stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Class A common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance that a copy of such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit filed, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Modem Media . Poppe Tyson, Inc. and Subsidiaries
  Report of Independent Public Accountants................................ F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998..................................................... F-3
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997 and the nine months ended September 30, 1997
   (unaudited) and 1998................................................... F-4
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997 and the nine months ended
   September 30, 1998..................................................... F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997 and the nine months ended September 30, 1997
   (unaudited) and 1998................................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7
Modem Media Advertising Limited Partnership
  Report of Independent Public Accountants................................ F-22
  Balance Sheets as of December 31, 1995 and 1996......................... F-23
  Statements of Income for the years ended December 31, 1995 and 1996..... F-24
  Statements of Partners' Capital for the years ended December 31, 1995 and 1996............................................................... F-25
  Statements of Cash Flows for the years ended December 31, 1995 and
   1996................................................................... F-26
  Notes to Financial Statements........................................... F-27
PTI Strategic Interactive Marketing Operations
  Report of Independent Public Accountants................................ F-30
  Balance Sheets as of December 31, 1996 and 1997......................... F-31
  Statements of Operations for the years ended December 31, 1996 and
   1997................................................................... F-32
  Statements of Changes in Equity (Deficit) for the years ended December
   31, 1996 and 1997...................................................... F-33
  Statements of Cash Flows for the years ended December 31, 1996 and
   1997................................................................... F-34
  Notes to Financial Statements........................................... F-35

After the reorganization transaction discussed in Note 1 to Modem Media . Poppe Tyson, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP
Stamford, Connecticut
November 16, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Modem Media . Poppe Tyson, Inc.:

  We have audited the accompanying consolidated balance sheets of Modem Media . Poppe Tyson, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997 and September 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modem Media . Poppe Tyson, Inc. and subsidiaries as of December 31, 1996 and 1997 and September 30, 1998, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      PRO FORMA
                         DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                             1996          1997          1998           1998
                         ------------  ------------  -------------  -------------
                                                                     (UNAUDITED)
                                                                    (SEE NOTE 15)
         ASSETS
Current Assets:
 Cash................... $  2,726,000  $  7,056,000  $  4,349,000   $  4,349,000
 Accounts receivable,
  net of bad debt
  reserve of $408,000,
  $452,000 and
  $578,000,
  respectively..........    6,586,000     7,414,000    11,650,000     11,650,000
 Unbilled revenues......      590,000     1,044,000       987,000        987,000
 Unbilled charges.......      650,000       658,000       563,000        563,000
 Deferred taxes.........        3,000       303,000       699,000        699,000
 Prepaid expenses and
  other current
  assets................      154,000       341,000       717,000        717,000
 TNC note receivable....          --            --      2,500,000      2,500,000
                         ------------  ------------  ------------   ------------
   Total current
    assets..............   10,709,000    16,816,000    21,465,000     21,465,000
Property and Equipment:
 Leasehold
  improvements..........      111,000       239,000       288,000        694,000
 Computers and
  software..............    1,316,000     2,240,000     4,343,000      5,078,000
 Furniture and other....      419,000     1,480,000     2,350,000      2,833,000
                         ------------  ------------  ------------   ------------
   Total property and
    equipment...........    1,846,000     3,959,000     6,981,000      8,605,000
 Less: accumulated
  depreciation and
  amortization..........      (19,000)   (1,134,000)   (2,454,000)    (2,454,000)
                         ------------  ------------  ------------   ------------
   Total property and
    equipment, net......    1,827,000     2,825,000     4,527,000      6,151,000
Other Assets:
 Goodwill, net of
  accumulated
  amortization of $0,
  $1,666,000 and
  $2,974,000,
  respectively..........   32,161,000    31,645,000    33,600,000     33,600,000
 Net assets of TNC
  Units Held for
  Transfer..............    9,291,000     7,573,000     7,444,000            --
 Deferred taxes.........          --         84,000       179,000        179,000
 Other assets,
  including deferred
  offering costs........       34,000        81,000       967,000        967,000
                         ------------  ------------  ------------   ------------
   Total other assets...   41,486,000    39,383,000    42,190,000     34,746,000
                         ------------  ------------  ------------   ------------
   Total assets......... $ 54,022,000  $ 59,024,000  $ 68,182,000   $ 62,362,000
                         ============  ============  ============   ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable....... $  1,656,000  $  1,101,000  $  2,764,000   $  2,764,000
 Pre-billed media.......    1,343,000     3,886,000     3,546,000      3,546,000
 Advance billings.......    1,393,000     2,163,000     1,224,000      1,224,000
 Deferred revenues......      174,000     1,616,000     3,066,000      3,066,000
 Income taxes payable...      174,000       549,000       661,000        661,000
 Current portion of
  long-term lease
  obligations...........       76,000       342,000       449,000        449,000
 Accrued expenses.......      690,000     1,494,000     3,401,000      3,401,000
 Due to TNC.............          --        729,000     1,212,000      7,212,000
 Due to former Modem
  partners..............    1,564,000           --            --             --
 Other current
  liabilities...........      211,000     1,667,000     3,251,000      3,251,000
                         ------------  ------------  ------------   ------------
   Total current
    liabilities.........    7,281,000    13,547,000    19,574,000     25,574,000
Noncurrent Liabilities:
 Due to Bozell, non-
  interest bearing......          --      3,346,000     5,275,000            --
 Note payable to TNC,
  non-interest
  bearing...............    6,000,000     6,000,000     6,000,000            --
 Deferred taxes.........       29,000           --            --             --
 Capital lease
  obligations, less
  current portion.......      193,000       472,000       507,000        507,000
 Other liabilities......       26,000        41,000        24,000         24,000
Commitments and
 contingencies..........
Stockholders' Equity:
 Common stock, Class A,
  $.001 par value--
  39,351,376 shares
  authorized, 2,423,831
  issued and
  outstanding...........        3,000         3,000         3,000          3,000
 Common stock, Class B,
  $.001 par value--
  5,648,624 shares
  authorized, 4,839,110
  issued and
  outstanding...........        5,000         5,000         5,000          6,000
 Preferred stock, $.001
  par value--5,000,000
  shares authorized,
  none issued and
  outstanding...........          --            --            --             --
 Paid-in capital........   43,588,000    44,828,000    47,273,000     46,727,000
 Accumulated deficit....   (3,103,000)   (9,192,000)  (10,498,000)   (10,498,000)
 Accumulated other
  comprehensive
  income................          --        (26,000)       19,000         19,000
                         ------------  ------------  ------------   ------------
   Total stockholders'
    equity..............   40,493,000    35,618,000    36,802,000     36,257,000
                         ------------  ------------  ------------   ------------
   Total liabilities and
    stockholders'
    equity.............. $ 54,022,000  $ 59,024,000  $ 68,182,000   $ 62,362,000
                         ============  ============  ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     YEAR ENDED                    NINE MONTHS ENDED
                                    DECEMBER 31,                     SEPTEMBER 30,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                                                (UNAUDITED)
Revenues................ $   438,000  $ 2,093,000  $25,497,000  $18,025,000  $30,397,000
Costs and Expenses:
  Salaries and
   benefits.............     308,000    1,322,000   15,894,000   11,187,000   20,793,000
  Office and general....     215,000      712,000    9,038,000    6,162,000   10,309,000
  Amortization of
   goodwill.............         --           --     1,666,000    1,249,000    1,308,000
  Operating results of
   TNC Units Held for
   Transfer.............   1,766,000    1,309,000    2,180,000    1,600,000       13,000
                         -----------  -----------  -----------  -----------  -----------
    Total costs and
     expenses...........   2,289,000    3,343,000   28,778,000   20,198,000   32,423,000
Operating Loss..........  (1,851,000)  (1,250,000)  (3,281,000)  (2,173,000)  (2,026,000)
Interest Expense, Net...         --           --       (76,000)     (62,000)      (5,000)
                         -----------  -----------  -----------  -----------  -----------
Loss before Income
 Taxes..................  (1,851,000)  (1,250,000)  (3,357,000)  (2,235,000)  (2,031,000)
(Benefit) Provision for
 Income Taxes...........    (873,000)    (548,000)    (248,000)    (246,000)      57,000
                         -----------  -----------  -----------  -----------  -----------
Net Loss................ $  (978,000) $  (702,000) $(3,109,000) $(1,989,000) $(2,088,000)
                         ===========  ===========  ===========  ===========  ===========
Pro forma basic and
 diluted net loss per
 share.................. $     (0.12) $     (0.09) $     (0.39) $     (0.25) $     (0.26)
                         ===========  ===========  ===========  ===========  ===========
Pro forma weighted-
 average number of
 common shares
 outstanding............   8,072,000    8,072,000    8,072,000    8,072,000    8,072,000
                         ===========  ===========  ===========  ===========  ===========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                         COMMON STOCK                              ACCUMULATED
                         -------------              ACCUMULATED       OTHER         TOTAL
                         CLASS  CLASS    PAID-IN     EARNINGS/    COMPREHENSIVE STOCKHOLDERS'
                           A      B      CAPITAL     (DEFICIT)       INCOME        EQUITY
                         ------ ------ -----------  ------------  ------------- -------------
Balance as of December
 31, 1994............... $  --  $  --  $       --   $    256,000    $    --      $   256,000
Comprehensive income:
  Net loss..............    --     --          --       (978,000)        --         (978,000)
                                                                                 -----------
    Total comprehensive
     income.............                                                            (978,000)
Dividends...............    --     --          --       (124,000)        --         (124,000)
                         ------ ------ -----------  ------------    --------     -----------
Balance as of December
 31, 1995...............    --     --          --       (846,000)        --         (846,000)
Comprehensive income:
  Net loss..............    --     --          --       (702,000)        --         (702,000)
                                                                                 -----------
    Total comprehensive
     income.............                                                            (702,000)
Acquisition of Modem....  3,000  5,000  35,134,000           --          --       35,142,000
Forgiveness of
 intercompany
 borrowings.............    --     --    8,454,000           --          --        8,454,000
Dividends...............    --     --          --     (1,555,000)        --       (1,555,000)
                         ------ ------ -----------  ------------    --------     -----------
Balance as of December
 31, 1996...............  3,000  5,000  43,588,000    (3,103,000)        --       40,493,000
Comprehensive income:
  Net loss..............    --     --          --     (3,109,000)        --       (3,109,000)
  Foreign currency
   translation
   adjustment...........    --     --          --            --        8,000           8,000
                                                                                 -----------
    Total comprehensive
     income.............                                                          (3,101,000)
                                                                                 -----------
Acquisition of PTI
 Strategic Interactive
 Marketing Operations...                              (2,980,000)    (34,000)     (3,014,000)
Payment to former Modem
 partners...............    --     --    1,150,000           --          --        1,150,000
Other, net..............    --     --       90,000           --          --           90,000
                         ------ ------ -----------  ------------    --------     -----------
Balance as of December
 31, 1997...............  3,000  5,000  44,828,000    (9,192,000)    (26,000)     35,618,000
Comprehensive income:
  Net loss..............    --     --          --     (2,088,000)        --       (2,088,000)
  Foreign currency
   translation
   adjustment...........    --     --          --            --       45,000          45,000
                                                                                 -----------
    Total comprehensive
     income.............                                                          (2,043,000)
                                                                                 -----------
Payment to former Modem
 partners...............    --     --    3,263,000           --          --        3,263,000
Other, net..............    --     --     (818,000)      782,000         --          (36,000)
                         ------ ------ -----------  ------------    --------     -----------
Balance as of September
 30, 1998............... $3,000 $5,000 $47,273,000  $(10,498,000)   $ 19,000     $36,802,000
                         ====== ====== ===========  ============    ========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA, POPPE TYSON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      YEAR ENDED                     NINE MONTHS ENDED
                                     DECEMBER 31,                      SEPTEMBER 30,
                          -------------------------------------  --------------------------
                             1995        1996          1997          1997          1998
                          ----------  -----------  ------------  ------------  ------------
                                                                 (UNAUDITED)
Cash flows from
 operating activities:
 Net loss...............  $ (978,000) $  (702,000) $ (3,109,000) $ (1,989,000) $ (2,088,000)
 Adjustments to
  reconcile net loss to
  net cash (used in)
  provided by operating
  activities:
  Depreciation..........       4,000       15,000     1,189,000       827,000     1,165,000
  Amortization of
   goodwill.............         --           --      1,666,000     1,249,000     1,308,000
  Provision for doubtful
   accounts.............         --           --        517,000       150,000       251,000
  Loss on disposal of
   equipment............         --           --         98,000           --        155,000
  Changes in assets and
   liabilities:
   Accounts receivable..    (606,000)  (1,692,000)     (568,000)    1,206,000    (4,487,000)
   Unbilled revenues....         --       (76,000)     (454,000)     (582,000)       57,000
   Unbilled charges.....    (123,000)     (52,000)       38,000      (350,000)       95,000
   Prepaid expenses and
    other current
    assets..............         --           --       (125,000)     (174,000)     (376,000)
   Accounts payable and
    other current
    liabilities.........     129,000     (347,000)      535,000       436,000     3,247,000
   Pre-billed media.....         --           --      2,543,000    (1,343,000)     (340,000)
   Advance billings.....         --       428,000       770,000    (1,110,000)     (939,000)
   Deferred revenues....      89,000      (76,000)    1,442,000     3,620,000     1,450,000
   Income taxes
    payable.............     (37,000)     210,000       375,000       424,000       112,000
   Accrued expenses.....         --       378,000       196,000       840,000     1,907,000
   Deferred taxes.......         --      (135,000)     (413,000)      (99,000)     (491,000)
   Other, net...........         --         1,000       (22,000)       47,000      (896,000)
   Net assets of TNC
    Units Held for
    Transfer............   1,215,000   (1,635,000)    1,718,000     1,090,000       129,000
                          ----------  -----------  ------------  ------------  ------------
    Net cash (used in)
     provided by
     operating
     activities.........    (307,000)  (3,683,000)    6,396,000     4,242,000       259,000
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........     (27,000)    (139,000)   (1,324,000)     (923,000)   (2,591,000)
 Cash of acquired
  companies.............         --     2,723,000       147,000           --            --
                          ----------  -----------  ------------  ------------  ------------
    Net cash (used in)
     provided by
     investing
     activities.........     (27,000)   2,584,000    (1,177,000)     (923,000)   (2,591,000)
Cash flows from
 financing activities:
 Funding from parent
  company...............     458,000    5,380,000       729,000      (332,000)      (88,000)
 Dividends paid to TNC..    (124,000)  (1,555,000)          --            --            --
 Distributions to former
  Modem partners........         --           --     (1,564,000)   (1,564,000)          --
 Principal payments made
  under capital lease
  obligations...........         --           --       (143,000)      (96,000)     (289,000)
 Other, net.............         --           --         89,000        88,000         2,000
                          ----------  -----------  ------------  ------------  ------------
    Net cash provided by
     (used in) financing
     activities.........     334,000    3,825,000      (889,000)   (1,904,000)     (375,000)
                          ----------  -----------  ------------  ------------  ------------
Net increase (decrease)
 in cash................         --     2,726,000     4,330,000     1,415,000    (2,707,000)
Cash, at beginning of
 period.................         --           --      2,726,000     2,726,000     7,056,000
                          ----------  -----------  ------------  ------------  ------------
Cash, at end of period..  $      --   $ 2,726,000  $  7,056,000  $  4,141,000  $  4,349,000
                          ==========  ===========  ============  ============  ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  Modem Media . Poppe Tyson, Inc. ("MMPT" or the "Company") was formed by True North Communications Inc. ("TNC") in 1996 to combine certain of TNC's strategic interactive marketing and web site design and maintenance units with Modem Media Advertising Limited Partnership ("Modem") in a business combination accounted for under the purchase method (see Note 3). Accordingly, Modem has been reflected in the MMPT financial statements since December 31, 1996. Modem is a predecessor entity of MMPT, and its financial statements as of and for the years ended December 31, 1995 and 1996 are included elsewhere in the registration statement. The Company's name was changed from TN Technologies Inc. to Modem Media . Poppe Tyson, Inc. in November 1998.

  Effective October 1, 1998, the Company acquired the strategic interactive marketing operations of Poppe Tyson Inc. (the "PTI Strategic Interactive Marketing Operations") from TNC in exchange for certain of the Company's subsidiaries and operations (the "TNC Units Held for Transfer") and an aggregate of 809,514 shares of Class B common stock (the "Combination") (see
Note 15). The PTI Strategic Interactive Marketing Operations consist of the strategic interactive marketing operations of Poppe Tyson Inc. ("PTI") in the United Kingdom, Hong Kong and the U.S., and certain fixed assets. The historical financial results of the PTI Strategic Interactive Marketing Operations have been prepared on a carved-out basis, and are included in the Consolidated Financial Statements of the Company from December 31, 1997, the date of the merger of Bozell with TNC. All adjustments necessary for the fair presentation of the consolidated financial statements related to the PTI Strategic Interactive Marketing Operations are reflected herein. The accumulated deficit arising from the operating results of the PTI Strategic Interactive Marketing Operations is reflected as a reduction in paid-in capital in the accompanying consolidated balance sheets at September 30, 1998. The PTI Strategic Interactive Marketing Operations are a predecessor entity of the Company, and their financial statements as of and for the years ended December 31, 1996 and 1997 are included elsewhere in the registration statement.

  PTI was formed in December 1985 as a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), which was acquired by TNC in December 1997 in a business combination accounted for under the pooling-of-interests method. PTI includes the strategic interactive marketing operations and website production and maintenance businesses of Bozell.

  Prior to undertaking the Combination, Company and TNC management agreed that the value of the TNC Units Held for Transfer would be optimized under TNC management, as the strategic focus of the underlying businesses would not be complementary to the Company. TNC and the Company have analyzed the future cash flows of the TNC Units Held for Transfer and believe the investment is fully realizable at this time. Because the Combination occurred among TNC and majority-owned, controlled subsidiaries, the transaction has been recorded at historical cost as of December 31, 1997, the date upon which the Company and the PTI Strategic Interactive Marketing Operations came under common control.

  In contemplation of the Combination effected as of October 1, 1998, the net assets of the TNC Units Held for Transfer have been presented as one line on the face of the historical balance sheets in a manner similar to that of assets held for sale. Similarly, the pre-tax results of the TNC Units Held for Transfer have been presented as one line in the historical statements of operations.

  Summarized financial data of the TNC Units Held for Transfer are as follows:

                                        YEAR ENDED                    NINE MONTHS ENDED
                                       DECEMBER 31,                     SEPTEMBER 30,
                            -------------------------------------  ------------------------
                               1995         1996         1997         1997         1998
                            -----------  -----------  -----------  -----------  -----------
                                                                   (UNAUDITED)  (UNAUDITED)
   Revenues................ $11,001,000  $18,401,000  $16,766,000  $12,598,000  $10,140,000
   Costs and expenses......  12,766,000   19,663,000   18,652,000   14,125,000   10,019,000
   Loss before income
    taxes..................  (1,766,000)  (1,309,000)  (2,180,000)  (1,600,000)     (13,000)
   Net loss................    (930,000)    (751,000)  (1,718,000)  (1,096,000)    (129,000)

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                                                DECEMBER 31,
                                           ----------------------- SEPTEMBER 30,
                                              1996        1997         1998
                                           ----------- ----------- -------------
                                                                    (UNAUDITED)
   Current assets......................... $ 7,590,000 $10,378,000  $10,089,000
   Goodwill, net..........................   6,212,000   5,893,000    5,686,000
   Total assets...........................  18,255,000  19,845,000   19,444,000
   Current liabilities....................   6,881,000   4,119,000    5,251,000
   Total liabilities......................   8,964,000  12,272,000   12,000,000
   Net assets.............................   9,291,000   7,573,000    7,444,000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations--The Company has been a leading provider of digital interactive marketing solutions since 1987. By developing marketing programs that incorporate advanced communications technologies, the Company enables its clients to establish, retain and manage customer relationships. The Company's marketing programs include the design and implementation of electronic business programs that enable its clients to support and leverage their world class brands. The Company combines its substantial expertise in strategic marketing, creative design and digital technology to deliver, on a worldwide basis, a complete range of digital interactive marketing services, including strategic consulting and research, e-business implementation (including electronic commerce and electronic consumer care services), interactive advertising and promotions, and data collection analysis. The Company's marketing programs are designed to enable its clients to target narrowly-defined market segments, provide their customers with detailed product and service information, sell products and services and provide post-sale customer support electronically, and offer ongoing marketing programs. Marketing programs developed by the Company are delivered primarily through the Internet. The Company has operations in the United States, Canada, Hong Kong and the United Kingdom.

  The Company is in the process of completing an initial public offering and, as such, is subject to certain risk factors including: history of operating losses; variability of operating results; dependence on key clients; and integration of separate businesses. All of these risk factors are described in detail under "Risk Factors."

  Principles of Consolidation--The accompanying consolidated financial statements include all of the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Interim Financial Statements--The consolidated balances as of and for the nine months ended September 30, 1997 are unaudited. The unaudited consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of its operating results. The operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition and Billing--A majority of the Company's revenues are derived from fixed-fee contracts. Revenues are recognized as services are rendered. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings. Unbilled charges represent production and other client reimbursable out-of-pocket costs in excess of billings. Revenue is reported net of such reimbursable costs. Pre-billed media represents amounts billed to customers for media placement in advance of the advertisements being placed. Advanced billings represent billings of production and other client reimbursable out-of-pocket

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES costs in excess of those incurred. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are determinable.

  Business Concentrations and Credit Risk--The Company's services have been provided to a limited number of clients located worldwide in a variety of industries. The Company had revenues from five clients during the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 that accounted for 65.5%, 64.9% and 54.8% of total revenues, respectively. No one client accounted for more than 10% of revenues during the years ended December 31, 1995 or 1996.

  The Company is subject to a concentration of credit risk with respect to its accounts receivable. One customer accounted for 28.4% and 16.4% of accounts receivable as of December 31, 1996 and 1997, respectively, and two customers accounted for 38.9% of accounts receivable as of September 30, 1998.

  Property and Equipment--Property and equipment are stated at cost and are depreciated, principally using the straight-line method, over their estimated useful lives of three to five years for computers and software, and five to twelve years for furniture and other. Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, the Company reviews its recorded property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any identified impairments. In conjunction with the transactions that occurred effective October 1, 1998 (see Note 1), the Company performed a physical inventory of property and equipment at certain international locations. As a result of such inventory, the Company recorded a non-cash impairment loss of $154,000 during the third quarter of 1998.

  Income Taxes--Modem and TNC have certain tax-sharing arrangements that are described in Note 10. The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

  Goodwill--Goodwill represents acquisition costs in excess of the fair value of tangible net assets of purchased subsidiaries and is amortized using the straight-line method over 20 years. Carrying values are periodically reviewed for impairment and adjusted, if necessary, based upon current facts and circumstances and management's estimates of undiscounted future cash flows from the related businesses.

  Fair Value of Financial Instruments--The carrying values of the Company's current assets and current liabilities approximate fair value because of the short maturities of these financial instruments.

  Pro Forma Net Loss Per Share--In accordance with SFAS No. 128, Earnings Per Share, pro forma basic net loss per share is computed using the weighted-average number of common shares of MMPT outstanding upon consummation of the
transaction with TNC effective as of October 1, 1998 (see Note 1). On      ,
the Company's Board of Directors approved a 0.95-for-1 reverse split of the Company's outstanding common stock. Accordingly, all historical weighted-average share and per-share amounts have been restated to reflect the reverse stock split. Net loss per share has been presented on a pro forma basis as if 8,072,000 shares of

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES common stock of the Company had been outstanding during all periods presented. Pro forma diluted net loss per share gives effect to all potential dilutive securities that were outstanding during the period. The Company had a net loss for all periods presented herein; therefore, none of the options outstanding during each of the periods presented were included in the computations of pro forma diluted loss per share as they were antidilutive. See Note 6 for the details of options outstanding.

  Proposed Public Offering--In connection with its contemplated initial public offering of securities, the Company has incurred approximately $750,000 in offering-related costs that are being deferred until the consummation of the offering, at which time they will be charged against paid-in capital. If the offering is not consummated, the deferred costs will be expensed.

  Foreign Currency Translation--The Company's financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains (losses) are included in the accompanying consolidated statements of operations. Such gains (losses) were immaterial for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998. The Company had no foreign currency transaction gains (losses) during the year ended December 31, 1995.

  Comprehensive Income--The Company reflects its comprehensive income, such as unrealized gains or losses on the Company's foreign currency translation adjustments, as a separate component of stockholders' equity as required by SFAS No. 130, Reporting Comprehensive Income. There were no other items of comprehensive income during these periods.

  Recently Issued Accounting Standard--In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. The statement also establishes standards for related disclosure about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, but, it is not required to be applied to interim financial statements in the initial year of adoption. Therefore, the Company will adopt the new requirements retroactively in its annual consolidated financial statements for the year ended December 31, 1998. The Company currently believes that it operates in one segment and that the adoption of SFAS No. 131 will not materially affect the Company's current disclosure of geographic information (see Note 11).

3. ACQUISITIONS

   On December 31, 1996, TNC, through the Company, acquired a 64% interest in Modem for $32,590,000. The consideration was comprised of $24,387,000 in common stock of TNC and a 36% interest in certain operations of the Company valued at $8,203,000 by independent appraisal experts. In addition, TNC is obligated to make cash payments of up to $19,000,000 (reduced by the payments discussed below) and issue $4,000,000 in shares of TNC common stock to the former owners of Modem upon completion of an initial public offering of common stock and/or certain other events. TNC contributed its interests in Modem to the Company in exchange for shares of Class B common stock. The remaining interests in Modem were contributed by its former owners to the Company in exchange for shares of Class A common stock. The above transactions resulted in TNC holding 4,839,110 shares of Class B common stock of the Company and the former owners of Modem holding 2,415,646 shares of Class A common stock of the Company at December 31, 1996. Assets acquired, liabilities assumed and intercompany indebtedness forgiven by TNC in this transaction were $42,300,000, $7,158,000 and $8,454,000, respectively, and are reflected in the accompanying consolidated balance sheets. The difference between the initial purchase price and the fair value of assets acquired of approximately $32,161,000, excluding costs of the transaction, has been allocated to goodwill by the Company.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Additional payments made will be allocated to the cost in excess of the fair value of tangible net assets acquired and amortized by the Company over the remaining life of the assets. The acquisition agreement also requires additional payments contingent on future earnings to be made in the event that an initial public offering has not occurred, which payments thereby reduce the aforementioned $19,000,000 obligation. Pursuant to the agreement, payments aggregating $1,150,000 and $3,263,000 were made to the former owners in February 1997 and May 1998, respectively, resulting in a corresponding increase in goodwill.

  Effective October 1, 1998, the Company purchased the PTI Strategic Interactive Marketing Operations in exchange for the TNC Units Held for Transfer and 809,514 shares of stock of the Company (see Note 1). The PTI Strategic Interactive Marketing Operations consist of the strategic interactive marketing operations of PTI in the United Kingdom, Hong Kong and the U.S., and certain fixed assets. Assets acquired and liabilities assumed by the Company in this transaction were $1,565,000 and $4,579,000, respectively, and are reflected in the accompanying consolidated balance sheets as of December 31, 1997, the date upon which the Company and the PTI Strategic Interactive Marketing Operations came under common control.

  The following information reflects pro forma statements of operations data for the years ended December 31, 1995, 1996, and 1997 assuming the acquisitions of Modem and the PTI Strategic Interactive Marketing Operations were consummated on January 1, 1995 (see Note 1).

                                                  PTI STRATEGIC
                                                   INTERACTIVE
                             THE                    MARKETING    PRO FORMA
                           COMPANY       MODEM     OPERATIONS   ADJUSTMENTS   COMBINED
                         -----------  ----------- ------------- -----------  -----------
YEAR ENDED DECEMBER 31,
 1995
Revenues................ $   438,000  $11,718,000  $       --   $       --   $12,156,000
(Loss) income before
 income taxes...........  (1,851,000)   3,960,000          --    (1,666,000)     443,000
Net (loss) income.......    (978,000)   3,960,000          --    (3,329,000)    (347,000)
Basic net loss per
 common share...........                                                            (.04)
YEAR ENDED DECEMBER 31,
 1996
Revenues................ $ 2,093,000  $18,102,000  $   126,000  $       --   $20,321,000
(Loss) income before
 income taxes...........  (1,250,000)     137,000     (480,000)  (1,666,000)  (3,259,000)
Net (loss) income.......    (702,000)     137,000     (480,000)  (1,723,000)  (2,768,000)
Basic net loss per
 common share...........                                                            (.34)
YEAR ENDED DECEMBER 31,
 1997
Revenues................ $25,497,000  $       --   $ 3,925,000  $       --   $29,422,000
Loss before income
 taxes..................  (3,357,000)         --    (2,648,000)         --    (6,005,000)
Net loss................  (3,109,000)         --    (2,500,000)         --    (5,609,000)
Basic net loss per
 common share...........                                                            (.70)

  The pro forma adjustments above reflect the annual amortization expense on approximately $33,000,000 in goodwill, over a useful life of 20 years, that would have resulted from the acquisition of Modem were it to have occurred on January 1, 1995 and the tax provision that would have been recorded on the earnings of Modem had it ceased existing as a limited partnership as of such date.

4. DEBT

  Restrictions on Indebtedness--Pursuant to certain agreements between TNC and its lenders, the Company is subject to certain limitations on indebtedness. Such limitations could adversely affect the Company's ability to secure debt financing in the future.

  Lines of Credit--In June 1997, Modem increased its bank line of credit from $1,000,000 to $2,000,000 and the facility subsequently expired in June 1998. No borrowings were outstanding under this line of credit as of the balance sheet dates.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Interest Expense--The Company incurred interest expense on all borrowings, including those from related parties, of $0, $0 and $119,000 for the years ended December 31, 1995, 1996 and 1997, and $76,000 and $117,000 for the nine months ended September 30, 1997 and 1998, respectively. Related party interest expense in the respective totals above are $0, $0, $46,000, $24,000 and $32,000.

5. EQUITY

  Pursuant to the Company's Amended and Restated Certificate of Incorporation (see Note 15), the Company has authority to issue an aggregate of 50,000,000 shares of capital stock, consisting of 39,351,376 shares of Class A common stock, par value $.001 per share, 5,648,624 shares of Class B common stock, par value $.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $.001 per share.

  Common Stock--The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights. Each share of Class A common stock outstanding is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B common stock entitles the holder to five votes on each such matter. TNC owns, directly or indirectly, all of the outstanding shares of Class B common stock. Except as required by applicable law, holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. There is no cumulative voting in the election of directors.

  The shares of Class A common stock are not convertible. The shares of Class B common stock are convertible into shares of Class A common stock, in whole or in part, at any time at the option of the holder, into an equal number of shares of Class A common stock. Each share of Class B common stock will also automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person other than a nominee of such holder (without a change in beneficial ownership) or any parent corporation or wholly-owned subsidiary of such holder. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held on all matters submitted to a vote of the Company's stockholders.

  In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of preferred stock, if any, the remaining assets of the Company will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

  Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal per share amount of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of Class A common stock and Class B common stock differ at that time.

  The holders of the Class A common stock and Class B common stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Class A common stock or the Class B common stock.

  All shares of Class A common stock and Class B common stock outstanding are fully paid and nonassessable, and all the shares of Class A common stock and Class B common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Preferred Stock--Preferred stock may be issued, from time to time, pursuant to a resolution by the Company's Board of Directors that will set forth the voting powers and other pertinent rights of such series.

6. STOCK-BASED COMPENSATION PLAN

  The Company has established various stock option plans for its officers, directors, key employees and consultants. Options to purchase 345,244 shares of Class A common stock that vested immediately and expire on September 30, 2006 were issued under the Modem Media Advertising Limited Partnership 1996 Option Plan at an exercise price of $0.64 per share. The TN Technologies, Inc. 1997 Stock Option Plan provides for up to 1,140,000 shares of Class A common stock to be issued at an exercise price of at least 100% of the fair market value of the stock on the date of grant as determined by the Board of Directors. On December 11, 1998, the number of shares authorized to be optioned under the plan was increased to 3,040,000 (see Note 15). These options expire ten years after the date of grant with 20% vesting on the date of grant and the remainder vesting at an additional 20% on each anniversary thereof.

  The Company utilizes the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and applies APB No. 25 and related interpretations in accounting for its stock option plan. Under APB No. 25, because the exercise prices of the Company's employee stock options are equal to the market prices of the underlying Company stock on the date of grant, no compensation expense is recognized. If compensation expense for stock options awarded under the Company's plans had been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been reduced to the following pro forma amounts:

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                            1996        1997          1998
                                          ---------  -----------  -------------
   Net loss:
     As reported......................... $(702,000) $(3,109,000)  $(2,088,000)
     Pro forma                             (709,000)  (4,077,000)   (2,602,000)
   Basic and diluted loss per share:
     As reported......................... $   (0.09) $     (0.39)  $     (0.26)
     Pro forma...........................     (0.09)       (0.51)        (0.32)

  The effect of applying SFAS No. 123 on the pro forma net loss per share disclosures is not indicative of future amounts because it does not take option grants to be made in future years into consideration.

  The following is a summary of the activity under the Company's stock option plans for each annual period presented:

                                                       DECEMBER 31,
                                             ---------------------------------
                                                   1996             1997
                                             ---------------- ----------------
                                                     WEIGHTED         WEIGHTED
                                                     AVERAGE          AVERAGE
                                                     EXERCISE         EXERCISE
                                             SHARES   PRICE   SHARES   PRICE
                                             ------- -------- ------- --------
   Outstanding at the beginning of the
    year....................................     --   $ --    355,608  $ 0.96
   Granted.................................. 355,608   0.96   694,187   11.58
   Exercised................................     --     --      7,714   11.58
   Forfeited................................     --     --     73,861   11.37
                                             -------          -------
   Outstanding at the end of the year....... 355,608          968,220
                                             -------          -------
   Exercisable at the end of the year....... 347,317          472,924
                                             -------          -------
   Weighted average fair value of options
    granted.................................          $8.28            $ 8.37
                                                      =====            ======

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  The following is a summary of the activity under the Company's stock option plans for the nine months ended September 30, 1998:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                                SHARES   PRICE
                                                                ------- --------
   Outstanding at the beginning of the period.................. 968,220  $ 7.69
   Granted.....................................................  66,171   11.58
   Exercised...................................................   3,703    0.64
   Forfeited...................................................  62,518   11.58
                                                                -------
   Outstanding at the end of the period........................ 968,170
                                                                =======
   Exercisable at the end of the period........................ 574,911
                                                                =======
   Weighted average fair value of options granted..............          $10.54
                                                                         ======

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                  NINE MONTHS
                                                  YEAR ENDED         ENDED
                                                 DECEMBER 31,    SEPTEMBER 30,
                                               ---------------- ----------------
                                                 1996    1997    1997     1998
                                               -------- ------- ------- --------
   Risk-free interest rate....................    6.44%   6.75%   6.79%    5.15%
   Expected life.............................. 10 years 9 years 9 years 10 years
   Expected volatility........................      --   52.77%  52.57%   98.99%
   Expected dividend yield....................      --      --      --       --

  The following table summarizes information regarding the Company's stock options outstanding and exercisable as of September 30, 1998:

                                   OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                               ---------------------------- --------------------
                                        WEIGHTED
                                         AVERAGE   WEIGHTED            WEIGHTED
                                        REMAINING  AVERAGE             AVERAGE
                                       CONTRACTUAL EXERCISE            EXERCISE
         EXERCISE PRICE        SHARES     LIFE      PRICE    SHARES     PRICE
         --------------        ------- ----------- -------- --------- ----------
   $0.64...................... 340,128   8 years   $  0.64    340,128 $    0.64
   $11.58..................... 628,042   9 years   $ 11.58    234,783 $   11.58

7. RELATED PARTY TRANSACTIONS

  In the normal course of business, the Company and TNC have from time-to-time entered into various business transactions and agreements, and the Company and TNC may enter into additional transactions in the future. The following is a summary of each of the material agreements between the Company and TNC.

  Administrative Services Agreement. Under an Administrative Services Agreement, TNC will provide various administrative functions and other services to the Company, including tax preparation, insurance, treasury, corporate support, legal, and debt and lease guarantees. During the period in which TNC performs administrative functions for the Company, expenses associated with such functions will be charged to the Company based on rates and estimates set forth on schedules attached to the Administrative Services Agreement. The Company may terminate this agreement at any time upon 90 days' prior written notice, and TNC may terminate the agreement 12 months following the Combination, but must give 180 days' written notice of such intent to terminate.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Intercompany Credit Arrangements. The Company and TNC are parties to certain intercompany credit agreements. In August 1998, TNC extended a credit facility to the Company allowing for revolving borrowings in the amount of up to $3.0 million to be outstanding at any given time. The credit facility with TNC expires two years from the date of completion of the initial public offering, or sooner upon the occurrence of certain events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company has agreed to provide advances to TNC from time to time upon TNC's request and subject to the Company's discretion. Such advances are due on demand and bear interest at 5.75% per annum. At September 30, 1998, an aggregate of $2.5 million was outstanding under such advances.

  Sublease with Bozell. The Company has entered into a sublease with Bozell pursuant to which the Company will lease office space in New York. The rent per square foot under the sublease agreement is based on the average monthly rent per square foot and other related costs under Bozell's underlying lease.

  Brazil Affiliation Agreement. The Company has entered into an agreement with Bozell pursuant to which Bozell has agreed, for a period of three years, to provide services to the Company's clients through its office in Sao Paolo, Brazil as requested by the Company. In return, the Company has granted a license to Bozell to operate its office in Brazil under the name "Modem Media . Poppe Tyson, Inc." during the same period.

  Tax Matters Agreement. In connection with the transactions consummated effective October 1, 1998, the Company and TNC entered into an agreement providing for certain unitary state tax sharing arrangements.

  Parent Company Allocations--TNC charges each of its operating units for general corporate expenses incurred at the parent company level, including costs to administer certain employee benefit plans (see also Note 8); legal, accounting and treasury services; use of office facilities; and other services for certain operations. The amount of the charge is primarily based on its budgeted revenue. These charges amounted to approximately $0, $262,000 and $291,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and approximately $229,000 and $308,000 for the nine months ended September 30, 1997 and 1998, respectively, and are included in office and general expenses in the consolidated statements of operations. TNC ceased charging allocations to the Company as of June 30, 1998, as the Company has taken on responsibility for the majority of the functions that generate the aforementioned corporate expenses. The Company expects that it may incur increased expenses associated with being a public company.

  Parent Company Guarantees--Commencing on July 1, 1998, TNC has guaranteed payment on behalf of the Company under certain operating and other leases at a fee of 0.5% of the amount guaranteed.

  As a result of the above agreements and other related transactions the financial statements reflect the following balances:

  TNC Note Receivable--On May 26, 1998, the Company entered into an agreement to loan up to $3,000,000 to TNC under a demand note facility. The Company receives payments from TNC under such facility from time to time, as requested. The loan bears interest at 5.75% per annum, payable quarterly, unless the parties agree upon other arrangements. The principal amount outstanding under the facility is due and payable at termination of the agreement, which may be effected at either party's sole discretion upon one business day's written notice. The outstanding balance under this facility is $2,500,000 as of September 30, 1998 and is reflected as TNC Note Receivable in the accompanying consolidated balance sheets.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Due from/to Bozell--Amounts remitted to, and borrowed from, Bozell to fund operations are non-interest bearing. Amounts owed to Bozell as of the date of the reorganization will be contributed to paid-in capital. Accordingly, the balances outstanding as of December 31, 1997 and September 30, 1998 have been reflected as noncurrent liabilities in the accompanying consolidated balance sheets.

  Due to TNC--On December 31, 1996, the Company entered into a one-year agreement with TNC, whereby TNC provided the Company with a credit facility. The agreement has been extended indefinitely beyond the initial one-year term by mutual consent and under the terms outlined hereafter. The Company receives advances from TNC under the facility from time to time, as requested. Prior to 1998, outstanding borrowings bore interest at LIBOR plus .75%, which was due monthly. All accrued interest is due and payable upon termination of the agreement. In 1998, TNC ceased charging interest to the Company under this facility. The outstanding balances at December 31, 1997 and September 30, 1998 were $6,659,000 and $7,152,000, respectively, including $5,930,000 and
$5,940,000 included in the net assets of the TNC Units Held for Transfer as of such dates, respectively. Future payments under this facility will be made at the option of the Company or on demand. At December 31, 1997 and September 30, 1998, $729,000 and $1,212,000, respectively, are reflected as Due to TNC in the accompanying consolidated balance sheets.

  Due to Former Modem Partners--In December 1996, prior to the acquisition by TNC, the partners of Modem declared a distribution of $1,564,000, which was paid in cash on January 2, 1997.

  Note Payable to TNC--On December 31, 1996, TNC capitalized intercompany payables of $8,454,000 from the Company to TNC into equity, including $6,394,000 recorded in the balance sheets of the TNC Units Held for Transfer. The remaining $6,000,000 intercompany payables became a noncurrent obligation, payable by the Company upon completion of an initial public offering.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

8. EMPLOYEE BENEFIT PLANS

  The Company maintains a profit-sharing plan with a 401(k) feature for the benefit of its eligible employees. There is no minimum length of service required to participate in the plan and employees of the Company are eligible to begin participation on designated quarterly enrollment dates provided that they have reached 21 years of age. The Company makes annual matching and/or profit-sharing contributions to the plan at its discretion. In addition, certain employees of the Company have participated in other similar defined contribution plans. Such employees subsequently became participants of the aforementioned profit-sharing plan. Aggregate cost of contributions made by the Company to all employee benefit plans were $0, $0 and $40,000 during the years ended December 31, 1995, 1996 and 1997, respectively, and $31,000 and $156,000 during the nine months ended September 30, 1997 and 1998, respectively.

  The Company intends to adopt a 1999 Employee Stock Purchase Plan effective upon the completion of its initial public offering.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES

  Information Systems--In April 1998, the Company entered into a contract for the replacement of its financial accounting systems. The cost of such systems, which will be capitalized and amortized over five years, will be approximately $1,600,000, of which $800,000 has been incurred as of September 30, 1998. The project's completion is expected during the second quarter of 1999.

  Lease Obligations--The Company leases its office facilities and certain equipment under both operating and capital leases, the expirations of which extend through 2008. Future minimum lease payments under noncancellable leases with lease terms in excess of one year as of December 31, 1997 and September 30, 1998, are as follows:

                                     DECEMBER 31,          SEPTEMBER 30,
                                         1997                   1998
                                 --------------------- -----------------------
                                  CAPITAL   OPERATING   CAPITAL     OPERATING
                                 ---------  ---------- ----------  -----------
   1998......................... $ 390,000  $1,560,000 $  101,000  $   461,000
   1999.........................   328,000   1,660,000    437,000    2,916,000
   2000.........................   140,000   1,328,000    252,000    2,584,000
   2001.........................    68,000     976,000    140,000    2,232,000
   2002.........................    42,000     386,000    117,000    1,641,000
   Thereafter...................       --          --      36,000    7,450,000
                                 ---------  ---------- ----------  -----------
                                   968,000              1,083,000
                                            $5,910,000             $17,284,000
                                            ==========             ===========
   Less: amount representing
    interest....................  (154,000)              (127,000)
                                 ---------             ----------
                                 $ 814,000             $  956,000
                                 =========             ==========

  Rent expense, including rent expense resulting from leases with related parties (see Note 7), was $0, $117,000 and $1,131,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $770,000 and $1,649,000 for the nine months ended September 30, 1997 and 1998, respectively. The Company incurred a non-cash charge of $570,000 during the year ended December 31, 1997 in connection with the termination of a lease for office space that is included in office and general expenses in the accompanying consolidated statements of operations.

  Employment Agreements--In December 1996, the Company entered into five-year employment agreements with certain senior executives providing for aggregate initial base salaries of approximately $1,100,000, subject to increases at the discretion of the Company's Board of Directors. Pursuant to the agreements, if the Company terminates any executive's employment without cause, the executive is entitled to receive severance benefits for a predetermined period.

  Other--In September 1998, the Company executed a letter of intent relating to an investment of up to $5 million in a company that provides media placement on the Internet.

10. INCOME TAXES

  The Company and its predecessor entities operated under tax-sharing arrangements with their former parents. The PTI Strategic Interactive Marketing Operations are, and until October 1, 1998, the effective date of the Combination, will continue to be, for federal income tax purposes, included in the consolidated group of which TNC is the common parent. The PTI Strategic Interactive Marketing Operations' federal taxable income and loss through October 1, 1998 will be included in such group's consolidated tax return filed by TNC.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Prior to 1997, the Company was included in the consolidated federal and state tax returns of TNC. The settlement of tax provisions or benefits with TNC occurred in the subsequent year after TNC filed its related consolidated tax returns. Income taxes receivable or payable therefore represent amounts due from or to TNC. In 1997, the Company filed a stand-alone consolidated federal tax return. The Company is currently a party to a tax sharing arrangement whereby the Company provides for and pays or receives certain state taxes.

  The components of loss before (benefit) provision for income taxes are as follows:

                                                                       NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                         ----------------------------------------  --------------------------
                             1995          1996          1997          1997          1998
                         ------------  ------------  ------------  ------------  ------------
Domestic................ $    (85,000) $     75,000  $ (1,258,000) $   (687,000) $ (1,608,000)
International...........          --        (16,000)       81,000        52,000      (410,000)
TNC Units Held for
 Transfer...............   (1,766,000)   (1,309,000)   (2,180,000)   (1,600,000)      (13,000)
                         ------------  ------------  ------------  ------------  ------------
                         $ (1,851,000) $ (1,250,000) $ (3,357,000) $ (2,235,000) $ (2,031,000)
                         ============  ============  ============  ============  ============

  The (benefit) provision for income taxes consists of the following:

                                                                       NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                         ----------------------------------------  --------------------------
                             1995          1996          1997          1997          1998
                         ------------  ------------  ------------  ------------  ------------
Current (benefit)
 provision:
  Federal............... $   (453,000) $   (399,000) $    250,000  $    318,000  $    307,000
  Foreign...............          --         (7,000)       40,000        25,000        71,000
  State.................     (425,000)     (466,000)       68,000        21,000       170,000
                         ------------  ------------  ------------  ------------  ------------
                             (878,000)     (872,000)      358,000       364,000       548,000
                         ------------  ------------  ------------  ------------  ------------
Deferred provision
 (benefit):
  Federal...............        5,000       196,000      (458,000)     (462,000)     (365,000)
  Foreign...............          --          2,000        (2,000)       (2,000)      (16,000)
  State.................          --        126,000      (146,000)     (146,000)     (110,000)
                         ------------  ------------  ------------  ------------  ------------
                                5,000       324,000      (606,000)     (610,000)     (491,000)
                         ------------  ------------  ------------  ------------  ------------
Total (benefit) provi-
 sion................... $   (873,000) $   (548,000) $   (248,000) $   (246,000) $     57,000
                         ============  ============  ============  ============  ============

  Differences between the Company's effective income tax rate and the U.S. statutory rate were as follows:

                                         YEAR ENDED       NINE MONTHS ENDED
                                        DECEMBER 31,        SEPTEMBER 30,
                                       -----------------  ------------------
                                       1995  1996  1997     1997      1998
                                       ----  ----  -----  --------  --------
   Statutory federal tax rate......... 35.0% 35.0%  35.0%     35.0%     35.0%
   State taxes, net of federal
    benefit........................... 14.9  17.7    1.5       3.6      (1.9)
   Impact of foreign operations.......  --    --    (2.8)     (3.3)     (9.8)
   Goodwill amortization..............  --   (7.4) (20.7)    (23.4)    (26.1)
   Other.............................. (2.7) (1.5)  (5.6)     (0.9)      --
                                       ----  ----  -----  --------  --------
     Effective rate................... 47.2% 43.8%   7.4%     11.0%     (2.8)%
                                       ====  ====  =====  ========  ========

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  The deferred tax assets and liabilities included in the consolidated financial statements as of the balance sheet dates consist of the following:

                                              DECEMBER 31,
                                          ---------------------  SEPTEMBER 30,
                                             1996       1997         1998
                                          ----------  ---------  -------------
   Current assets (liabilities):
     Accrued compensation................ $    3,000  $  51,000    $ 476,000
     Bad debt reserve....................        --      13,000       72,000
     Lease reserve.......................        --     239,000      151,000
                                          ----------  ---------    ---------
                                               3,000    303,000      699,000
     TNC Units Held for Transfer.........     33,000     16,000       16,000
                                          ----------  ---------    ---------
                                              36,000    319,000      715,000
                                          ----------  ---------    ---------
   Noncurrent (liabilities) assets:
     Accelerated amortization............    (27,000)   108,000      109,000
     Other...............................     (2,000)   (24,000)      70,000
                                          ----------  ---------    ---------
                                             (29,000)    84,000      179,000
     TNC Units Held for Transfer.........   (336,000)  (126,000)    (126,000)
                                          ----------  ---------    ---------
                                            (365,000)   (42,000)      53,000
                                          ----------  ---------    ---------
   Net deferred tax (liabilities) and
    assets............................... $ (329,000) $ 277,000    $ 768,000
                                          ==========  =========    =========

  Management of the Company believes that the deferred tax assets are fully realizable through future operations, therefore no valuation allowance has been provided.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

11. GEOGRAPHIC INFORMATION

  Information about the Company's operations in different geographic regions as of and for the years ended December 31, 1995, 1996 and 1997, and as of and for the nine months ended September 30, 1997 and 1998, is as follows:

                                      DECEMBER 31,                       SEPTEMBER 30,
                         ----------------------------------------  --------------------------
                             1995          1996          1997          1997          1998
                         ------------  ------------  ------------  ------------  ------------
Revenues:
  Domestic.............. $    438,000  $  1,967,000  $ 25,008,000  $ 17,708,000  $ 26,752,000
  International.........          --        126,000       489,000       317,000     3,645,000
                         ------------  ------------  ------------  ------------  ------------
                         $    438,000  $  2,093,000  $ 25,497,000  $ 18,025,000  $ 30,397,000
                         ============  ============  ============  ============  ============
(Loss) income before
 (benefit)
 provision for income
  taxes:
  Domestic.............. $    (85,000) $     75,000  $ (1,258,000) $   (687,000) $ (1,608,000)
  International.........          --        (16,000)       81,000        52,000      (410,000)
  TNC Units Held for
   Transfer.............   (1,766,000)   (1,309,000)   (2,180,000)   (1,600,000)      (13,000)
                         ------------  ------------  ------------  ------------  ------------
                         $ (1,851,000) $ (1,250,000) $ (3,357,000) $ (2,235,000) $ (2,031,000)
                         ============  ============  ============  ============  ============
Net (loss) income:
  Domestic.............. $    (48,000) $     60,000  $ (1,434,000) $   (922,000) $ (1,494,000)
  International.........          --        (11,000)       43,000        29,000      (465,000)
  TNC Units Held for
   Transfer.............     (930,000)     (751,000)   (1,718,000)   (1,096,000)     (129,000)
                         ------------  ------------  ------------  ------------  ------------
                         $   (978,000) $   (702,000) $ (3,109,000) $ (1,989,000) $ (2,088,000)
                         ============  ============  ============  ============  ============
Identifiable assets:
  Domestic..............               $ 44,657,000  $ 49,641,000                $ 57,429,000
  International.........                     74,000     1,810,000                   3,309,000
  TNC Units Held for
   Transfer.............                  9,291,000     7,573,000                   7,444,000
                                       ------------  ------------                ------------
                                       $ 54,022,000  $ 59,024,000                $ 68,182,000
                                       ============  ============                ============

12. ASSETS UNDER CAPITAL LEASES

  Assets under capital leases are included in the consolidated balance sheets as follows:

                                               DECEMBER 31,
                                            -------------------  SEPTEMBER 30,
                                              1996      1997         1998
                                            --------  ---------  -------------
   Computers and software.................. $ 12,000  $ 343,000   $  387,000
   Furniture and other.....................  305,000    779,000    1,152,000
                                            --------  ---------   ----------
                                             317,000  1,122,000    1,539,000
   Less: accumulated depreciation and
    amortization...........................  (81,000)  (272,000)    (491,000)
                                            --------  ---------   ----------
     Total assets under capital leases..... $236,000  $ 850,000   $1,048,000
                                            ========  =========   ==========

  Depreciation on assets under capital leases is included in depreciation expense for all periods presented.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

13. SUPPLEMENTAL CASH FLOW DATA

                                           YEAR ENDED          NINE MONTHS ENDED
                                          DECEMBER 31,           SEPTEMBER 30,
                                    -------------------------- -----------------
                                      1995     1996     1997     1997     1998
                                    --------  ------- -------- -------- --------
   Interest paid................... $    --   $   --  $119,000 $ 79,000 $127,000
   Taxes paid (refunded)........... $(37,000) $15,000 $256,000 $322,000 $689,000

14. BAD DEBT RESERVE

  The bad debt reserve and related activity is as follows:

                                                       WRITE-
                            BALANCE AT PROVISION FOR   OFFS,              BALANCE AT
                            BEGINNING    DOUBTFUL      NET OF               END OF
                            OF PERIOD    ACCOUNTS    RECOVERIES   OTHER     PERIOD
                            ---------- ------------- ----------  -------- ----------
   Year Ended December 31,
    1996...................  $    --     $    --     $     --    $408,000  $408,000
   Year Ended December 31,
    1997...................  $408,000    $517,000    $(489,000)  $ 16,000  $452,000
   Nine Months Ended
    September 30, 1998.....  $452,000    $251,000    $(125,000)  $    --   $578,000

  "Other" represents the bad debt reserve balances acquired in the acquisitions of Modem in 1996 and the PTI Strategic Interactive Marketing Operations in 1997.

15. SUBSEQUENT EVENTS

  On    , 1998, the Company signed a definitive agreement with TNC to purchase the PTI Strategic Interactive Marketing Operations effective October 1, 1998 in exchange for the net assets of the TNC Units Held for Transfer and 809,514 shares of common stock of the Company.

  On November 25, 1998, the Company authorized its management to proceed with an initial public offering of its Class A common stock.

  On December 11, 1998, the Company's Board of Directors approved a proposal to increase the number of shares of Class A common stock reserved for issuance under the TN Technologies, Inc. 1997 Stock Option Plan from 1,140,000 to 3,040,000. Immediately thereafter, the Company granted options to purchase an aggregate of 903,506 shares of its Class A Common Stock with an exercise price of $11.05 per share to employees under such plan.

  On    , the Company's Board of Directors approved an amendment to the
Company's Certificate of Incorporation to provide for the authorization of an aggregate of 39,351,376 shares of Class A common stock and 5,648,624 shares of Class B common stock and a 0.95-for-1 reverse split of both classes the Company's outstanding common stock. Accordingly, all historical share and per-share amounts have been restated to reflect the changes in authorized shares and the reverse stock split.

  The unaudited pro forma consolidated balance sheet at September 30, 1998 reflects certain adjustments related to the Combination, including: (a) the purchase of fixed assets of $1,624,000; (b) the forgiveness of $5,275,000 of intercompany payables; (c) the sale to TNC of the TNC Units Held for Transfer;
(d) the issuance of an aggregate of 809,514 shares of Class B common stock to TNC; and (e) the reclassification of a $6,000,000 note payable to TNC to current liabilities in conjunction with this offering. All of the above transactions have been recorded at historical costs.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To True North Communications Inc.:

  We have audited the accompanying balance sheets of Modem Media Advertising Limited Partnership (a Connecticut limited partnership) as of December 31, 1995 and 1996, and the related statements of income, partners' capital and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Modem Media Advertising Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modem Media Advertising Limited Partnership as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
March 6, 1997

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1995        1996
                                                         ----------  ----------
                        ASSETS
Current Assets:
 Cash..................................................  $  184,000  $2,586,000
 Accounts receivable, net of bad debt reserve of
  $262,000 and $408,000, respectively..................   4,933,000   4,287,000
 Unbilled revenues.....................................     316,000     514,000
 Unbilled charges......................................     759,000     475,000
 Prepaid expenses and other current assets.............      22,000     125,000
                                                         ----------  ----------
 Total current assets..................................   6,214,000   7,987,000
Property and Equipment:
 Leasehold improvements................................      84,000     144,000
 Computers and software................................   1,104,000   1,957,000
 Furniture and other...................................     330,000     576,000
                                                         ----------  ----------
 Total property and equipment..........................   1,518,000   2,677,000
 Less: accumulated depreciation and amortization.......    (312,000)   (998,000)
                                                         ----------  ----------
 Total property and equipment, net.....................   1,206,000   1,679,000
Other Assets...........................................      43,000      33,000
                                                         ----------  ----------
 Total assets..........................................  $7,463,000  $9,699,000
                                                         ==========  ==========
           LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
 Accounts payable......................................  $2,551,000  $1,576,000
 Pre-billed media......................................     211,000   1,343,000
 Advance billings......................................      32,000     965,000
 Deferred revenues.....................................     110,000     161,000
 Current portion of capital lease obligations..........      82,000      76,000
 Accrued compensation..................................     320,000     313,000
 Bank overdrafts.......................................     157,000         --
 Due to partners.......................................         --    1,564,000
 Other current liabilities.............................      52,000     506,000
                                                         ----------  ----------
 Total current liabilities.............................   3,515,000   6,504,000
Noncurrent Liabilities:
 Capital lease obligations, less current portion.......     186,000     193,000
 Other liabilities.....................................         --       26,000
Partners' Capital:
 General partner's interest............................   2,029,000   3,031,000
 Limited partners' interest............................   1,733,000     (55,000)
                                                         ----------  ----------
 Total partners' capital...............................   3,762,000   2,976,000
                                                         ----------  ----------
 Total liabilities and partners' capital...............  $7,463,000  $9,699,000
                                                         ==========  ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

                                   YEAR ENDED
                                  DECEMBER 31,
                             ------------------------
                                1995         1996
                             -----------  -----------
Revenues.................... $11,718,000  $18,102,000
Costs and Expenses:
  Salaries and benefits.....   4,397,000    8,252,000
  Guaranteed payments to
   partners.................     629,000    1,003,000
  Office and general........   2,740,000    5,680,000
  Expense related to
   issuance of partnership
   options..................         --     3,045,000
                             -----------  -----------
    Total operating
     expenses...............   7,766,000   17,980,000
Operating Income............   3,952,000      122,000
  Interest income...........      20,000       44,000
  Interest expense..........     (12,000)     (29,000)
                             -----------  -----------
Net Income.................. $ 3,960,000  $   137,000
                             ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL

                                              GENERAL     LIMITED      TOTAL
                                             PARTNER'S   PARTNERS'   PARTNERS'
                                              INTEREST    INTEREST    CAPITAL
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1994........ $1,051,000  $  276,000  $1,327,000
  Net income................................  2,020,000   1,940,000   3,960,000
  Distributions............................. (1,042,000)   (483,000) (1,525,000)
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1995........  2,029,000   1,733,000   3,762,000
  Net income................................     70,000      67,000     137,000
  Distributions............................. (2,113,000) (1,855,000) (3,968,000)
  Issuance of partnership options...........  3,045,000         --    3,045,000
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1996........ $3,031,000  $  (55,000) $2,976,000
                                             ==========  ==========  ==========



  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
Cash flows from operating activities:
 Net income.......................................... $ 3,960,000  $   137,000
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization......................     253,000      686,000
  Provision for doubtful accounts....................     258,000      394,000
  Expense related to issuance of partnership
   options...........................................         --     3,045,000
  Changes in assets and liabilities:
   Accounts receivable...............................  (4,302,000)     252,000
   Unbilled revenues.................................    (183,000)    (198,000)
   Unbilled charges..................................    (238,000)     284,000
   Prepaid expenses and other current assets.........      (7,000)    (103,000)
   Accounts payable and other current liabilities....   2,498,000     (521,000)
   Pre-billed media..................................     211,000    1,132,000
   Advance billings..................................      32,000      933,000
   Deferred revenues.................................       7,000       51,000
   Accrued compensation..............................         --        (7,000)
   Other, net........................................     (12,000)      36,000
                                                      -----------  -----------
    Net cash provided by operating activities........   2,477,000    6,121,000
Cash flows from investing activities:
 Purchase of property and equipment..................    (894,000)    (952,000)
                                                      -----------  -----------
    Net cash used in investing activities............    (894,000)    (952,000)
Cash flows from financing activities:
 Bank overdrafts.....................................     158,000     (157,000)
 Principal payments made under capital lease
  obligations........................................     (34,000)    (206,000)
 Partners' distributions, net........................  (1,525,000)  (2,404,000)
                                                      -----------  -----------
    Net cash used in financing activities............  (1,401,000)  (2,767,000)
                                                      -----------  -----------
Net increase in cash.................................     182,000    2,402,000
Cash, at beginning of period.........................       2,000      184,000
                                                      -----------  -----------
Cash, at end of period............................... $   184,000  $ 2,586,000
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest............ $    13,000  $    29,000
                                                      ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of business--Modem Media Advertising Limited Partnership ("Modem"), a Connecticut limited partnership, was founded as Interactive Response Media, a Connecticut general partnership, in 1987. In June 1993, Interactive Response Media reorganized as a Connecticut limited partnership and changed its name to Modem Media Advertising Limited Partnership. Modem is a technology-based marketing communications firm that provides interactive marketing solutions to its customers.

  Effective December 31, 1996, True North Communications Inc. ("TNC") acquired a 64% interest in Modem directly from the partners. TNC contributed its ownership in Modem and certain other businesses to its subsidiary, TN Technologies Inc. ("TNTI"), now named Modem Media . Poppe Tyson, Inc. These transactions are further described in Note 3 to the consolidated financial statements of Modem Media . Poppe Tyson, Inc. appearing elsewhere in this registration statement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition--Revenues are recognized as services are rendered. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings. Unbilled charges represent production and other client reimbursable out-of-pocket costs in excess of billings. Revenue is reported net of such reimbursable costs. Pre-billed media represents amounts billed to customers for media placement in advance of the advertisements being placed. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of those incurred. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are determinable.

  Business Concentration--Modem's services have been provided to a limited number of customers located in the United States in a variety of industries. One customer accounted for approximately 78% of Modem's revenues during each of the years ended December 31, 1995 and 1996.

  Property and equipment--Property and equipment are stated at cost and are depreciated, principally using the straight-line method, over their estimated useful lives of three years for computers and software, and five to seven years for furniture and other. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term. Modem reviews its recorded fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any identified impairments.

  Income taxes--Modem is a limited partnership pursuant to the provisions of the Internal Revenue and Connecticut State Tax Codes. Consequently, any federal and state income taxes applicable to Modem's income are payable directly by its partners. Taxable income to the partners, computed on a modified cash basis, was $1,537,000 and $5,105,000 for the years ended December 31, 1995 and 1996, respectively, as compared to pre-tax book income of $3,960,000 and $137,000 for the identical periods.

  Fair value of financial instruments--The carrying value of Modem's current assets and current liabilities approximate their fair values due to the short maturities of these financial instruments.

  Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation. These changes had no impact on previously reported results of operations or partners' capital.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

2. BAD DEBT RESERVE

  Modem's bad debt reserve and related activity is as follows:

                                                         WRITE-
                              BALANCE AT PROVISION FOR   OFFS,     BALANCE AT
                              BEGINNING    DOUBTFUL      NET OF      END OF
                              OF PERIOD    ACCOUNTS    RECOVERIES    PERIOD
                              ---------- ------------- ----------  ----------
   Year Ended December 31,
    1995.....................  $ 21,000    $258,000    $ (17,000)   $262,000
   Year Ended December 31,
    1996.....................  $262,000    $394,000    $(248,000)   $408,000

3. LEASE COMMITMENTS

  Modem leases office space in Westport and Norwalk, Connecticut and equipment under capital and operating leases expiring in various years through 2001. Rent expense related to operating leases totaled $296,000 and $494,000 for the years ended December 31, 1995 and 1996, respectively.

  Minimum future lease payments under noncancelable capital and operating leases with lease terms in excess of one year as of December 31, 1996 are as follows:

                                                            DECEMBER 31, 1996
                                                           --------------------
                                                           CAPITAL   OPERATING
                                                           --------  ----------
   1997................................................... $ 94,000  $  547,000
   1998...................................................   74,000     524,000
   1999...................................................   74,000     500,000
   2000...................................................   55,000     291,000
   2001...................................................    9,000         --
   Thereafter.............................................      --          --
                                                           --------  ----------
                                                            306,000  $1,862,000
                                                                     ==========
     Less: amount representing interest...................  (37,000)
                                                           --------
                                                           $269,000
                                                           ========

  Assets under capital leases are included in the consolidated balance sheets as follows:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
   Computers and software................................... $ 55,000  $ 12,000
   Furniture and other......................................  247,000   263,000
                                                             --------  --------
                                                              302,000   275,000
   Less: accumulated depreciation and amortization..........  (44,000)  (81,000)
                                                             --------  --------
   Total assets under capital leases........................ $258,000  $194,000
                                                             ========  ========

  Modem's obligations under the lease for office space in Westport, Connecticut were guaranteed as of December 31, 1996 by a $160,000 standby letter of credit secured by accounts receivable and other assets. In April 1996, the Company obtained an additional $100,000 standby letter of credit to guarantee certain vendor payables.

  Modem entered into two sublease agreements relative to the Norwalk, Connecticut locations in October 1995 and May 1996. Total revenues to be received in future years pursuant to these sublease agreements, which will offset Modem's obligation, approximate $58,000 at December 31, 1996.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

4. RETIREMENT BENEFIT PLAN

  Since January 1, 1994, Modem has maintained a profit-sharing plan with a 401(k) feature for the benefit of eligible employees. No minimum length of service is required to participate in the plan and employees of the Company are eligible to begin participation on designated quarterly enrollment dates provided that they have reached 21 years of age. Modem made discretionary matching contributions of $60,000 and $74,000 during the years ended December 31, 1995 and 1996, respectively.

5. LINE OF CREDIT

  At December 31, 1996, the Company had a $1,000,000 bank line of credit secured by accounts receivable and other assets. No borrowings were outstanding under such line of credit as of the balance sheet date.

6. TRANSACTIONS WITH PARTNERS

  Partner Compensation--Modem's partners are also employees of Modem and their compensation is included in the accompanying statements of income as "Guaranteed payments to partners." Distributions of Modem's net income to the partners are included in the financial statements as "Distributions."

  Due to Partners--In December 1996, the partners of Modem declared a distribution of $1,564,000, which was paid in cash on January 2, 1997.

7. 1996 OPTION PLAN

  In October 1996, Modem established the Modem Media Advertising Limited Partnership 1996 Option Plan and granted fully vested options to certain employees to purchase interests in Modem. These options resulted in a pre-tax, one-time, non-cash charge against income in the fourth quarter of 1996 of $3,045,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To True North Communications Inc.:

  We have audited the accompanying balance sheets of PTI Strategic Interactive Marketing Operations as of December 31, 1996 and 1997, and the related statements of operations, changes in equity (deficit) and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the management of PTI Strategic Interactive Marketing Operations. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PTI Strategic Interactive Marketing Operations as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
November 16, 1998

                 PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                        ----------------------
                                                          1996        1997
                                                        ---------  -----------
                        ASSETS
Current Assets:
  Cash................................................. $ 332,000  $   147,000
  Accounts receivable, net of bad debt reserve of $0
   and $16,000, respectively...........................   137,000      777,000
  Unbilled charges.....................................       --        46,000
  Prepaid expenses and other current assets............    21,000       60,000
                                                        ---------  -----------
      Total current assets.............................   490,000    1,030,000
Property and Equipment:
  Leasehold improvements...............................       --         7,000
  Furniture, computers and software....................    24,000      693,000
                                                        ---------  -----------
      Total property and equipment.....................    24,000      700,000
  Less: accumulated depreciation and amortization......    (3,000)    (168,000)
                                                        ---------  -----------
      Total property and equipment, net................    21,000      532,000
Other Assets...........................................     5,000        3,000
                                                        ---------  -----------
      Total assets..................................... $ 516,000  $ 1,565,000
                                                        =========  ===========
           LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..................................... $  72,000  $   366,000
  Current portion of capital lease obligations.........       --       139,000
  Accrued liabilities..................................   233,000      608,000
                                                        ---------  -----------
      Total current liabilities........................   305,000    1,113,000
Noncurrent Liabilities:
  Due to Bozell, non-interest bearing..................   724,000    3,346,000
  Capital lease obligations, less current portion......       --       120,000
Equity (Deficit):
  Accumulated deficit..................................  (480,000)  (2,980,000)
  Accumulated other comprehensive income...............   (33,000)     (34,000)
                                                        ---------  -----------
      Total equity (deficit)...........................  (513,000)  (3,014,000)
                                                        ---------  -----------
      Total liabilities and equity (deficit)........... $ 516,000  $ 1,565,000
                                                        =========  ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                 PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS

                            STATEMENTS OF OPERATIONS

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      ----------  ------------
Revenues............................................. $  126,000  $  3,925,000
Costs and Expenses:
  Salaries and benefits..............................    429,000     3,350,000
  Office and general.................................    177,000     3,177,000
                                                      ----------  ------------
    Total costs and expenses.........................    606,000     6,527,000
Operating Loss.......................................   (480,000)   (2,602,000)
Interest Expense, Net................................        --        (46,000)
                                                      ----------  ------------
Loss before Income Taxes.............................   (480,000)   (2,648,000)
Benefit for Income Taxes.............................        --       (148,000)
                                                      ----------  ------------
Net Loss............................................. $ (480,000) $ (2,500,000)
                                                      ==========  ============



  The accompanying notes to financial statements are an integral part of these statements.

                 PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS

                   STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

                                                  ACCUMULATED
                                                     OTHER
                                   ACCUMULATED   COMPREHENSIVE      TOTAL
                                     DEFICIT        INCOME     EQUITY (DEFICIT)
                                   ------------  ------------- ----------------
Balance as of December 31, 1995... $        --     $     --      $        --
Comprehensive income:
Net loss..........................     (480,000)         --          (480,000)
  Foreign currency translation
   adjustment.....................          --       (33,000)         (33,000)
                                                                 ------------
    Total comprehensive income....                                   (513,000)
                                   ------------    ---------     ------------
Balance as of December 31, 1996...     (480,000)     (33,000)        (513,000)
Comprehensive income:
  Net loss........................   (2,500,000)         --        (2,500,000)
  Foreign currency translation
   adjustment.....................          --        (1,000)          (1,000)
                                                                 ------------
    Total comprehensive income....                                 (2,501,000)
                                   ------------    ---------     ------------
Balance as of December 31, 1997... $ (2,980,000)   $ (34,000)    $ (3,014,000)
                                   ============    =========     ============




  The accompanying notes to financial statements are an integral part of these statements.

                 PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS

                            STATEMENTS OF CASH FLOWS

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      ----------  ------------
Cash flows from operating activities:
 Net loss............................................ $ (480,000) $ (2,500,000)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization.....................      3,000       165,000
   Provision for doubtful accounts...................        --         16,000
   Changes in assets and liabilities:
    Accounts receivable..............................   (137,000)     (656,000)
    Unbilled charges.................................        --        (46,000)
    Prepaid expenses and other current assets........    (21,000)      (39,000)
    Accounts payable.................................     72,000       294,000
    Accrued liabilities..............................    233,000       375,000
    Other, net.......................................    (38,000)        1,000
                                                      ----------  ------------
     Net cash used in operating activities...........   (368,000)   (2,390,000)
Cash flows from investing activities:
 Purchase of property and equipment..................    (24,000)     (289,000)
                                                      ----------  ------------
     Net cash used in investing activities...........    (24,000)     (289,000)
Cash flows from financing activities:
 Funding from parent company.........................    724,000     2,622,000
 Principal payments made under capital lease
  obligations........................................        --       (128,000)
                                                      ----------  ------------
     Net cash provided by financing activities.......    724,000     2,494,000
                                                      ----------  ------------
Net increase (decrease) in cash......................    332,000      (185,000)
Cash, at beginning of period.........................        --        332,000
                                                      ----------  ------------
Cash, at end of period............................... $  332,000  $    147,000
                                                      ==========  ============
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest............ $       --  $     46,000
                                                      ==========  ============

  The accompanying notes to financial statements are an integral part of these statements.

                 PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of business--Poppe Tyson, Inc. ("PTI") was formed in December 1985 as a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), which was acquired by True North Communications Inc ("TNC") in December 1997 in a business combination accounted for under the pooling-of-interests method. PTI includes the strategic interactive marketing operations and web site production and maintenance businesses of Bozell.

  The strategic interactive marketing operations of PTI (the "PTI Strategic Interactive Marketing Operations" or the "Company") consist of the PTI's strategic interactive marketing operations in the United Kingdom, Hong Kong and the U.S., and certain fixed assets. The operations in the United Kingdom commenced operations in the fourth quarter of 1996 and the operations in Hong Kong and the United States commenced in 1997.

  Effective October 1, 1998, the PTI Strategic Interactive Marketing Operations were purchased by Modem Media . Poppe Tyson, Inc. ("MMPT"), formerly TN Technologies, Inc. This transaction is further discussed in Notes 1 and 3 to the consolidated financial statements of MMPT appearing elsewhere in this registration statement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition--Revenues are recognized as services are rendered. Unbilled charges represent production and other client reimbursable out-of-pocket costs in excess of billings. Revenue is reported net of such reimbursable costs. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are determinable.

  Business Concentration and Credit Risk--The Company's services have been provided to a limited number of clients in a variety of industries. One customer accounted for approximately 42.4% of the Company's revenues during the year ended December 31, 1997.

  Four customers accounted for the entire accounts receivable balance as of December 31, 1996 and two customers accounted for 34.7% of accounts receivable as of December 31, 1997.

  Property and equipment--Property and equipment are stated at cost and are depreciated, principally using the straight-line method, over their estimated useful lives of three years for computers and software, and five to seven years for furniture and other. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term. The Company reviews its recorded fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any identified impairments.

  Income taxes--The Company and Bozell have certain tax-sharing arrangements as described in Note 4. The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

                 PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS

  Foreign Currency Translation--The Company's financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains (losses) are included in the accompanying statements of operations. Such gains (losses) were immaterial for the years ended December 31, 1996 and 1997.

  Fair value of financial instruments--The carrying value of the Company's current assets and current liabilities approximate their fair values due to the short maturities of these financial instruments.

2. LEASE COMMITMENTS

  The Company leases office space in the United Kingdom and Hong Kong and equipment under capital and operating leases expiring in various years through 2002. Rent expense related to operating leases totaled $35,000 and $231,000 for the years ended December 31, 1996 and 1997, respectively.

  Minimum future lease payments under noncancellable capital and operating leases with lease terms in excess of one year as of December 31, 1997 are as follows:

                                                             CAPITAL   OPERATING
                                                             --------  ---------
   1998..................................................... $185,000  $287,000
   1999.....................................................  143,000   253,000
   2000.....................................................   15,000   125,000
   2001.....................................................      --    125,000
   2002.....................................................      --     32,000
   Thereafter...............................................      --        --
                                                             --------  --------
                                                              343,000  $822,000
                                                                       ========
     Less: amount representing interest.....................  (84,000)
                                                             --------
                                                             $259,000
                                                             ========

  Assets under capital leases are included in the 1997 balance sheet as follows:

   Furniture, computers and software.................................. $387,000
   Less: accumulated depreciation and amortization....................  (55,000)
                                                                       --------
     Total assets under capital leases................................ $332,000
                                                                       ========

3. RELATED PARTY TRANSACTIONS

  Due to Bozell--Amounts remitted to, and borrowed from, Bozell to fund operations are non-interest bearing. Amounts owed to Bozell as of the effective date of the sale of the Company to MMPT (see Note 1) will be contributed to paid-in capital. Accordingly, the balances outstanding as of December 31, 1996 and 1997 have been reflected as noncurrent liabilities in the accompanying balance sheets.

  Parent Company Allocations--Bozell charges each of its operating units for general corporate expenses incurred at the parent company level, including costs to administer certain employee benefit plans; legal, accounting and treasury services; use of office facilities; and other services for certain operations. These charges amounted to approximately $0 and $115,000 for the years ended December 31, 1996 and 1997, respectively, and are included in office and general expenses in the statements of operations.

                 PTI STRATEGIC INTERACTIVE MARKETING OPERATIONS

4. INCOME TAXES

  The Company operates under a tax sharing agreement with its parent, Bozell, and until October 1, 1998, the effective date of the sale of the Company to MMPT will continue to be, for federal income tax purposes, included in Bozell's consolidated returns.

  The components of loss before income taxes are as follows:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------  ------------
   Domestic........................................... $      --   $   (352,000)
   International......................................   (480,000)   (2,296,000)
                                                       ----------  ------------
                                                       $ (480,000) $ (2,648,000)
                                                       ==========  ============

  The benefit for income taxes consists of the following:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------  ------------
   Current benefit:
     Federal.......................................... $      --   $   (110,000)
     Foreign..........................................        --            --
     State............................................        --        (38,000)
                                                       ----------  ------------
   Total benefit...................................... $      --   $   (148,000)
                                                       ==========  ============

  The Company's effective income tax rates and the U.S. statutory rate of 35.0% differ principally because the Company has not recognized tax benefits on the losses of its international operations.

5. SUBSEQUENT EVENTS

  Effective October 1, 1998, the PTI Strategic Interactive Marketing Operations were purchased by MMPT, formerly TN Technologies, Inc. This transaction is further discussed in Notes 1 and 3 to the consolidated financial statements of MMPT appearing elsewhere in this registration statement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Class A common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                     AMOUNT TO
                                                                      BE PAID
                                                                    -----------
   SEC registration fee............................................ $    12,510
   NASD filing fee.................................................       5,000
   Nasdaq National Market listing fee..............................      81,625
   Printing and engraving expenses.................................     450,000
   Legal fees and expenses.........................................     450,000
   Accounting fees and expenses....................................   1,314,000
   Blue Sky qualification fees and expenses........................       5,000
   Transfer agent and registrar fees...............................      10,000
   Miscellaneous fees..............................................     112,000
                                                                    -----------
     Total......................................................... $ 2,440,135
                                                                    ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article Thirteenth of the Registrant's Certificate of Incorporation (Exhibit
3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements (Exhibit 10.8
hereto) with its officers and directors. Reference is also made to Section   of
the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  From the Registrant's inception through November 27, 1998, the Registrant has sold the following securities:

(1) In December 1996, the Registrant issued an aggregate of 2,415,646 shares of its Class A common stock to Gerald M. O'Connell, Douglas C. Ahlers, Robert
    C. Allen, II and Kraft Enterprises LTD, the limited partners of Modem Media Advertising Limited Partnership ("Modem") and Messrs. O'Connell and Ahlers, the stockholders of Modem Media, Inc., the general partner of Modem, in exchange for a portion of their respective limited and general partnership interests in Modem and all of the capital stock of Modem Media Inc.

(2) In December 1996, the Registrant issued 2,662,008 shares of its Class A common stock to True North Communications Inc. ("TNC") in exchange for all of its limited and general partnership interests in Modem.

(3) In December 1996, the Registrant issued 4,839,110 shares of its Class B common stock to TNC in connection with the transfer and assignment to the Registrant of substantially all of the assets and properties of TNC's existing digital marketing communications business (representing 2,177,102 shares of the Registrant's Class A Common Stock) and the exchange of the Registrant's Class A Common Stock held by TNC for Class B Common Stock.

(4) From its inception through November 27, 1998, the Registrant has issued shares of Class A common stock upon the exercise of options as follows:

                               EXERCISE PRICE
            NUMBER OF SHARES     PER SHARE
            ----------------   --------------
                471               $  0.64
              8,489               $ 11.58

  The issuances of the securities described in (1) through (3) above were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of such Act as transactions by an issuer not involving any public offering. All of the securities were acquired by the recipients for investment and with no view toward the resale or distribution thereof. In each instance, the recipient was an employee of the Company or a sophisticated investor, the offer and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of the Securities described in (4) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under such Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   1.1*      Form of Underwriting Agreement.
   3.1(a)+   Certificate of Incorporation of Registrant, as amended.
   3.1(b)+   Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon consummation of the offering.
   3.2(a)+   Bylaws of Registrant, as amended.
   3.2(b)*   Form of Bylaws of Registrant to be effective upon consummation of the offering.
   4.1*      Form of Registrant's Class A common stock certificate.
   5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding legality of the securities being issued.
  10.1(a)*   Form of Administrative Services Agreement between Registrant and
             True North Communications Inc.
  10.1(b)*   Form of Intercompany Credit Agreement between the Registrant and
             True North Communications Inc.
  10.1(c)*   Form of Tax Matters Agreement between the Registrant and True
             North Communications Inc.
  10.2*      Intercompany Demand Note dated November 24, 1998 issued by True
             North Communications Inc. to the Registrant.
  10.3*      Form of Affiliation Agreement between the Registrant and Modem
             Media . Poppe Tyson do Brasil Ltda.
  10.4*      Sublease Modification Agreement between the Registrant and Bozell,
             Jacobs, Kenyon & Eckhardt, Inc., dated August 1, 1998.
  10.5(a)*   Employment Agreement between Registrant and Gerald M. O'Connell, dated as of January 1, 1997.
  10.5(b)*   Employment Agreement between Registrant and Douglas C. Ahlers, dated as of January 1, 1997.
  10.5(c)*   Employment Agreement between Registrant and Robert C. Allen, II, dated as of January 1, 1997.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  10.6(a)+   Covenant Not to Compete or Solicit Business between Registrant and
             Gerald M. O'Connell, dated as of December 31, 1996.
  10.6(b)+   Covenant Not to Compete or Solicit Business between Registrant and
             Douglas C. Ahlers, dated as of December 31, 1996.
  10.6(c)+   Covenant Not to Compete or Solicit Business between Registrant and
             Robert C. Allen, II, dated as of December 31, 1996.
  10.7(a)+   Letter Agreement between Registrant and Steven C. Roberts dated
             December 2, 1996.
  10.7(b)+   Noncompetition, Confidentiality and Proprietary Rights Agreement
             between Steven C. Roberts and the Registrant.
  10.8++     Form of Indemnification Agreement.
  10.9*      1997 Stock Option Plan, as amended.
  10.10*     1999 Employee Stock Purchase Plan.
  21.1++     List of subsidiaries.
  23.1*      Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in Exhibit 5.1).
  23.2       Consent of Arthur Andersen LLP, Independent Public Accountants.
  24.1+      Power of Attorney.
  27.1+      Financial Data Schedule.

--------
  * To be filed by amendment.

  + Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

    Not applicable.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS HAD DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WESTPORT, STATE OF CONNECTICUT, ON THIS 11TH DAY OF JANUARY, 1999.

                                          Modem Media . Poppe Tyson, Inc.

                                          By: /s/    Gerald M. O'Connell
                                              ---------------------------------
                                                    Gerald M. O'Connell
                                                  Chief Executive Officer
                                               (Principal Executive Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

     /s/ Gerald M. O'Connell           Chief Executive Officer     January 11, 1999
______________________________________ and Director
         GERALD M. O'CONNELL           (Principal Executive
                                       Officer)

          Steven C. Roberts*           Chief Financial Officer     January 11, 1999
______________________________________ (Principal Financial and
          STEVEN C. ROBERTS            Accounting Officer)

         Robert C. Allen, II*          Director                    January 11, 1999
______________________________________
         ROBERT C. ALLEN, II

       Donald M. Elliman, Jr.*         Director                    January 11, 1999
______________________________________
        DONALD M. ELLIMAN, JR.

          Donald L. Seeley*            Director                    January 11, 1999
______________________________________
           DONALD L. SEELEY

       Theodore J. Theophilos*         Director                    January 11, 1999
______________________________________
        THEODORE J. THEOPHILOS


*By: /s/ Gerald M. O'Connell
---------------------------------
        GERALD M. O'CONNELL
         Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   1.1*      Form of Underwriting Agreement.
   3.1(a)+   Certificate of Incorporation of Registrant, as amended.
   3.1(b)+   Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon consummation of the offering.
   3.2(a)+   Bylaws of Registrant, as amended.
   3.2(b)*   Form of Bylaws of Registrant to be effective upon consummation of the offering.
   4.1*      Form of Registrant's Class A common stock certificate.
   5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding legality of the securities being issued.
  10.1(a)*   Form of Administrative Services Agreement between Registrant and
             True North Communications Inc.
  10.1(b)*   Form of Intercompany Credit Agreement between the Registrant and
             True North Communications Inc.
  10.1(c)*   Form of Tax Matters Agreement between the Registrant and True
             North Communications Inc.
  10.2*      Intercompany Demand Note dated November 24, 1998 issued by True
             North Communications Inc. to the Registrant.
  10.3*      Form of Affiliation Agreement between the Registrant and Modem
             Media . Poppe Tyson do Brasil Ltda.
  10.4*      Sublease Modification Agreement between the Registrant and Bozell,
             Jacobs, Kenyon & Eckhardt, Inc., dated August 1, 1998.
  10.5(a)*   Employment Agreement between Registrant and Gerald M. O'Connell, dated as of January 1, 1997.
  10.5(b)*   Employment Agreement between Registrant and Douglas C. Ahlers, dated as of January 1, 1997.
  10.5(c)*   Employment Agreement between Registrant and Robert C. Allen, II, dated as of January 1, 1997.
  10.6(a)+   Covenant Not to Compete or Solicit Business between Registrant and
             Gerald M. O'Connell, dated as of December 31, 1996.
  10.6(b)+   Covenant Not to Compete or Solicit Business between Registrant and
             Douglas C. Ahlers, dated as of December 31, 1996.
  10.6(c)+   Covenant Not to Compete or Solicit Business between Registrant and
             Robert C. Allen, II, dated as of December 31, 1996.
  10.7(a)+   Letter Agreement between Registrant and Steven C. Roberts dated
             December 2, 1996.
  10.7(b)+   Noncompetition, Confidentiality and Proprietary Rights Agreement
             between Steven C. Roberts and the Registrant.
  10.8+      Form of Indemnification Agreement.
  10.9*      1997 Stock Option Plan, as amended.
  10.10*     1999 Employee Stock Purchase Plan.
  21.1+      List of subsidiaries.
  23.1*      Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in Exhibit 5.1).
  23.2       Consent of Arthur Andersen LLP, Independent Public Accountants.
  24.1+      Power of Attorney (included on page II-4).
  27.1+      Financial Data Schedule.

--------
*To be filed by amendment.

+Previously filed.